Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
REMITLY GLOBAL, INC.,
a Delaware corporation,
RAMON MERGER SUB LTD.
a company organized under the laws of the State of Israel,
REWIRE (O.S.G) RESEARCH AND DEVELOPMENT LTD.,
a company organized under the laws of the State of Israel, and
FORTIS ADVISORS LLC,
as the Agent

Dated August 15, 2022

5.4	No Prior Merger Sub Operations	65
5.5	Brokers	65
5.6	Exclusivity of Representations and Warranties	65
5.7	Non-Reliance by Parent	65

ARTICLE VI COVENANTS		66

6.1	Conduct of the Business	66
6.2	Confidentiality; Public Announcements	66
6.3	No Solicitation	67
6.4	Reasonable Best Efforts	68
6.5	Corporate and Other Matters	71
6.6	Notice of Changes	72
6.7	Litigation	72
6.8	Access to Information	72
6.9	Employees	73
6.10	Spreadsheet; Closing Balance Sheet	74
6.11	Necessary Actions	75
6.12	Director and Officer Indemnification	75
6.13	Tax Matters	75
6.14	Financial Statements	76
6.15	Release of Claims	76
6.16	Transfer Restrictions	77
6.17	Pre-Closing Actions	77
6.18	Commercial Agreements	77
6.19	Interim Funding	77

ARTICLE VII CONDITIONS PRECEDENT		78

7.1	Conditions Precedent to Obligations of Parent and Merger Sub to the Closing	78
7.2	Conditions Precedent to Obligations of the Company Prior to the Closing	80

ARTICLE VIII TERMINATION		81

8.1	Termination	81
8.2	Effect of Termination	82

ARTICLE IX HOLDBACK FUND AND INDEMNIFICATION		82

9.1	Holdback Fund	82
9.2	Indemnification	83
9.3	Certain Limitations	85
9.4	Fraud	87
9.5	Survival Periods	87
9.6	Claims	87
9.7	Resolution of Claims	88
9.8	Agent	88
9.9	Third-Party Claims	91
9.10	Treatment of Indemnification Payments	91

ARTICLE X MISCELLANEOUS		91

10.1	Expenses	91
10.2	Notices	91
10.3	Severability	92
10.4	Entire Agreement	93
ii

10.5	Assignment; Parties in Interest	93
10.6	Governing Law; Jurisdiction; Waiver of Jury Trial	93
10.7	Interpretation	94
10.8	Counterparts	94
10.9	Amendment	95
10.10	Waiver	95
10.11	Attorney Client Privilege	95
Exhibits

Exhibit A	-	Company Merger Proposal
Exhibit B	-	Merger Sub Merger Proposal
Exhibit C	-	Form of Support Agreement
Exhibit D	-	Form of Spreadsheet
Exhibit E	-	Form of Amended Articles
Exhibit F	-	Form of Option Acknowledgement
Exhibit G	-	Form of Non-Israeli Residence Declaration
Exhibit H	-	Form of Shareholder Resolutions
Exhibit I	-	Form of Meeting Notice
Exhibit J	-	Form of Parachute Payment Waiver
Exhibit K	-	Form of Resignation Letter
Annexes and Schedules

Disclosure Schedule
Annex A	-	Key Employees
Annex B	-	Consenting Shareholders
Annex C	-	Regulatory Approvals
Annex D	-	Key Terms of Commercial Agreements

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2022 (the “Agreement Date”), among Remitly Global, Inc., a Delaware corporation (“Parent”), Ramon Merger Sub Ltd., a company organized under the laws of the State of Israel (the “Merger Sub”), Rewire (O.S.G) Research and Development Ltd., a company organized under the laws of the State of Israel (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Agent (the “Agent”). Capitalized terms used herein are defined in Article I.
RECITALS
A.Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Parent (the “Merger”) in accordance with this Agreement, the Charter and the Israeli Companies Law.
B.The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (i) determined this Agreement and the Merger and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Shareholders, (ii) determined that, considering the financial position of the Company and the Merger Sub, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (iii) approved this Agreement, the Merger and the other Transactions, (iv) approved a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit A (the “Company Merger Proposal”) and (v) determined to recommend that the Shareholders adopt and approve this Agreement, the Merger and the other Transactions (collectively, the “Company Board Approval”).
C.As a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company will, in accordance with the Israeli Companies Law and the Charter, seek the Shareholder Approval adopting the Shareholder Resolutions pursuant to Section 6.4(c).
D.The board of directors of Merger Sub has (i) determined this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Merger Sub and the stockholder of Merger Sub, (ii) determined that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Merger Sub to its creditors, (iii) approved a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit B (the “Merger Sub Merger Proposal”, collectively with the Company Merger Proposal, the “Merger Proposal”) and (iv) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger.
E.The board of directors of Parent has approved and declared advisable this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, and concurrently with the execution and delivery of this Agreement, Parent has executed and delivered the consent of Parent evidencing that Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, including the payment of the Consideration in the form of cash and valid issuance of the Consideration in the form of Parent Shares (the “Parent Written Consent”).

F.Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the employees set forth on Annex A (the “Key Employees”) have executed (i) a letter agreement with Parent confirming the Key Employees' respective post-Closing employment terms, including a confidentiality and invention assignment agreement (the “Offer Letter”), (ii) a vesting agreement with Parent (each, a “Vesting Agreement”) and (iii) a restrictive covenant agreement (each, a “Restrictive Covenant Agreement,” and together with the Offer Letter and Vesting Agreement, the “Key Employee Documents”).
G.Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Shareholders set forth on Annex B (each, a “Consenting Shareholder”) has delivered a support agreement in the form attached hereto as Exhibit C (each, a “Support Agreement”).
H.Concurrently with the execution of this Agreement, the Board has executed the Company Merger Proposal and the board of directors of the Merger Sub has executed the Merger Sub Merger Proposal, in each case, in accordance with Section 316 of the Israeli Companies Law.
I.Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
Now, Therefore, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Defined Terms. For purposes of this Agreement, the following capitalized terms will have the meanings set forth below:
“102 Plan” means Company’s Option Plan in effect, that qualifies as a capital gains route plan under Section 102 of the Income Tax Ordinance, and each qualifying security grant under such plan.
“104H Interim Ruling” means an interim approval confirming, among other matters, that Parent and anyone acting on its behalf will be exempt from Israeli withholding Tax in relation to any payments made with respect to Electing Sellers.
“104H Trustee” means IBI Trust Management, the trustee appointed in accordance with the provisions of Section 104H of the Income Tax Ordinance and the provisions of the 104H Interim Ruling or the 104H Tax Ruling.
“Accredited Investor” means an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
“Acquired Companies” means the Company and its Subsidiaries collectively, and “Acquired Company” means any of the Acquired Companies.
“Acquisition Proposal” means any expression of interest, inquiry, bona fide offer, proposal, plan, agreement, understanding or arrangement involving (a) a merger, consolidation, business combination or similar transaction involving any Acquired Company, (b) the sale, lease, license or other disposition (including by way of merger, consolidation, asset sale, share or equity sale, share or equity exchange, license or any similar transaction, in one or a series of related transactions) of all or a material portion of the assets of any Acquired Company, (c) any joint venture or other strategic investment in or involving any Acquired Company, including any third party financing, investment in or recapitalization of any Acquired Company or (d) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.
“Action” means any private, governmental, or administrative action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit, examination or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person; “control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Aggregate Exercise Price” means, as of the immediately prior to the Effective Time, the sum of the exercise prices of all Qualifying Options.
“AML Laws” mean all Applicable Laws, Orders, executive orders, ordinances, directives, regulations, statutes, case law or treaties concerning or related to terrorism financing or money laundering, including, to the extent applicable to any Acquired Company, the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, the Money Laundering Control Act, 18 U.S.C. §§ 1956 and 1957, the Israeli Prohibition on Money Laundering Law, 2000 (and any regulations and orders promulgated thereunder, including the Israeli Prohibition on Money Laundering (Obligations of Identification, Reporting and Record-Keeping of Financial Asset Services Providers and Credit Services Providers for the Prevention of Money Laundering and the Financing of Terrorism) Order, 2018), and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Body.
“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.
“Applicable Law” means, with respect to any Person, any federal, national, state, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, Permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and any Orders, in each case, applicable to such Person or to any of its assets, properties or businesses, including any applicable AML Laws, Anti-Corruption Law, Licensing Laws, OFAC Laws, unclaimed property laws, and Privacy Laws.
“Audited Balance Sheet” means the consolidated balance sheet included in the Company’s audited financial statements for year ended December 31, 2021.
“Business” means the business of the Acquired Companies as currently conducted and as currently proposed to be conducted.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in Seattle, WA are authorized or required by Applicable Law to be closed; provided that solely with respect to Section 6.4(d) and Section 6.4(e), “Business Day” shall have the meaning set forth in the applicable regulations promulgated under the Israeli Companies Law.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash” means the cash and cash equivalents of the Acquired Companies other than Restricted Cash; it being understood that cash and cash equivalents held by the Foundation shall not be included as Cash.
“Certificate” means a certificate or instrument that immediately prior to the Closing represented issued and outstanding shares of Company Share Capital.
“Change in Control Payments” means any bonus, severance, change-in-control payments or similar payment obligations of the Company that become due or payable in connection with the consummation of the Merger or any of the other transactions or agreements contemplated hereby or by the other Transaction Documents, and including the employer portion of any payroll or employment Taxes incurred in connection with any such bonuses, or other compensatory payments that become due and payable in connection with the Closing.
“Claim” means any claim, demand, complaint, suit, proceeding, arbitration, audit, hearing or investigation (whether formal or informal, civil, criminal, or administrative).
“Closing Date” means the date on which the Closing occurs.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.
“Company Employee Plans” means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (b) each loan to an employee, (c) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, compensation, employment, consulting, termination protection, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (including according to Section 125 of the Code), dependent care (including according to Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (d) all bonus, commissions, royalties, pension (including pension funds, managers’ insurance and/or similar funds, education fund (‘keren hishtalmut’)), profit sharing, savings, severance, retirement, supplemental retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (e) all other fringe or employee benefit plans, programs, agreement (including collective bargaining agreement), program, practice, custom, policy or arrangements and (f) all employment, individual consulting, retention, change of control or executive compensation or severance agreements; in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of the Company or any ERISA Affiliate remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any dependent thereof.
“Company Fundamental Representations” means the representations and warranties made by (a) the Company in Section 3.1 (Organization, Standing, Power and Subsidiaries), Section 3.2 (Authority and Enforceability), Section 3.3(a) (Non-Contravention), Section 3.4 (Capital Structure),

Section 3.6(b) (Absence of Certain Changes), Section 3.12 (Taxes), Section 3.13 (Employee Benefit Plans and Employee Matters) solely as they relate to Taxes, and Section 3.18 (Brokers) and (b) the Company in any certificate delivered to Parent pursuant to this Agreement that are within the scope of those covered by the foregoing Sections.
“Company Material Adverse Effect” means (a) any change, event, condition, fact, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, the Company, is, or would reasonably likely to be or become, a material adverse effect on the business (as currently conducted by the Company), operations, or financial condition of the Company and its Subsidiaries, taken together; except that none of the following Effects (by themselves or when aggregated with any other facts, circumstances, changes or Effects) will be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic conditions in any jurisdiction in which the Company operates, (ii) changes affecting the industry generally in which the Company operates, (iii) any national or international political or social conditions, including the outbreak or escalation of war, hostilities or terrorist activities in any jurisdiction in which the Company operates, (iv) earthquakes, hurricanes, tornadoes, floods, epidemics/pandemics or other natural disasters, including any worsening of any Effects resulting from COVID-19, (v) changes in Applicable Law or GAAP after the Agreement Date, (vi) public announcement or notification of the Transactions, except in each case of clauses (i)-(v) to the extent such changes disproportionately affect the Company as compared to other Persons or businesses that operate in the industry and/or region in which the Company operates, or (b) any Effect that would materially impair or materially delay the Company’s ability to perform its obligations under this Agreement or the other Transaction Documents.
“Company Ordinary Shares” means the ordinary shares of the Company, par value 0.01 New Israeli Shekels per share.
“Company Preferred Shares” means the Company Preferred A Shares, Company Preferred A-1 Shares, Company Preferred A-2 Shares, Company Preferred B Shares and the Company Preferred B-1 Shares.
“Company Preferred A Shares” means the Preferred A Shares of the Company, par value 0.01 New Israeli Shekels per share.
“Company Preferred A-1 Shares” means the Preferred A-1 Shares of the Company, par value 0.01 New Israeli Shekels per share.
“Company Preferred A-2 Shares” means the Preferred A-2 Shares of the Company, par value 0.01 New Israeli Shekels per share.
“Company Preferred B Shares” means the Preferred B Shares of the Company, par value 0.01 New Israeli Shekels per share.
“Company Preferred B-1 Shares” means the Preferred B-1 Shares of the Company, par value 0.01 New Israeli Shekels per share.
“Company Securityholders” means the Shareholders and the Optionholders.
“Company Share Capital” means the issued and outstanding share capital of the Company, including the Company Ordinary Shares and the Company Preferred Shares.

“Consideration” means (a) cash or (b) Parent Shares (including any combination thereof), with each Parent Share being valued at the Parent Stock Price.
“Continuing Employees” means the employees or independent contractors of any Acquired Company who are offered continued employment by an Acquired Company (including the Surviving Company) starting from immediately following the Closing (as directed by the Parent), who execute a welcome letter, an offer letter or an employment agreement and a confidential information and assignment agreement, as applicable and who accept such continued employment or engagement to remain employees or consultant of the Acquired Companies as of immediately after the Effective Time.
“Contract” means any contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, arrangement, or understanding, oral or written.
“Credit Facility” means that certain Credit Line Agreement, dated November 30, 2020, by and between the Company and Bank HaPoalim, as amended.
“Data Processor” means any Person who Processes Company Data on any Acquired Company’s or the Foundation’s behalf.
“Debt” means, with respect to the Acquired Companies, the aggregate (without duplication) amount of the following: (a) all Liabilities of such Person (i) for borrowed money (including all amounts required to pay off and terminate the Credit Facility), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility, credit card line or the like, (iii) evidenced by a bond, note, debenture, letter of credit or similar instrument (including a purchase money obligation), (iv) for the deferred purchase price of property or services (whether or not then due or payable), including any earn-out consideration payable or issuable by the Company under the Imagen Agreement as of or after the Effective Time (for the avoidance of doubt, any portion of such earn-out consideration that has been satisfied by the Company prior to the Effective Time, including by issuance of Shares, shall be excluded), (v) under any capitalized or synthetic leases, (vi) under any financial hedging, swap or similar arrangements, (vii) for all unpaid Pre-Closing Taxes (including any employer payroll taxes for the pre-Closing period and any Taxes that have been deferred pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes), (viii) all Liabilities (whether or not current) for accrued vacation time, (ix) the amount (including any interest accrued thereon) advanced to the Company by Super-Pharm pursuant to the terms set forth in Amendment No.2 and Amendment No.3 to the Super-Pharm Agreement, (x) all long-term payables related to the Section 14 Arrangement and (xi) all obligations secured by any Lien existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed, (b) any Liability described in clause (a) of other Persons to the extent guaranteed by any Acquired Company, or recourse to any Acquired Company or any of its assets, or that is otherwise the legal Liability of any Acquired Company and (c) all Special Wages Amounts as of the Effective Time. Debt includes (without duplication) (x) any and all accrued interest, success fees, prepayment premiums, make whole premiums, balloon payments and change of control payments required or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Debt and (y) any and all amounts of the nature described in clauses (a)(i)-(iii) owed by any Acquired Company to any of its Affiliates including any of its Shareholders. Debt excludes Transaction Expenses.
“Defense Costs” means the costs and expenses incurred by any Indemnified Person in connection with any investigation, defense, settlement or resolution of a Third-Party Claim and the enforcement and protection of its rights under this Agreement in respect thereof, including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs, but excluding any Settlement Amount.

“Embargoed Country” means any country or region that is the subject or target of a comprehensive sanction, export or other trade embargo under the laws of the United States or any other applicable foreign jurisdiction (presently including Cuba, Iran, North Korea, Syria, and the Crimea, Luhansk People’s Republic and Donetsk People’s Republic regions of Ukraine, and within the past five years including Sudan).
“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any Hazardous Materials, each as amended and as now in effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Agent” means IBI Trust Management or another agent mutually agreed between Parent and the Company.
“Financial Partner” means a Person (other than a bank) that holds Cash on behalf of the Company.
“Financial Services License” means any consent, license, authorization, permit, registration or written approval required to be obtained from any Governmental Body (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its assets or properties, including the license held by the Company with DNB and the Extended License to Provide a Service in Financial Asset held by the Company with CMISA or (b) that is required for the operation of the Business or the holding of any such interest, including in order for an entity to provide financial services including (but not limited to), stored value, money transmission or other payment services.
“Foundation” means the Stichting Rewire Foundation, a foundation organized under the laws of the Netherlands, whose corporate seat is at Amsterdam, the Netherlands (with trade register number 74110349).
“Fraud” means actual, intentional fraud as defined under Delaware law.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Government Official” means (a) any official, employee, agent or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body, (b) any political party, political party official or candidate for political office, (c) any official, employee, agent or Representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Body or (d) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Body” means (a) any federal, provincial, state, local, municipal, regional, territorial or other, government, governmental or public department or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, or entity to whom a Governmental Body has assigned or delegated any authority or oversight responsibilities, including, the DNB, the CMISA, any data protection supervisory authority and the IIA and (b) any quasi-governmental or private body exercising any regulatory, expropriation or Tax authority under or for the account of any of them, and any subdivision of any of them, including the IIA and any other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli government or any other government.
“Hazardous Materials” means any petroleum products or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde, toxic mold or fungi, or polychlorinated biphenyls, pesticides, pollutants, contaminants, noise or radiation, and any other chemicals, substances, waste, or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious, or dangerous under applicable Environmental, Health and Safety Requirements or for which Liability or standards of conduct may be imposed pursuant to any Environmental, Health and Safety Requirements.
“Holdback Amount” means $12,000,000.
“IIA” means the Israel Innovation Authority, formerly operating as the Office of Chief Scientist of the Israeli Ministry of Economy and Industry of the State of Israel.
“Imagen Agreement” means that certain Asset Purchase Agreement, dated as of June 12, 2022, by and among the Company, Imagen Cards Ltd. and certain other parties thereto.
“Income Tax Ordinance” means the Israel Income Tax Ordinance (New Version) 5721-1961, as amended, and the rules and regulations promulgated thereunder.
“Indemnifying Holder” means each Person who holds a Share or Qualifying Option immediately prior to the Closing.
“Israeli Companies Law” means the Israeli Companies Law, 1999.
“ITA” means the Israeli Tax Authority.
“Knowledge” or “knowledge” means, with respect to the Company, the actual knowledge of each Key Employee; provided that any such person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained through reasonable inquiry, including reasonable inquiry of such person’s direct subordinates or reports.
“Leakage” means all of the following (without duplication) to the extent occurring in or attributable to the period commencing on the Original Closing Date and ending at the Effective Time: (i) all fees, costs, expenses, payments, expenditure and other amounts payable or paid to or on behalf of any Company Securityholder and their Affiliates (“Seller Parties”) by an Acquired Company (including any dividends, redemptions, repurchases or other direct or indirect distributions, whether in cash or in kind), (ii) all Liabilities arising from or relating to any commitments by an Acquired Company to a Seller Party with respect to the Liabilities described in the preceding clause (i), or to a third party that are less favorable to the Acquired Companies than those that could be achieved on arms-length terms and (iii) all actions taken by an Acquired Company that would cause the representations and warranties in Section 3.6(b) to be inaccurate as of the Effective Time; provided that Leakage will not include ordinary course compensation paid to employees and consultants of any Acquired Company that are consistent with the compensation levels as of the Agreement Date.
“Lease Agreement” means that certain Lease agreement between Levinstein Properties Ltd. and the Company, dated December 13, 2018 and addendum dated August 17, 2020.
“Liability” means any and all debts, liabilities, Taxes, penalties, expenses, and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.
“Licensing Laws” means all Applicable Laws that may be enforced by any Governmental Body relating to licensing or registration in connection with lending, loan brokering or servicing, debt collections or the sale or issuance of credit cards, virtual cards, checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, the transmission of funds by electronic or other means, the sale or issuance of stored value cards or devices, and/or Financial Services Licenses.
“Lien” means liens, mortgages, pledges, deeds of trust, security interests, charges, easements, covenants, restrictions and other adverse Claims or interests of any kind.
“Liquidation Preference” means the sum of (a) each Company Preferred B Shares outstanding immediately prior to the Closing multiplied by $12.72991, plus (b) each Company Preferred B-1 Share outstanding immediately prior to the Closing multiplied by $10.18393, plus (c) each Company Preferred A-1 Share outstanding immediately prior to the Closing multiplied by $6.8404, plus (d) each Company Preferred A-2 Share outstanding immediately prior to the Closing multiplied by $3.9638, if the Per Participating Share Price is equal to or less than $3.9638.
“Loan” or “Loans” means any Debt that is or has ever been extended, sold, originated or transferred by the Company to third parties, regardless of any subsequent disposition by such third parties of such Debt.
“Made Available” means, with respect to any information, document or other material, that such information, document or material was made available for review in the virtual data room established by the Company in connection with this Agreement at least two Business Days prior to the Agreement Date.
“Moneta Investor” means each of Moneta Seeds L.P., Moneta Capital L.P., Moneta Capital (Delaware) L.P. and AMGH Synergia 2014 Ltd., and collectively, the “Moneta Investors”.
“Moneta Options” means the Options issued to AMGH Synergia 2014 Ltd. pursuant to that certain Option Agreement, dated as of November 30, 2016, by and between the Company and AMGH Synergia 2014 Ltd.
“Net Debt” means an amount equal to (a) all unpaid Debt as of the Effective Time minus (b) all Cash as of the Effective Time, it being understood and agreed that “Net Debt” cannot exceed $0 (even if the amount in Cash as of the Effective Time exceeds the amount of all unpaid Debt as of the Effective Time).
“Non-US Person” means a Person who is not a “U.S. person” as defined under Rule 902 of Regulation S promulgated under the Securities Act.

“OFAC Laws” means all Applicable Laws (a) administered and enforced in whole or in part by the Office of Foreign Assets Control of the United States Department of the Treasury or (b) otherwise relating to the enforcement of economic and trade sanctions based on United States foreign policy and national security goals, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.); the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.); the Antiterrorism and Effective Death Penalty Act (8 U.S.C. §1189 et seq.); and the United Nations Participation Act (22 U.S.C. §287c et seq.).
“Option” means any option to purchase Company Ordinary Shares or portion thereof, whether vested or unvested.
“Option Plan” means the Company’s 2016 Share Option Plan as amended in 2019, and as may be amended from time to time.
“Optionholders” means the holders of Options.
“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, extension orders (‘tzavei harchava’), or other order.
“Parent Entity” means any of Parent, an Affiliate of Parent that is not an individual (including the Surviving Company), a successor of Parent, or another Person designated by one of the foregoing.
“Parent Equity Plans” means, collectively, the 2011 Equity Incentive Plan and the 2021 Equity Incentive Plan of Parent.
“Parent Material Adverse Effect” means any Effect that would prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
“Parent Shares” means shares of Parent’s Common Stock, $0.0001 par value per share.
“Parent Stock Price” means $11.99.
“Participating Consideration” means (a) the Purchase Price minus (b) the Liquidation Preference.
“Participating Shares” means issued and outstanding Shares (other than Company Preferred B Shares, Company Preferred B-1 Shares, Company Preferred A-1 Shares and Company Preferred A-2 Shares) as of immediately prior to the Effective Time.
“Participating Share Number” means the aggregate number of all (a) Participating Shares, (b) the issued and outstanding Company Preferred A-2 Shares, if the Per Participating Share Price is greater than $3.9638 and (b) shares of Company Share Capital issuable upon the exercise of all Qualifying Options, in each case as of immediately prior to the Effective Time.
“Per Participating Share Price” means (a) the Participating Consideration divided by (b) the Participating Share Number.

“Permit” means any governmental consent, license, permit, grant, registration or other authorization of a Governmental Body, including any Financial Services License.
“Permitted Liens” means (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) statutory Liens for Taxes (i) not yet due and payable or (ii) being contested through appropriate proceedings and for which adequate reserves are reflected on the Financial Statements in accordance with GAAP, (c) statutory Liens securing indebtedness owed by the Company that is in the aggregate less than $10,000, which was incurred in the ordinary course of business and is not yet due and payable, and (d) Liens set forth on Schedule 1.1 of the Disclosure Schedule.
“Person” means any individual, entity or Governmental Body.
“Personal Data” means any information relating to or capable of being associated, directly or indirectly, with an identified or identifiable natural person, device or household, including a name, email address, phone number, password, photos, language, an identification number, unique personal identifier, biometric information, gender, nationality, date of birth, issued bank details (IBAN/PAN), financial information, credit card numbers, pin codes, financial account numbers, passwords, probabilistic identifier, location data, transaction information (including recipients), or other purchasing or consuming histories or tendencies, professional, educational or employment related information, inferences drawn from personal information and used to create a profile, Internet or other electronic network activity information, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information, sensitive data, special categories of personal data or personal information under Applicable Law, including Sensitive Personal Data and Tracking Data.
“Pre-Closing Taxes” means any (a) Taxes of the Acquired Companies for a Taxable period (or portion thereof) ending on or prior to the Closing Date (and, for the avoidance of doubt, will include any such Taxes that were deferred pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes) and (b) any Taxes of any other Person for which the Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date. For clarity, Pre-Closing Taxes includes any payroll Taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date and includes any amounts required to be repaid by the Acquired Companies with respect to refundable Tax credits received by the Acquired Companies prior to the Closing Date. In the case of any Taxes of the Acquired Companies that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes will (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date will be taken into account as though the relevant Taxable period ended on the Closing Date.
“Privacy Laws” means each Applicable Law applicable to Personal Data, including, to the extent applicable, the New York Identity Theft Protection and Mitigation Services Act, Gramm Leach Bliley Act, Fair Credit Reporting Act, Cloud Controls Matric Cloud Security Alliance, the Payment Card

Industry Data Security Standards, the Telephone Consumer Protection Act, the California Consumer Privacy Act, California Privacy Rights Act, United States state data breach notification laws, Rhode Island Identity Theft Protection Act of 2015, Utah Protection of Personal Information Act, New York State Department of Financial Services’ Cybersecurity Law, Massachusetts Data Security Law, Utah Cybersecurity Affirmative Defense Act, New York Stop Hacks and Improve Electronic Data Security Act, The Protection of Privacy Law, 1981, the General Data Protection Regulation (EU) 2016/679 (“GDPR”), the UK Database Protection Act, the Israeli Protection of Privacy Law, 5741-1981 and the regulations promulgated thereunder, and all amendments thereto, including Amendment No. 14, The Protection of Privacy Regulations (Data Security), 2017, The Protection of Privacy Regulations (Transfer of Information to Databases outside the State’s Boundaries, 2001), guidelines published by the Israeli Protection of Privacy Authority (PPA), the Criminal Data and Rehabilitation of Offenders Law, 2019, and direct marketing and advertising, profiling and tracking, targeting, e-mail, messaging and/or telemarketing, biometric, accessibility and other Applicable Laws, guidance issued by a Governmental Body that pertains to any Applicable Law, and applicable industry self-regulatory principles that are binding on any Acquired Company.
“Pro Rata Share” means, with respect to each Indemnifying Holder, a fraction, expressed as a percentage, the numerator of which is the value of the Consideration such Indemnifying Holder is entitled to receive pursuant to Section 2.2 in respect of such Indemnifying Holder’s Shares and Qualifying Options, and the denominator of which is the aggregate amount all Indemnifying Holders are entitled to receive pursuant to Section 2.2 in respect of their Shares and Qualifying Options.
“Process,” “Processed” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Purchase Price” means, subject to Section 2.1(a), (a) $80,000,000, plus (b) the Aggregate Exercise Price, less (c) the Working Capital Shortfall (if any), less (d) all Net Debt as of the Effective Time, less (e) all unpaid Transaction Expenses as of the Effective Time and less (f) all Leakage, in each case of (c)-(f), without duplication.
“Qualifying Options” means each option to purchase shares of Company Share Capital with a per share exercise price that is lower than the Per Participating Share Price that is outstanding and vested as of immediately prior to the Closing.
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Restricted Cash” means restricted cash as defined by GAAP; provided that (i) cash held as collateral under the Credit Facility will not be deemed to be Restricted Cash so long as such cash would not otherwise be considered restricted cash under GAAP upon the payoff and termination of the Credit Facility and (ii) cash held as collateral securing the Company’s obligations under the Lease Agreement will not be deemed to be Restricted Cash if, prior to the Closing, the Company delivers to Parent a written acknowledgment in form reasonably satisfactory to Parent duly executed by the landlord under the Lease Agreement that such cash will be released in full and without reduction prior to or at the termination of the Lease Agreement.
“Restricted Person” means any Person (a) that is the subject or target of any Sanctions, (b) identified on a prohibited party list including, the Specially Designated Nationals and Blocked Persons List,

the Sectoral Sanctions Identifications List, the Entity List, the Denied Persons List, the Military End User List, the Unverified List, or any other governmental list the effect of which is to prohibit transactions under applicable sanctions, export control, import, or other trade laws (c) operating, organized or resident in an Embargoed Country, (d) with which any party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions or (e) 50% or greater owned or controlled, directly or indirectly, by any such Person or Persons described in the foregoing clauses (a)-(d).
“Sanctions” means any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom or (e) any other relevant Governmental Body.
“SEC” means the United States Securities and Exchange Commission.
“Section 102 Options” means Options granted under the Option Plans and subject to tax benefits under Section 102(b)(2) of the Income Tax Ordinance.
“Section 102 Securities” means Section 102 Shares and Section 102 Options.
“Section 102 Shares” means Company Ordinary Shares issued pursuant to the exercise of Section 102 Options and deposited with the Section 102 Trustee.
“Section 102 Trustee” means IBI Trust Management, acting as the trustee appointed by the Company in accordance with the provisions of the Income Tax Ordinance and approved by the ITA to hold Section 102 Securities granted under any Option Plan.
“Section 3(i) Options” means Options granted and subject to tax under Section 3(i) of the Income Tax Ordinance.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Non-U.S. Political Figure” means (a) a senior official in the executive, legislative, administrative, military, or judicial branches of a non-U.S. government (whether elected or not), (b) a senior official of a major non-U.S. political party, (c) a senior executive of a non-U.S. government-owned corporation or (d) any corporation, business, or other entity that has been formed by, or for the benefit of, any individual described in clauses (a), (b) or (c) of this definition.
“Sensitive Personal Data” means in addition to any definition of “sensitive personal data” and any similar term provided by Applicable Laws, (e.g., sensitive personal information), and by the Company policies, notices and Contracts, all data revealing racial or ethnic origin, political opinions, social security number, biometric data, financial information, religious or philosophical beliefs, trade-union membership, genetic data, biometric data, data Processed solely to identify a human being, health related data, criminal convictions and offenses, and data concerning a person’s sex life, gender orientation or sexual orientation.
“Shareholders” means (a) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Share Capital outstanding as of such time and (b) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Share Capital outstanding as of immediately prior to the Effective Time.
“Shares” means all shares of the Company Share Capital.
“Special Indemnifying Holder” means each Person who holds a Special Indemnifying Security immediately prior to the Closing.
“Special Indemnifying Security” means (a) a Participating Share, (b) a Company Preferred A-2 Share, only if the Per Participating Share Price is greater than $3.9638 or (c) a Qualifying Option.
“Special Pro Rata Share” means with respect to each Special Indemnifying Holder, a fraction, expressed as a percentage, the numerator of which is the value of the Consideration such Special Indemnifying Holder is entitled to receive pursuant to Section 2.2 in respect of such Special Indemnifying Holder’s Special Indemnifying Securities, and the denominator of which is the aggregate amount all Special Indemnifying Holders are entitled to receive pursuant to Section 2.2 in respect of their Special Indemnifying Securities.
“Special Wages Amount” means, without duplication, (a) (i) the maximum amount arising from any performance-based compensation arrangement entered into prior to the Closing Date (including under any commission plans or policies) which is unpaid and in effect as of the Effective Time and for which amounts may become due or owing following the Effective Time in respect of performance or achievements occurring on or prior to the Effective Time and (ii) any costs to terminate such performance-based compensation arrangements as of the Effective Time, (b) any entitlements (including vacation) or costs for service providers that may become payable as of the Effective Time or upon a termination of employment or consulting services prior to or as of the Effective Time, or any costs relating to any notice provision in any offer letter or consulting agreement and the termination costs of such agreements, (c) any amounts arising out of or relating to the Change in Control Payments, and (d) without duplication of any amount otherwise described in the definition of “Working Capital Liabilities” or the definition of “Transaction Expenses,” the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the foregoing clauses (a), (b) and (c) or any other payment required pursuant to, or arising as a result of, this Agreement or the transactions contemplated by this Agreement, whether or not such liabilities for Taxes would be then due and payable, but in each case which directly relate to services provided prior to Effective Time.
“Spreadsheet” means a Microsoft Excel spreadsheet in form and substance reasonably satisfactory to Parent and substantially in the form of Exhibit D attached hereto, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time:
(a)    (i) the name, identification number, address, and email address (to the extent available) of each Shareholder and Optionholder, (ii) certificate numbers, and the number of shares of Company Share Capital (by class of Company Share Capital) and Options held by such Shareholder or Optionholder, including the number of any such shares of Company Share Capital that were acquired via exercise of an “incentive stock option” (within the meaning of Section 422 of the Code), whether any Share is a Section 102 Share, the date of deposit of Board’s resolution pertaining grant of Section 102 Options, date of deposit of fully executed grant agreements, the number of any such shares of Company Share Capital that were not then vested, however accelerated and acquired via an “early exercise”, the Tax status of each Option under Section 422 of the Code, Section 3(i) of the Income Tax Ordinance and/or the specific tax rulings or decisions pertaining Section 102 of the Income Tax Ordinance, as applicable, as well as each exercise price, grant date, vesting period, acceleration terms and date of exercise as to each of the foregoing (if applicable) and (iii) the tax basis for each security;
(b)    for each Shareholder and holder of Qualifying Options (including the Moneta Options), a calculation of the total amount of Consideration, the amount of Consideration payable in the form of cash and the amount of Consideration issuable in the form of Parent Shares (including the number thereof) payable or issuable to such Shareholder or Optionholder pursuant to Section 2.2 and Section 2.3 (i) upon the Closing and (ii) upon the release of the Holdback Fund, the Special Holdback Fund (if any) and the Expense Fund (assuming for this purpose that 100% of the Holdback Amount, the Special Holdback Amount and the Expense Fund Amount will be distributed to the Indemnifying Holders pursuant to Article IX);
(c)    for each Key Employee, a calculation of the Parent Shares subject to vesting requirements pursuant to a Vesting Agreement and the vesting schedule applicable thereto (including the number of Parent Shares issuable on each vesting date and the dollar value thereof);
(d)    for each Indemnifying Holder, a calculation of such Indemnifying Holder’s Pro Rata Share and for each Special Indemnifying Holder, a calculation of such Special Indemnifying Holder’s Special Pro Rata Share;
(e)    a balance sheet as of the Closing Date, in United States dollars, prepared in accordance with GAAP in a manner consisted with the Audited Balance Sheet (the “Closing Balance Sheet”);
(f)    the calculation of the Working Capital Amount, Working Capital Target and Working Capital Shortfall, an itemized list of each element of the Working Capital Assets and an itemized list of each element of the Working Capital Liabilities;
(g)    an itemized list of all outstanding Debt as of the Effective Time with a description of the nature of such Debt and the Person(s) to whom such Debt is owed;
(h)    an itemized list of Cash and Restricted Cash as of the Effective Time (including the account information related thereto and the cash balances held in each such account) and a calculation of Net Debt as of the Effective Time;
(i)    an itemized list of any Transaction Expenses that will be unpaid as of the Effective Time and the Person(s) to whom such Transaction Expenses are owed;
(j)    calculations of the Purchase Price, Liquidation Preference, Participating Consideration, Participating Share Number and Per Participating Share Price (including each component of such calculations);
(k)    other information reasonably requested by Parent and/or the Exchange Agent; and
(l)    a funds flow memorandum with true, correct and complete wire information.
“Subsidiary” means, with respect to any Person, any other corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries, (a) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint, or designate directors constituting a majority of the members of such Person’s board of directors or equivalent governing body.
“Super-Pharm Agreement” means that certain Agreement, dated November 12, 2017, by and between the Company and Super-Pharm (Israel) Ltd., as amended.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, capital gain, profits, license, registration, withholding, payroll, social security (Bituach Leumi) (or equivalent), national health insurance (Bituach Briyut) (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat, unclaimed property, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, indexation or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Forms” means a properly completed Form W-8 or Form W-9, as applicable, and any similar form required for Parent to pay or issue any Consideration to any Person entitled to receive Consideration pursuant to Article II.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.
“Third-Party Claim” means a claim asserted by a third party against an Indemnified Person that contains allegations and/or claims that, if true as alleged or claimed, would require the Indemnifying Holders to indemnify an Indemnified Person pursuant to clauses (i)-(xi) of Section 9.2(a).
“Tracking Data” means (a) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (c) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.
“Trade Controls” means all applicable sanctions laws and implementing regulations, import laws and implementing regulations, and any other similar laws and regulations relating to export controls, import requirements and economic and trade sanctions maintained by all applicable jurisdictions.
“Transaction Documents” means, collectively, this Agreement and each other certificate or agreement to be entered into or furnished by either party to another in connection with the Transactions.
“Transaction Expenses” means (in each case plus any applicable VAT) all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with this Agreement and the Transactions, whether or not incurred, billed or accrued, including (a) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (b) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (c) all bonuses or other compensatory amounts owed by the Company to the Company’s directors, employees and/or consultants in connection with the Transactions that are unpaid as of the Effective Time (including the employer-portion of any payroll taxes payable thereon), (d) any fees of the Agent, (e) the portion of the DNB Filing Fees payable by the Company pursuant to Section 6.4, (f) the D&O Tail premium and (g) all costs and expenses incurred to obtain any consents to the Transactions from any third party; provided that Leakage shall exclude any compensation or benefits paid or payable to an employee or consultant of an Acquired Company pursuant to agreements Made Available to Parent, and excluding (x) all Debt, (y) any fees to the Exchange Agent and (z) all severance obligations owed to Terminated Employees (including the employer-portion of any payroll taxes payable thereon).
“Valid Tax Certificate” means a valid certification or ruling issued by the ITA that is applicable to the payments to be made or Shares to be issued to any person pursuant to this Agreement, in form and substance reasonably acceptable to the Exchange Agent and Parent, in accordance with Applicable Law and practice (which, for the avoidance of doubt, with respect to Specified Payees includes the Parent’s opportunity to review, comment and approve the application to the ITA for the issuance of such certificate, to the extent such application is so filed in connection with this Agreement, which approval will not be unreasonably withheld or delayed), issued specifically in connection with the payments and deliverables to be received by such person pursuant to this Agreement: (a) exempting the Exchange Agent from the duty to withhold Israeli Tax with respect to a payment made under this Agreement, (b) determining the applicable rate of Israeli Tax to be withheld from such payment or (c) providing any other instructions regarding the payment or withholding with respect to such payment. It is agreed that a Valid Tax Certificate shall include a valid general certificate of exemption from withholding for services and assets issued pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, and is deemed satisfactory for purposes of any payment made pursuant to this Agreement, except with respect to any of the following specified payments: (i) payments made via transfer of funds to a Person outside of Israel, (ii) payments which are not in cash, (iii) payments made to any Key Employee or (iv) payment made for options, shares or any securities which are a result of exercise of options, or of any convertible instrument (including payment made to Simple Agreement for Future Equity holders), or which were subject at any time to Section 102 and/or Section 3(i) of the Income Tax Ordinance (clauses (i)-(iv) hereinafter “Specified Payees”).
“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.
“Warrant” means any warrant to purchase shares of Company Share Capital.
“Working Capital Amount” means (a) the Working Capital Assets less (b) the Working Capital Liabilities, in each case, as of the Effective Time.
“Working Capital Assets” means the current assets of the Company as of the Effective Time, determined in accordance with GAAP; provided that Working Capital Assets will exclude (i) any Cash taken into account in the calculation of Net Debt and (ii) any Restricted Cash.
“Working Capital Liabilities” means the current liabilities of the Company as of the Effective Time, determined in accordance with GAAP; provided that the Working Capital Liabilities will not include any (a) Transaction Expenses or (b) Debt.

“Working Capital Shortfall” means the amount by which the Working Capital Target on the Closing Date exceeds the Working Capital Amount, if at all. For the avoidance of doubt, Working Capital Shortfall shall be deemed to be zero if the Working Capital Amount exceeds the Working Capital Target as of the Closing Date.
“Working Capital Target” means the amount set forth on the table below under the heading “Target” that corresponds to each date set forth under the heading “Month End”; provided that if the Original Closing Date is in between two successive dates set forth under the heading “Month End”, then the Working Capital Target shall be determined by linear interpolation between the two numbers under the heading “Target” corresponding to such two successive dates based on the number of days between such two dates, rounded down to the nearest cent (so that, for example, if the Original Closing Date is November 15, 2022, the Working Capital Target will be $2,840,000).

Month End	Target
August 31, 2022	$4,360,000
September 30, 2022	$4,120,000
October 31, 2022	$3,250,000
November 30, 2022	$2,430,000
December 31, 2022	$1,630,000
January 31, 2023	$800,000
February 28, 2023	$0.00
1.2    Table of Definitions. The following terms have the meanings set forth in the Sections below:

102 and 3(i) Consideration	2.4(a)
104H Tax Ruling	2.7(h)
280G Shareholder Approval	6.9(d)
Advisory Group	9.8(b)
Agent	Preamble
Agent Engagement Agreement	9.8(b)
Agent Expenses	9.8(b)
Agent Group	9.8(b)
Agreement	Preamble
Agreement Date	Preamble
Amended Articles	2.1(c)(iv)
Antitrust Restraint	6.4(h)
Applications	6.4(j)
Author	3.11(g)
Balance Sheet	3.5(a)
Balance Sheet Date	3.5(a)
Basket	9.3(a)(i)
Board	Recitals
Certificate	2.1(c)(iv)
Certificate of Merger	2.1(b)(i)
Charter	3.3(a)
Claim Certificate	9.6(b)
Claims	6.15(b)

Claims Period	9.6(a)
Closing	2.1(a)
Closing Consideration	2.4(a)
CMISA	6.4(j)
CMISA Applications	6.4(j)
Companies Registrar	2.1(b)(i)
Company	Preamble
Company Board Approval	Recitals
Company Communications	10.11
Company Data	3.11(a)(i)
Company Data Agreement	3.11(a)(ii)
Company Databases	3.11(p)(iii)
Company Indemnification Provisions	6.12(a)
Company Indemnified Parties	6.12(a)
Company Intellectual Property	3.11(a)(iii)
Company Intellectual Property Agreements	3.11(a)(iv)
Company Merger Proposal	Recitals
Company Privacy Policies	3.11(a)(viii)
Company Privilege	10.11
Company Products	3.11(a)(ix)
Company Registered Intellectual Property	3.11(a)(x)

Company Source Code	3.11(a)(xi)
Company Websites	3.11(a)(xii)
Company-Licensed Data	3.11(a)(v)
Company-Owned Data	3.11(a)(vi)
Company-Owned Intellectual Property	3.11(a)(vii)
Confidential Information	3.11(i)
Confidentiality Agreement	6.2(a)
Consenting Shareholder	Recitals
Credit Facility Instruction	7.1(m)(v)
Customer	3.21(a)
D&O Tail	6.12(b)
Delaware Courts	10.6(a)
Designated Employees	6.9(a)
Disclosure Schedule	Article III
Disputed Amount	9.1(b)
DNB	6.4(i)
DNB Applications	6.4(i)
DNB Filing Fees	6.4(i)
Effective Time	2.1(b)(i)
Electing Seller	2.7(h)
E-Money Directive	3.17(a)(v)
Employee RSUs	6.9(e)
Enforceability Exceptions	3.2(b)
Expense Fund	9.8(d)
Expense Fund Amount	9.8(d)
Expense Fund Distribution	2.4(b)
Financial Statements	3.5(a)
FMSA	3.13(g)
General Meeting	6.4(c)
General Representation Breach	9.2(a)(i)
Government Involvement	3.11(e)
Holdback Distribution	2.4(b)
Holdback Fund	9.1(a)
Holdback Release Date	9.1(a)
ICT Infrastructure	3.11(a)(xiii)
Indemnifiable Damages	9.2(a)
Indemnifiable Matter	9.2(a)
Indemnified Person	9.2(a)
Intellectual Property	3.11(a)(xiv)
Intellectual Property Rights	3.11(a)(xv)
Interim Options Tax Ruling	6.5(b)
Key Employee Documents	Recitals
Key Employee Shares	2.3(a)(ii)
Key Employees	Recitals
Letter of Transmittal	2.4(c)
Material Contracts	3.17(a)
Meeting Notice	6.4(c)

Merger	Recitals
Merger Proposal	Recitals
Merger Proposal Filing Date	6.4(d)
Merger Sub	Preamble
Merger Sub Merger Proposal	Recitals
Merger Sub Ordinary Shares	2.1(c)(iv)
New Litigation Claim	6.7
Offer Letter	Recitals
Open Source Materials	3.11(a)(xvi)
Option Acknowledgement	2.4(a)
Options Tax Ruling	6.5(b)
Original Closing Date	2.1(a)
Parachute Payment Waiver	6.9(d)
Parent	Preamble
Parent Closing Election	2.1(a)
Parent Written Consent	Recitals
Payor	2.7(a)
Pending Litigation	9.1(c)
Per Claim Threshold	9.3(a)(ii)
Permitted Transfer	6.16
Pre-Closing Period	Article VI
Proprietary Information and Technology	3.11(a)(xvii)
R&D Sponsor	3.11(a)(xviii)
Released Parties	6.15(a)
Releasing Party	6.15
Restrictive Covenant Agreement	Recitals
Sales Taxes	3.12(e)
Section 14 Arrangement	3.13(k)
Section 280G Payments	6.9(d)
Settlement Amount	9.9(b)
Share	2.1(c)(iv)
Shareholder Approval	3.2(c)
Shareholder Resolutions	6.4(c)
Significant Supplier	3.21(b)
Special Holdback Amount	9.1(c)
Special Holdback Distribution	2.4(b)
Special Holdback Fund	9.1(c)
Support Agreement	Recitals
Survival Period	9.5
Surviving Company	2.1(b)(i)
Terminated Employees	6.9(a)
Third-Party Intellectual Property	3.11(a)(xix)
Trade Authorizations	3.20(b)
Transactions	Recitals
VAT	3.12(cc)
Vesting Agreement	Recitals
Withholding Drop Date	2.7(b)

ARTICLE II
THE MERGER
2.1    Transactions Occurring on the Closing Date.
(a)    Closing Date. Upon the terms and subject to the conditions of this Agreement, unless otherwise agreed by Parent and the Company, the closing of the Merger (the “Closing”) will take place by exchange of electronic deliveries and signatures on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (the “Original Closing Date”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that if such Business Day would otherwise occur anytime during the last 15 Business Days of a fiscal quarter of Parent (other than the first day of such month), then Parent may, in its sole discretion, elect to delay the Closing until the first Business Day in the next fiscal quarter or fiscal year, as applicable, of Parent, subject to the continued satisfaction or waiver of the conditions set forth in Article VII (such election, the “Parent Closing Election”). Notwithstanding anything to the contrary contained in this Agreement, in the event Parent makes the Parent Closing Election, (i) Net Debt and the Working Capital Shortfall (if any) shall be calculated as of the Original Closing Date using the calculations of Debt, Cash, the Working Capital Amount and the Working Capital Target as of the Original Closing Date for purposes of calculating the Purchase Price and all references in the definitions of such terms to “Effective Time”, “Closing” and “Closing Date” shall be deemed to be the “Original Closing Date” for such purpose and (ii) solely with respect to clauses (f), (g) and (h) under the definition of “Spreadsheet”, the reference to “Closing” and “Closing Date” in the definition of Spreadsheet shall be deemed to be the Original Closing Date.
(b)    The Merger.
(i)    Subject to the provisions of this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Company and Merger Sub shall deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) written notice (including an affidavit duly executed by the directors of each of the Company and Merger Sub certifying the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) in a form to be mutually agreed by Parent and the Company notifying the Companies Registrar of the date of Closing and requesting that the Companies Registrar issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of Israeli Companies Law (the “Certificate of Merger”) as soon as reasonably practicable following the receipt of such notice. The Merger will become effective upon the approval of the Merger by the Companies Registrar and receipt of the Certificate of Merger issued by the Companies Registrar (such time, the “Effective Time”), and upon the Effective Time, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease and the Company will become a wholly owned Subsidiary of Parent (the “Surviving Company”).
(ii)    Each party hereto will make all other necessary filings and/or recordings to consummate the Merger in accordance with the Israeli Companies Law.
(c)    Effects of the Merger.
(i)    At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the Israeli Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (A) all properties (including, but not limited to,

Intellectual Property and licenses to Intellectual Property), rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Company in accordance with the Israeli Companies Law, (B) all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company in accordance with the Israeli Companies Law, (C) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) and its Subsidiaries will continue unaffected by the Merger in accordance with the Israeli Companies Law, and (D) the Surviving Company will become a Subsidiary of Parent, continue to be governed by the Laws of the State of Israel and maintain a registered office in the State of Israel.
(ii)    At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time will be the initial directors of the Surviving Company, each to hold office in accordance with the Amended Articles and the Israeli Companies Law, until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.
(iii)    At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.
(iv)    At the Effective Time, unless otherwise agreed in writing by Parent and the Company: (i) Parent (as the sole shareholder of the Surviving Company) will adopt the articles of association in the form attached hereto as Exhibit E (the “Amended Articles”) and such Amended Articles will be the Articles of Association of the Surviving Company from and after the Effective Time until further amended in accordance with Applicable Law, (ii) each issued and outstanding share of Company Share Capital (each, a “Share”) will be cancelled and cease to exist and each holder of a certificate or book-entry entitlement (including in the form of an electronic share certificate) that immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the mere right to receive the Consideration to be paid and/or issued in consideration therefor upon surrender of each Certificate in accordance with and subject to the terms of this Agreement, without interest and (iii) each ordinary share of share capital of Merger Sub, par value NIS 0.01 (the “Merger Sub Ordinary Shares”), issued and outstanding immediately prior to the Effective Time, will be converted into one validly issued, fully paid and nonassessable ordinary share, par value NIS 0.01, of the Surviving Company and each certificate evidencing ownership of Merger Sub Ordinary Shares outstanding immediately prior to the Effective Time will evidence ownership of such share capital of the Surviving Company.
2.2    Treatment of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:
(a)    Cancellation of Disqualified Securities. Each Option that is not a Qualifying Option will be automatically cancelled and extinguished, and no consideration shall be delivered in exchange therefor. Immediately prior to the Effective Time, each Warrant will be terminated and no consideration shall be delivered in exchange therefor.
(b)    Other Securities. Pursuant to the terms and subject to the conditions set forth in this Agreement:
(i)    Company Series B Shares. Each Shareholder holding a Company Preferred B Share will agree to its cancellation in exchange for the right to receive Consideration with a value equal to $12.72991.

(ii)    Company Series B-1 Shares. Each Shareholder holding a Company Preferred B-1 Share will agree to its cancellation in exchange for the right to receive Consideration with a value equal to $10.18393.
(iii)    Company Series A-1 Shares. Each Shareholder holding a Company Preferred A-1 Share will agree to its cancellation in exchange for the right to receive Consideration with a value equal to $6.84040.
(iv)    Company Series A-2 Shares. Each Shareholder holding a Company Preferred A-2 Share will agree to its cancellation in exchange for the right to receive Consideration with a value equal to the greater of (A) $3.9638 and (B) the Per Participating Share Price.
(v)    Participating Shares. Each Shareholder holding a Participating Share will agree to its cancellation in exchange for the right to receive Consideration with a value equal to the Per Participating Share Price.
(vi)    Qualifying Options. Each Qualifying Option (including each of the Moneta Options) will be cancelled and extinguished, and each Person holding a Qualifying Option will be entitled to receive Consideration with a value equal to (i) the number of Shares subject to such Qualifying Option multiplied by (ii) (A) the Per Participating Share Price less (B) the per share exercise price of such Qualifying Option.
(vii)    Contingent Equity Rights. Except as set forth in this Section 2.2, any Options, Warrants or other contingent rights (if any) to acquire Company Share Capital as of the Effective Time will be cancelled or terminated in connection with the Merger without payment of any consideration therefor.
(c)    All Shares, Option, Warrants or other securities when converted in accordance with this Section 2.2, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of such a security will cease to have any rights with respect thereto, except the right to receive the Consideration as set forth in this Section 2.2 and Section 2.3.
2.3    Closing Consideration; Vesting.
(a)    Key Employees. At the Effective Time, pursuant to the terms and subject to the conditions set forth in this Agreement, each Key Employee will be entitled to receive:
(i)    an amount in cash equal to (A) 10% of the value of the Consideration such Key Employee is entitled to receive pursuant to Section 2.2 in exchange for such Key Employee’s Shares and upon cancellation of such Key Employee’s Qualifying Options, in each case held by such Key Employee immediately prior to the Effective Time minus (B) 10% of (I) such Key Employee’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount and (II) such Key Employee’s Special Pro Rata Share of the Special Holdback Amount (if any); and
(ii)    a number of Parent Shares equal to (A) (I) 90% of the value of the Consideration such Key Employee is entitled to receive pursuant to Section 2.2 in exchange for such Key Employee’s Shares and upon cancellation of such Key Employee’s Qualifying Options, in each case held by such Key Employee immediately prior to the Effective Time minus (II) 90% of (x) such Key Employee’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount and (y) such Key Employee’s Special Pro Rata Share of the Special Holdback Amount (if any), divided by (B) the Parent Stock Price, rounded down to the next whole number (such shares, the “Key Employee Shares”); provided that the Key

Employee Shares will be subject to the restrictions and right of repurchase set forth in such Key Employee’s Vesting Agreement.
Notwithstanding anything to the contrary in the foregoing, the Consideration payable and issuable in exchange for Section 102 Securities or Section 3(i) Options pursuant to this Section 2.3(a) shall be deposited with the Section 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Income Tax Ordinance, Options Tax Ruling, Interim Options Tax Ruling and/or any other approval that may be issued by the ITA.
(b)    Other Employees. At the Effective Time, pursuant to the terms and subject to the conditions set forth in this Agreement, each Continuing Employee who is not a Key Employee will be entitled to receive:
(i)    an amount in cash equal to (A) 10% of the value of the Consideration such Continuing Employee is entitled to receive pursuant to Section 2.2 in exchange for Shares and upon cancellation of such Continuing Employee’s Qualifying Options, in each case held by such Continuing Employee immediately prior to the Effective Time minus (B) 10% of (I) such Continuing Employee’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount and (II) such Continuing Employee’s Special Pro Rata Share of the Special Holdback Amount (if any); and
(ii)    a number of Parent Shares equal to (A) (I) 90% of the value of the Consideration such Continuing Employee is entitled to receive pursuant to Section 2.2 in exchange for Shares and upon cancellation of Qualifying Options, in each case held by such Continuing Employee immediately prior to the Effective Time minus (II) 90% of (x) such Continuing Employee’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount and (y) such Continuing Employee’s Special Pro Rata Share of the Special Holdback Amount (if any), divided by (B) the Parent Stock Price, rounded down to the next whole number.
Notwithstanding anything to the contrary in the foregoing, the Consideration payable and issuable in exchange for Section 102 Securities or Section 3(i) Options pursuant to this Section 2.3(b) shall be deposited with the Section 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Income Tax Ordinance, Options Tax Ruling, Interim Options Tax Ruling and/or any other approval that may be issued by the ITA.
(c)    Moneta Investors. At the Effective Time, pursuant to the terms and subject to the conditions set forth in this Agreement, each Moneta Investor will be entitled to receive a number of Parent Shares equal to (i) (A) the value of the Consideration such Moneta Investor is entitled receive pursuant to Section 2.2(b) in exchange for Shares and, to the extent applicable, upon cancellation of such Moneta Investor’s Moneta Options, in each case held by such Moneta Investor immediately prior to the Effective Time minus (B) (I) such Moneta Investor’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount and (II) such Moneta Investor’s Special Pro Rata Share of the Special Holdback Amount (if any) divided by (ii) the Parent Stock Price.
(d)    Other Equityholders. At the Effective Time, pursuant to the terms and subject to the conditions set forth in this Agreement, each Person who (i) holds any Shares or Qualifying Options and (ii) is not a Continuing Employee or a Moneta Investor, will be entitled to receive an amount in cash equal to (A) the total value of Consideration such Person is entitled to receive pursuant to Section 2.2(b) in respect of Shares and upon cancellation of such Person’s Qualifying Options minus (B) (I) such Person’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount and (II) such Person’s Special Pro Rata Share of the Special Holdback Amount (if any).

2.4    Payment and Exchange Procedures.
(a)    Closing Consideration. Immediately following the Effective Time (and in any event by the next Business Day), Parent shall initiate (or cause to be initiated) the wire transfer of (A) the Closing Consideration payable in cash to all Company Securityholders, except for the 102 and 3(i) Consideration, to the Exchange Agent (or otherwise to the Company to be processed through payroll, as appropriate), for further distribution to the applicable Company Securityholders; and (B) any Closing Consideration payable in cash in respect of any Section 102 Shares, Section 102 Options and Section 3(i) Options (the “102 and 3(i) Consideration”) to the Section 102 Trustee. Subject to the previous sentence, as soon as reasonably practicable after the Effective Time, Parent shall cause to be paid and/or issued the consideration payable to each Person pursuant to Section 2.3 (the “Closing Consideration”) as set forth in the Spreadsheet; provided that (w) all such payments and issuances will be net of amounts required to be withheld under Applicable Law; (x) all Consideration payable or issuable to any Person shall not be paid or issued, as applicable, to such Person unless and until such Person delivers the applicable Tax Forms to the Exchange Agent, (y) all Consideration payable or issuable to any Person with respect to the Shares held by such Person shall not be paid or issued, as applicable, to such Person unless and until such Person delivers to Parent or its designee a Support Agreement, duly executed by such Person and (z) all Consideration payable or issuable to any Person with respect to the Qualifying Options held by such Person shall not be paid or issued, as applicable, to such Person unless and until such Person delivers to Parent or its designee an option waiver in the form of Exhibit F attached hereto (the “Option Acknowledgement”), duly executed by such Person.

(b)    Holdback and Expense Fund Payments. As soon as reasonably practicable after the release of any portion of the Holdback Fund pursuant to Section 9.1 (each amount so released, a “Holdback Distribution”) or the Special Holdback Fund pursuant to Section 9.1 (each amount so released, a “Special Holdback Distribution”) or after the release of the Expense Fund pursuant to Section 9.8(d) (such amount so released, the “Expense Fund Distribution”), Parent shall pay and/or issue (i) to each Continuing Employee (including the Key Employees), (A) an amount in cash equal to 10% of such Continuing Employee’s Pro Rata Share of the Holdback Distribution or the Expense Fund Distribution or such Continuing Employee’s Special Pro Rata Share of the Special Holdback Distribution and (B) a number of Parent Shares equal to (x) 90% of such Continuing Employee’s Pro Rata Share of the Holdback Distribution or the Expense Fund Distribution or such Continuing Employee’s Special Pro Rata Share of the Special Holdback Distribution divided by (y) the Parent Stock Price, (ii) to each Moneta Investor, a number of Parent Shares equal to (A) such Moneta Investor’s Pro Rata Share of the Holdback Distribution or the Expense Fund Distribution or such Moneta Investor’s Special Pro Rata Share of the Special Holdback Distribution divided by (B) the Parent Stock Price (as defined in this Agreement), and (iii) to each Indemnifying Holder who is neither a Continuing Employee nor a Moneta Investor, an amount in cash equal to such Indemnifying Holder’s Pro Rata Share of the Holdback Distribution or the Expense Fund Distribution or such Indemnifying Holder’s Special Pro Rata Share of the Special Holdback Distribution; provided that (w) all such payments and issuances will be net of amounts required to be withheld under Applicable Law; (x) all Consideration payable or issuable to any Person shall not be paid or issued, as applicable, to such Person unless and until such Person delivers the applicable Tax Forms to the Exchange Agent, (y) all Consideration payable or issuable to any Person with respect to the Shares held by such Person shall not be paid or issued, as applicable, to such Person unless and until such Person delivers to Parent or its designee a Support Agreement, duly executed by such Person and (z) all Consideration payable or issuable to any Person with respect to the Qualifying Options held by such Person shall not be paid or issued, as applicable, to such Person unless and until such Person delivers to Parent or its designee an Option Acknowledgement duly executed by such Person; provided, further, (I) that Parent will pay and/or issue any 102 and 3(i) Consideration to the Section 102 Trustee and (II) that, other than with respect to the 102 and 3(i) Consideration, Parent shall pay or cause the Company to pay the aggregate amount of cash Holdback Distribution, Special Holdback Distribution and Expense Fund Distribution payable to the

Optionholders who are former or current employees of the Company through the Company’s payroll system in accordance with standard payroll practices.
(c)    Exchange Procedures. Promptly (and in any event within two Business Days) after the Effective Time, to the extent not previously delivered to the Shareholder, Parent shall cause to be delivered to each Shareholder of record holding a Certificate (i) a letter of transmittal in a form to be agreed among Parent, the Company and the Exchange Agent (a “Letter of Transmittal”) and (ii) instructions for use of the Letter of Transmittal in effecting the surrender of the Certificates in exchange for the Consideration payable and/or issuable in respect therefor. Upon submissions of such Letter of Transmittal to the Exchange Agent, together with a Certificate for cancellation (if applicable), duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall be instructed to pay or issue to the applicable recipient within two Business Days after such submission, the Consideration provided for herein, subject to Section 2.7. Until surrendered as contemplated by this Section 2.4(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Consideration as contemplated by this Article II. Notwithstanding anything to the contrary in this Agreement, any 102 and 3(i) Consideration shall be transferred to the Section 102 Trustee to be held in trust on behalf of the holders thereof, in accordance with the requirements of Section 102 and any regulations promulgated thereby, and the terms and conditions of the Options Tax Ruling or the Interim Options Tax Ruling, if obtained. Prior to Closing, the Company, the Exchange Agent and Parent shall implement all necessary arrangements to implement such trust process and provide documentation, in a form reasonably acceptable to Parent and the Exchange Agent, directing Parent and the Exchange Agent to deliver all such Consideration to the Section 102 Trustee and releasing Parent and the Exchange Agent from all further obligations and liability hereunder with respect to such Consideration upon such transfer to the Section 102 Trustee.
(d)    Several and not Joint Obligations. For the avoidance of doubt, the payment requirements that require a Company Securityholder to deliver a Tax Form and, to the extent applicable, an Option Acknowledgement as set forth in Section 2.4(a) and Section 2.4(b) shall apply to each Company Securityholder severally and not jointly.No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Shares shall be issued hereunder.Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Shares or Parent Shares occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided that are based upon numbers of shares of any class or series (or the Parent Stock Price therefor) affected thereby, will be equitably adjusted to the extent necessary to provide the parties thereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.Rights Not Transferable. The rights of each Company Securityholder under this Agreement as of immediately prior to the Effective Time are personal to such Company Securityholder and will not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right (other than as permitted by the immediately preceding sentence) will be null and void.Restricted Securities; Legends. All Parent Shares issuable pursuant to Section 2.3 will be issued in a private placement exempt from registration under the Securities Act of 1933, as amended and subject to all applicable securities laws. Accordingly, such Parent Shares, shall be deemed to be “restricted securities” under the Securities Act and Parent shall have no obligations to register such Parent Shares under the Securities Act. Parent will cooperate reasonably with the Shareholders at Parent’s expense for the purpose of removal of any legend to allow such Parent Shares to trade freely, when allowed under Rule 144 promulgated under the Securities Act. Any certificates or book-entry entitlements representing the Parent Shares issued pursuant to this Agreement may bear the following legends, to the extent applicable (along with any other legends that may be required under Applicable Law):“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF REPURCHASE AS SET FORTH IN AN AGREEMENT WITH THE COMPANY.”
2.5    Tax Consequences. Parties hereto make no representations or warranties to each other or to any third party regarding the Tax treatment of the Merger or any of the other Transaction, or any of the Tax consequences of this Agreement, the Merger or any of the other Transactions to the Company, the Parent, any of the Parent’s shareholders or the Shareholders or any holder of Options. Each of the Company and Parent acknowledges and agrees that such Person is relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions.
2.6    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) arising from the transfers or deemed transfers of stock or assets that occur by virtue of the Transactions will be paid by the applicable Company Securityholder when due, and such Company Securityholder will, at its, his, her or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
2.7    Withholding Rights and Certain Tax Matters.
(a)    Each Parent Entity and their designees, the Exchange Agent, the 104H Trustee and the Section 102 Trustee (each, a “Payor”) are entitled to deduct and withhold from any payments of cash or issuances of Parent Shares pursuant to this Agreement to any Key Employee, any Continuing Employee or any holder of any Shares or Options, such amounts in cash and/or Parent Shares as the Payor is required to deduct and withhold with respect to any such payments or issuances under the Code or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts will be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made.
(b)    Notwithstanding the provisions of Section 2.7(a), with respect to Israeli Taxes, and in accordance with the Exchange Agent undertaking provided prior to Closing by the Exchange Agent to Parent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable pursuant to this Agreement to any recipient (other than holders of Section 102 Securities, Section 3(i) Options and with respect to the Parent Shares issuable to the Company Securityholders, which shall be delivered to the Section 102 Trustee or the 104H Trustee, as applicable), shall be paid to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 180 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”) during which time unless requested otherwise by the ITA, no payments shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Exchange Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient. If any payment recipient (i) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date or (ii) submits a written request to the Exchange Agent to release his, her or its consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three Business Days before such time, then the amount of Israeli Tax to be withheld from such payment recipient’s portion of the consideration payable shall be conducted according to Applicable Law and calculated in New Israeli Shekels in accordance with Section 2.7(g), which withholding shall be timely delivered or caused to be delivered to the ITA by the Exchange Agent, and the balance of the payment that is not withheld shall be paid to such payment recipient.
(c)    In the event that a Payor receives a written demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA prior to the Withholding Drop Date, such Payor (i) will notify such payee of such withholding reasonably promptly after receipt of such demand, and provide such payee with reasonable time (which shall not be less than 10 days, unless otherwise required by the ITA or any Applicable Law, including the Income Tax Ordinance, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (ii) to the extent that any such certificate, ruling or confirmation is not provided by such payee to the Payor prior to the time required by the ITA or under any Applicable Law, will transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts will be treated for all purposes of this Agreement as having been delivered and paid to such payee.
(d)    Notwithstanding anything to the contrary in this Agreement, any payments (whether in cash or in Parent Shares) made to holders of 102 Securities and Section 3(i) Options will be subject to deduction or withholding of Israeli Tax under the Income Tax Ordinance on the 15th day of the calendar month following the month during which the Closing occurs, unless with respect to Israeli resident holders of 102 Securities and Section 3(i) Options, the Options Tax Ruling (or the Interim Options Tax Ruling) will have been obtained by the Closing, and in such case, Parent or the Company, or any Person acting on their behalf, will act in accordance with the Options Tax Ruling (or Interim Options Tax Ruling).
(e)    Notwithstanding anything to the contrary herein, with respect to any Optionholder that is not an Israeli resident for Israeli Tax purposes who was granted Options in consideration solely for work or services performed outside of Israel, if such holder provides the Parent and the Exchange Agent a validly executed declaration regarding their non-Israeli residence and confirmation that they were granted such options in consideration solely for work or services performed outside of Israel, in the form of Exhibit G attached hereto, the amounts payable or the Parent Shares issuable to such holder with respect to such Options will not be subject to any withholding or deduction of Israeli Tax and will be made through the Company's payroll system.
(f)    If the 104H Interim Ruling or the 104H Tax Ruling will be received and delivered to the Exchange Agent prior to the applicable withholding date (in any event no later than three Business Days prior to the Withholding Drop Date) in form and substance reasonably acceptable to Parent, then the provisions of the 104H Interim Ruling or the 104H Tax Ruling will apply and all applicable withholding procedures with respect to the rollover contribution will be made in accordance with the provisions of the 104H Interim Ruling, the 104H Tax Ruling and Section 104H of the Income Tax Ordinance.

(g)    Any withholding made in New Israeli Shekels with respect to payments made hereunder in U.S. Dollars shall be calculated based on a conversion rate of New Israeli Shekels to U.S. Dollars known on the date the payment is actually made to such payee. Any currency conversion commissions will be borne by the applicable payee and deducted from payments to be made to such payee.
2.8    104H Tax Ruling. Any holder of Shares to be issued Parent Shares pursuant to this Agreement (or prior to the Closing, the Company on their behalf) may prepare and file with the ITA an application for a ruling permitting any such shareholder who elects to become a party to such a tax ruling (each, an “Electing Seller”), to defer any applicable Israeli Tax with respect to any consideration in Parent Shares that such Electing Seller will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Parent Shares by such Electing Seller or such other date set forth in Section 104H of the Income Tax Ordinance (the “104H Tax Ruling”). Parent will reasonably cooperate with the Company, the Electing Sellers and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling; provided that the 104H Tax Ruling will not impose any restrictions or obligations on Parent, its Affiliates or the Company. Subject to the terms and conditions hereof, Parent and the Company will use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain the 104H Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Electing Sellers will not (nor the Company on their behalf) make any application to, or any material communication with, the ITA with respect to any matter relating to the 104H Tax Ruling without first consulting with Parent and granting Parent the opportunity to review, comment and approve the draft application prior to its submission to the ITA and review and comment on any related material communications, and the Electing Sellers will (or the Company on their behalf) inform Parent of the substance of any discussions and meetings relating thereto.
2.9    Further Actions. After the Effective Time, the officers and directors of Parent Entities will be fully authorized to take all further actions that Parent determines are reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Company and Parent with full right, title and possession of and to all rights and property of the Surviving Company and Parent Entities, in each case, in accordance with and subject to the terms and conditions of this Agreement (to the extent applicable).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the Disclosure Schedule of the Company delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”), which in order to be effective must clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures will also be deemed to be representations and warranties made by the Company to Parent under this Article III, the Company represents and warrants to Parent as follows:
3.1    Organization, Standing, Power and Subsidiaries.
(a)    Each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (in those jurisdictions where such concept is recognized) and the Company is not a “violating company” under the laws of the State of Israel. The Acquired Companies have the corporate power and necessary Permits to own, operate, use, its properties and to conduct the Business as currently proposed to be conducted. Each Acquired Company is duly qualified or, as applicable, registered to do business and is in good standing in each of the jurisdictions specified on Schedule 3.1(a) of the Disclosure Schedule, which are the only jurisdictions in which such qualification or, as applicable, registration is necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Schedule 3.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. The Company is the sole beneficial owner of all of the issued and outstanding shares of capital stock of each such Subsidiary, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Acquired Company or otherwise obligating any Acquired Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding depository receipts in relation to the shares of capital stock of Rewire EU B.V..
(c)    The Foundation is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (in those jurisdictions where such concept is recognized). The Foundation has the corporate power and necessary Permits to own, operate, use, its properties and to conduct its business as currently proposed to be conducted. The Foundation is duly qualified or, as applicable, registered to do business and is in good standing in each of the jurisdictions specified on Schedule 3.1(c) of the Disclosure Schedule, which are the only jurisdictions in which such qualification or, as applicable, registration is necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Foundation does not have and has never had a Subsidiary. The Foundation is not a participant in any joint venture, partnership or similar arrangement.
(d)    Schedule 3.1(d) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) the names of the members of the Board and the board of directors or other governing body of each Subsidiary of the Company and the Foundation and (ii) the names and titles of the officers of the Company and each Subsidiary of the Company and the Foundation. The identity of each of the people listed in Schedule 3.1(d) of the Disclosure Schedule was approved in advance in writing by the CMISA.
3.2    Authority and Enforceability.
(a)    The Company has full power and authority to execute this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and, subject to the Shareholder Approval, to consummate the Merger and the other Transactions.
(b)    This Agreement and the other Transaction Documents have been (or will be) duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other parties hereto and thereunder, represent valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity (such exceptions, collectively, the “Enforceability Exceptions”).

(c)    The Board has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of the Company and the Shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors and (ii) approved and declared advisable the execution, delivery, and performance of this Agreement, Company Merger Proposal, Support Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend that the Shareholders adopt this Agreement and approve the Merger and the other Transactions.  The only affirmative votes or written consents of the holders of any classes or series of Company Share Capital necessary to adopt this Agreement and approve the Merger and the other Transactions are affirmative vote or written consent of (i) the Shareholders holding at least (A) at least 66% of all Company Ordinary Shares and Company Preferred Shares (voting together as a single voting class on an as-converted to Company Ordinary Shares basis) and (B) a majority of the outstanding shares of Company Preferred Shares (voting as a separate class on an as-converted to Company Ordinary Shares basis) and (ii) 100% of each Shareholder holding Company Preferred Shares that holds at least 10% of the Company Share Capital ((i) and (ii) collectively, the “Shareholder Approval”).
3.3    Non-Contravention.
(a)    The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other Transactions, the compliance by the Company with the provisions of this Agreement (including Section 2.2 and Section 2.3) do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Acquired Companies or the Foundation under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of (i) the articles of association of the Company, as amended to date (the “Charter”), (ii) any Contract of the Company or any Contract applicable to any of the assets of the Company or (iii) any law or Order applicable to the Company or its assets or properties; except with respect to the foregoing clause (ii) as would not have a material and adverse effect on Acquired Companies, taken as a whole.
(b)    Except for (i) the approvals set forth on Annex C and (ii) the filing of the Merger Proposals and the Amended Articles with the Companies Registrar and the issuance of the Certificate of Merger, no consent, approval, qualification, Order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is necessary or required by or with respect to any Acquired Company or the Foundation in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other Transactions or the compliance by the Company with the provisions of this Agreement.
(c)    The Company, the Board and the Shareholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation and any anti-takeover provision in the governing documents of the Acquired Companies will not be applicable to any of Parent, the Acquired Companies, the Surviving Company or to the execution, delivery or performance of the Transactions, or the Shareholder Approval, including the consummation of the Merger or any of the other Transactions.
3.4    Capital Structure.
(a)    Schedule 3.4(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of the Shareholders and the number and type of Shares owned by each

Shareholder. No Shares are subject to any right of repurchase by the Company. All Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens. All Shares are issued in compliance with Applicable Law. There is no Liability for dividends accrued and unpaid by the Company.
(b)    As of the Agreement Date, the Company has reserved 1,384,868 Company Ordinary Shares for issuance to employees, non-employee directors and consultants pursuant to the Option Plan, of which 1,023,774 shares are subject to outstanding and unexercised Options under the Option Plan and 196,561 shares remain available for issuance under the Option Plan. Schedule 3.4(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all Optionholders, and each Option, whether or not granted under the Option Plan, including the number of Shares subject to each Option, and the number of such shares that are vested or unvested, the “date of grant” of such Option, the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), whether the Option may be “early exercised,” the exercise price per share, the term of each Option, the Option Plan from which such Option was granted (if any), with respect to Options granted to Israeli taxpayers, whether each such Option was granted and is subject to tax pursuant to Section 3(i) of the Income Tax Ordinance or Section 102 of the Income Tax Ordinance and specifying the subsection of Section 102 of the Income Tax Ordinance pursuant to which the Option was granted and is subject to tax and whether an election was made to treat such option under the capital gain route or ordinary income route and, where relevant, the date on which the board resolution and applicable option agreement in respect of each Option granted pursuant to Section 102(b)(2) of the Income Tax Ordinance was deposited with the Section 102 Trustee, and the country and state of residence of such Optionholder. In addition, Schedule 3.4(b) of the Disclosure Schedule indicates, as of the Agreement Date, which Optionholders are Persons that are not current or former employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons). True, correct and complete copies of each Option Plan, and all standard form agreements and instruments relating to or issued under each Option Plan have been Made Available to Parent. All Options have been granted pursuant to such Option Plans and standard form agreements and instruments, and such Option Plans and form agreements and instruments have not been amended, modified or supplemented since being Made Available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Option Plans or form agreements and instruments in any case from those Made Available to Parent. The terms of the Option Plans permit the treatment of Options as provided herein, without notice to, or the consent or approval of, the Optionholders, the Shareholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Options. No Option is early exercisable prior to its vesting schedule as previously approved by the Board.
(c)    All Shares and all Options were issued in compliance with Applicable Law and all requirements set forth in the Charter and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. As of the Agreement Date, there are no authorized, issued or outstanding equity interests of the Company other than the Shares or Options. Other than as set forth on Schedules 3.4(a) and 3.4(b) of the Disclosure Schedule, no Person has any equity interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company is a party or by which it or its assets is bound, (i) obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or other rights to purchase or otherwise acquire any equity interests of the Company, whether vested or unvested or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Option, call, right or Contract.

(d)    The Company has no outstanding Debt, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with the Shareholders on any matter or (ii) is or will become entitled to any payment as a result of the Transactions.
(e)    The Company has Made Available to Parent evidence reasonably satisfactory to confirm that each Continuing Employee is either (a) an Accredited Investor or (b) a Non-US Person. None of the holders of Qualifying Options is or has been a tax payer in the United States since such holder has become a holder of Qualifying Options and to the knowledge of the Company, none of the Company Securityholders (other than the holders of Qualifying Options) is or has been a tax payer in the United States since such holder has become a Company Securityholder.
3.5    Financial Statements; No Undisclosed Liabilities.
(a)    Schedule 3.5(a) of the Disclosure Schedule sets forth the Company’s audited consolidated financial statements for its fiscal years ended December 31, 2020 and December 31, 2021, and unaudited consolidated balance sheet, statement of operations and statement of cash flows for the six-month period ended June 30, 2022, including, in each case, balance sheets, statements of operations and statements of cash flows (collectively, the “Financial Statements”). The Financial Statements (i) are accurate, complete, and consistent with the books and records of the Company, (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim period financial statements, to normal recurring year-end adjustments) and (iii) were prepared in accordance with GAAP, except for the absence of footnotes. The consolidated balance sheet of the Company as of June 30, 2022 (the “Balance Sheet Date”) is herein referred to as the “Balance Sheet.”
(b)    The Acquired Companies have no Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet, (ii) those incurred in the conduct of the Business since the Balance Sheet Date in the ordinary course of business consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company in connection with the execution of this Agreement. The Acquired Companies have no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by any Acquired Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.
(c)    Except as set forth on Schedule 3.5(c) of the Disclosure Schedule, no Acquired Company has any Debt. No Acquired Company is a guarantor, indemnitor, surety, or other obligor of any indebtedness of any other Person.
(d)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (considering the Company’s jurisdiction and size) that: (i) transactions, receipts and expenditures of the Acquired Companies are executed in accordance with appropriate authorizations of management and the Board, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the amount recorded for assets on the books and records of the Acquired Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has been no incidence of fraud or allegation of fraud committed by any current or former employee, consultant or director of any Acquired Company with respect to the preparation of the Financial Statements.

No Acquired Company has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their internal accounting controls or any material inaccuracy in any Acquired Company’s financial statements. There has been no change in any Acquired Company’s accounting policies since such Acquired Company’s inception, except as described in the Financial Statements.
(e)    The accounts receivable as reflected on the Balance Sheet, as will be reflected in the Spreadsheet and as arising after the Balance Sheet Date and before the Closing Date, arose in the ordinary course of business, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet, or in the Spreadsheet, as the case may be. To the knowledge of the Company, none of the accounts receivable of any Acquired Company is subject to any claim of offset, recoupment, setoff or counter-claim, and, to the knowledge of the Company, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by any Acquired Company of any obligation or Contract other than normal warranty repair and replacement. The “funds receivable and customer accounts” as reflected on the Balance Sheet and as arising after the Balance Sheet Date and before the Closing Date, will be sufficient to satisfy the “funds payable and amounts due to customers” as reflected on the Balance Sheet and as arising after the Balance Sheet Date and before the Closing Date.
3.6    Absence of Certain Changes or Events.
(a)    Since the Balance Sheet Date until the Agreement Date, and except as provided in Schedule 3.6(a) of the Disclosure Schedule, the Acquired Companies and the Foundation have conducted the Business only in the ordinary course of business consistent with past practice, there has not been any Company Material Adverse Effect and none of the Acquired Companies nor the Foundation has taken, directly or indirectly, any of the actions described below:
(i)    amended or proposed any amendments to the Charter or the certificate of incorporation, bylaws or other equivalent organizational or governing documents of any Subsidiary or the Foundation;
(ii)    merged or consolidated itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(iii)    declared or paid any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any Shares or other shares of capital stock;
(iv)    repurchased or otherwise acquired, directly or indirectly, any of its equity interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(v)    (i) entered into, amended or modified, (A) any Material Contract, (B) with respect to the period following the Agreement Date, any Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, or (C) any Contract requiring a novation or consent in connection with the Transactions, (ii) violated, terminated, amended or modified (including by entering into a new Contract with such party or otherwise) or waived any of the terms of any of its Material Contracts or (iii) entered into, amended, modified or terminated any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (x) adversely affect the Acquired Companies (or, following consummation of the Merger, Parent or any of its Affiliates) in any material respect, (y) impair the ability of the Acquired Companies to perform their respective obligations under this Agreement or (z) prevent or materially delay or impair the consummation of the Transactions; provided that this Section 3.6(a)(v) shall not apply to setting or changing the prices at which the Acquired Companies sells products or provides services to current end users in the ordinary course of business and consistent with past practice;
(vi)    issued, delivered, granted or sold or authorized or proposed the issuance, delivery, grant or sale of, or purchase or propose the purchase of any equity interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any equity interests, other than: (A) the issuance of Shares pursuant to the exercise of Options that are outstanding in accordance with terms as in effect as of the Agreement Date, (B) the issuance of Shares upon conversion of Company Preferred Shares outstanding on the Agreement Date and (C) the repurchase of any Shares from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
(vii)    (A) hired or engaged the services of any additional officers or other employees, or any consultants or independent contractors, (B) terminated the employment or services, change the title, office or position, or materially reduce the responsibilities of any employee, consultant or independent contractor of any Acquired Company or the Foundation, other than any terminations for “cause,” (C) amended or extended the term of any employment or consulting agreement with, or Option held by, any officer, employee, consultant or independent contractor other than as contemplated by this Agreement or (D) added any new members to the Board or the board of directors or equivalent governing body of any Subsidiary or the Foundation;
(viii)    made any loans or advances (other than routine expense advances to employees of any Acquired Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgiven or discharged in whole or in part any outstanding loans or advances, or prepaid any Debt;
(ix)    assigned, transferred or licensed from any Person any rights to any Intellectual Property, or assign, transfer or license to any Person any rights to any Company-Owned Intellectual Property (other than non-exclusive licenses of Company-Owned Intellectual Property granted in the ordinary course of business consistent with past practice), or assigned, transferred or provided a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees or consultants of the Company involved in the development of the Company Products or other such activity, in each case, on a need to know basis in the ordinary course of business and consistent with past practice);
(x)    issued, delivered or provided any new releases for any of the Company Products to any Person or made any material changes to the Company Products outside of the ordinary course of business;
(xi)    taken any action regarding a patent, patent application or other Company Registered Intellectual Property, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

(xii)    sold, leased, licensed or otherwise disposed or permitted the lapse of any of its tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice, or entered into any Contract with respect to the foregoing;
(xiii)    incurred or guaranteed any Debt;
(xiv)    paid, discharged or satisfied (A) any Liability to any Person who is an officer, director or stockholder of any Acquired Company or the Foundation (other than (1) compensation due for services as an officer or director, (2) expense reimbursements in the ordinary course of business consistent with past practice or (3) required indemnification or expense advancement payments to any director or officer pursuant to the Charter or any indemnification agreements, in each case, in effect on the Agreement Date) or (B) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Transaction Expenses and Liabilities reflected or reserved against in the Financial Statements;
(xv)    deferred payment of any accounts payable, provide any discount, accommodation or other concession to accelerate or induce the collection of any receivable or change the manner in which it provides warranties, discounts or credits to customers other than in the ordinary course of business and consistent with past practice;
(xvi)    made any capital expenditures, capital additions or capital improvements;
(xvii)    materially changed the amount of, or terminate, any insurance coverage;
(xviii)    cancelled, released or waived any material claims or material rights held by any Acquired Company;
(xix)    (A) adopted or amended any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (B) amended any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such section or notice, (C) granted or paid, or entered into any Contract providing for the granting or payment of any special bonus or special remuneration to any employee or non-employee director or consultant or (D) increased the salaries, wage rates or fees of its employees or consultants;
(xx)    granted or paid, or entered into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person, except as provided in a written agreement entered into prior to the Agreement Date as set forth in Schedule 3.17(a)(viii) of the Disclosure Schedule;
(xxi)    (A) commenced a lawsuit involving any Acquired Company other than (1) for a breach of this Agreement or (2) for the routine collection of bills or (B) settled or agreed to settle any pending or threatened lawsuit or other dispute (including any demand for appraisal of the Shares);
(xxii)    acquired any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or entered any joint venture, strategic alliance or partnership;

(xxiii)    made or changed any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or non-U.S. income Tax Return or any other material Tax Return, file any amendment to a federal, state, or non-U.S. income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would be reasonably expected to have the effect of increasing the Tax Liability of Parent or its Affiliates for any period ending after the Closing Date;
(xxiv)    changed accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;
(xxv)    placed or allowed the creation of any Lien (other than a Permitted Lien) on any of its properties; or
(xxvi)    acquired, applied, registered or filed for any new Permits or amended any existing Permit with any Governmental Body in any jurisdiction or corresponded with any Governmental Body on any matter that would reasonably be expected to be material to Parent (following the Closing) or the Transactions, other than in accordance with Section 6.4 in order to effect the Transactions.
(b)    Since the Agreement Date, none of the Acquired Companies nor the Foundation, as applicable, has taken, directly or indirectly, any of the actions set forth in clauses (i)-(xxvi) of Section 3.6(a), except for any actions taken by any Acquired Company or the Foundation (i) pursuant to the prior written instruction of Parent or (ii) following approval by Parent in writing.
3.7    Actions. Except as set forth on Schedule 3.7 of the Disclosure Schedule, there has never been any Action pending or threatened against any Acquired Company or any of their assets or properties (or, to the knowledge of the Company, against the Foundation or any officer, director, employee, consultant, contractor or agent of any Acquired Company or the Foundation in their capacity as such or relating to their employment, services or relationship with such Acquired Company or the Foundation) before any Governmental Body, arbitrator or mediator nor, to the knowledge of the Company, is there any reasonable basis for any such Action.  There is no Order outstanding against any Acquired Company or any of their assets or properties (or, to the knowledge of the Company, against the Foundation, any officer, director, employee, consultant, contractor or agent of any Acquired Company or the Foundation in their capacity as such or relating to their employment, services or relationship with such Acquired Company or the Foundation).  None of the Acquired Companies nor the Foundation has any Action pending against any Governmental Body or other Person.
3.8    Restrictions on Business Activities. Except as set forth in Schedule 3.8 of the Disclosure Schedule, there is no Contract, undertaking to any Governmental Body or Order binding upon any Acquired Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing the Business or presently proposed business practice of any Acquired Company, any acquisition of property by any Acquired Company or the conduct or operation of the Business or, limiting the freedom of the Company or the Parent to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (b) sell, distribute, publish, host, modify or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.
3.9    Compliance with Laws; Governmental Permits.
(a)    Each of the Acquired Companies and the Foundation has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, Applicable Law.
(b)    Each of the Acquired Companies and the Foundation holds, and is and has been in compliance with, all material Permits which are required for the conduct of the Business and any of the representations and declarations set forth in the Permits were and remain true and correct. All such Permits are valid and in full force and effect. CMISA has not limited the Company’s activities under the applicable Permit (beyond the limitations under Applicable Law, and the Supervision of Financial Services (Regulated Financial Services) of 2016 and any regulations promulgated thereunder). Schedule 3.9(b) of the Disclosure Schedule sets forth a complete and accurate list of all Financial Services Licenses held by Each of the Acquired Companies and the Foundation. None of the Acquired Companies nor the Foundation has received any notice or other communication from any Governmental Body regarding any actual or possible violation, revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits, and to the knowledge of the Company, no such notice or other communication is forthcoming. All applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Body.
3.10    Title to, Condition and Sufficiency of Assets. Each of the Acquired Companies and the Foundation is the true and lawful owner and has good and valid title to all material assets that such Acquired Company or the Foundation purports to own, including all the assets reflected on the Balance Sheet or thereafter acquired (whether real or personal and whether tangible or intangible), except those sold or otherwise disposed of for fair value or in the ordinary course of business consistent with past practice since the Balance Sheet Date, in each case, free and clear of all Liens, other than Permitted Liens. Such assets include all rights, properties and other assets used by the Acquired Companies or the Foundation to conduct the Business. Notwithstanding anything to the contrary in the foregoing, (i) this Section 3.10 will not be construed to apply to Intellectual Property matters and (ii) it is noted and acknowledged that any funds held by the Foundation are held by it for safeguarding purposes only, and not for its own benefit. Except as provided in Schedule 3.10 of the Disclosure Schedule, none of the Acquired Companies nor the Foundation owns or leases any real property.
3.11    Intellectual Property.
(a)    As used herein, the following terms have the meanings indicated below:
(i)    “Company Data” means all data collected, generated, Processed or received in connection with the developing, marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.
(ii)    “Company Data Agreement” means any Contract involving Company Data to which an Acquired Company is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been Made Available to Parent).

(iii)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or otherwise used by the Company.
(iv)    “Company Intellectual Property Agreements” means any Contract governing or granting any rights with respect to any Company Intellectual Property to which an Acquired Company is a party or is bound.
(v)    “Company-Licensed Data” means all data owned by third parties that is Processed by an Acquired Company or the Foundation.
(vi)    “Company-Owned Data” means each element of data collected, generated, or received that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data and (ii) an Acquired Company owns or purports to own.
(vii)    “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by an Acquired Company.
(viii)    “Company Privacy Policies” means, collectively, any and all (A) of the Company’s data privacy and security policies, whether applicable internally, or published on Company Websites or mobile applications or otherwise made available by the Company to any Person and (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data.
(ix)    “Company Products” means all products or services currently or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of any Acquired Company and all products or services currently under development by any Acquired Company.
(x)    “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, any Acquired Company.
(xi)    “Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or database specifications or designs (including programmer comments, annotations and help text therein, data structures, instructions and procedural, object-oriented and other code, or any material proprietary information or algorithm contained therein, which may be printed out or displayed in human readable form) of any Company-Owned Intellectual Property or Company Products.
(xii)    “Company Websites” means all web sites owned, operated or hosted by any Acquired Company or through which any Acquired Company conducts the Business (including those web sites operated using the domain names listed in Schedule 3.11(c) of the Disclosure Schedule), and the underlying platforms for such web sites and mobile applications.
(xiii)    “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites), that are or have been used in the Business.

(xiv)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xv)    “Intellectual Property Rights” means any and all intellectual property and industrial property and all rights in, arising out of, or associated therewith, throughout the world, including: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.
(xvi)    “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and the Apache License), and any license listed at www.opensource.org.
(xvii)    “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.
(xviii)    “R&D Sponsor” means any Governmental Body, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company or any developer, inventor or other contributor to any Company-Owned Intellectual Property.
(xix)    “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.
(b)    Status. The Acquired Companies have full title and exclusive ownership of or are duly licensed under or otherwise authorized to use, all Intellectual Property necessary for the conduct of the Business, free and clear of any Liens, other than Permitted Liens. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for conduct of, or that are used in or held for use for, the Business without: (i) the need to acquire or license any other intangible asset, intangible property or Intellectual Property Right or (ii) the breach or violation of any Contract. The Acquired

Companies have not transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. Acquired Companies have not undertaken any act where such action would cause the rights of any of the Acquired Companies in any Company-Owned Intellectual Property to enter into the public domain. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.
(c)    Company Registered Intellectual Property. Schedule 3.11(c) of the Disclosure Schedule lists all Company Registered Intellectual Property, the owner, the status of such registration or application the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by any Acquired Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) subsisting and enforceable, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has Made Available to Parent tangible copies of all of the Acquired Companies’ pending patent applications.
(d)    Company Products. Schedule 3.11(d) of the Disclosure Schedule lists all Company Products that have been made available for use or purchase by the Acquired Companies, including any product or service currently under development, for each such Company Product (and each version thereof) identifying its release date or contemplated release date.
(e)    No Assistance. At no time during the conception of or reduction to practice of any of the Company Intellectual Property was any Acquired Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor. Without limiting the foregoing, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for any Acquired Company or during the twelve-month period immediately prior to his or her employment or engagement with any Acquired Company. No R&D Sponsor has any claim of right or license to, ownership of or other Lien on any Company Intellectual Property. Except in connection with the IIA, no funding, facilities, resources or personnel of any R&D Sponsor was used in connection with the development or creation, in whole or in part, of any Company Intellectual Property (collectively, “Government Involvement”). With respect to any such Government Involvement identified in the Disclosure Schedule, each of the Acquired Companies has complied with the provisions of all Applicable Laws with respect to such Government Involvement, including protecting Intellectual Property, and providing information and documents to the applicable Governmental Body in order to (A) not to lose ownership or other rights in or to any Intellectual Property and (B) not grant broader rights or licenses to any Intellectual Property than those rights and licenses required under Applicable Law or those rights and licenses granted under the applicable Contract related to such Government Involvement. Each of the Acquired Companies has complied in all respects with any and all rules, regulations, reporting and payment obligations and contractual obligations with respect to any funds receive or obtained from any R&D Sponsor.

(f)    Founders. All rights in, to and under all Intellectual Property created by the Acquired Companies founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Acquired Companies or (ii) prior to their commencement of employment with the Acquired Companies and since the commencement of their employment have been duly and validly assigned to the Acquired Companies, no exclusion has been made thereto, and the Acquired Companies has no reason to believe that any such Person is unwilling to provide Parent or the Acquired Companies with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign Intellectual Property filings related thereto.
(g)    Invention Assignment and Confidentiality Agreement. The Acquired Companies have secured from all (i) current and former consultants, advisors, employees, founders, independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for any Acquired Company and (ii) named inventors of patents and patent applications owned or purported to be owned by any Acquired Company (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Acquired Companies have obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for any Acquired Company. Without limiting the foregoing, the Acquired Companies have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors assigning all of each Author’s right and title to any Intellectual Property developed in the course of such Author’s employment or engagement with the Company to the Company and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has Made Available to Parent copies of all forms of such disclosure and assignment documents currently and historically used by each Acquired Company and, in the case of patents and patent applications, the Company has Made Available to Parent copies of all such assignments. No Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect any Acquired Company’s rights in Company-Owned Intellectual Property.
(h)    No Violation. To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of any Acquired Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, such Acquired Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for such Acquired Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has retained or assigned or otherwise granted to anyone rather than the Acquired Companies any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i). No contributing employee has made any exclusions to the assignment of proprietary rights executed be such employee.
(i)    Confidential Information. The Acquired Companies have taken all commercially reasonable and legally required steps to protect and preserve the confidentiality of all confidential or non-public information of the Acquired Companies (including trade secrets) or provided by any third party to any Acquired Company (“Confidential Information”). All current and former employees and contractors of each Acquired Company and any third party having access to Confidential Information have executed and delivered to such Acquired Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations on the part of the Acquired Companies or, to the knowledge of the Company, by any third party with respect to Confidential Information.
(j)    Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. No Acquired Company has sent a notice to or brought any Action against any third party alleging infringement, misappropriation or other violation of any Company-Owned Intellectual Property. No Acquired Company has any Liability for infringement, misappropriation or other violations of any Third-Party Intellectual Property. The operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) each Acquired Company’s use of any product, device, process or service used in the Business as previously conducted, currently conducted and as proposed to be conducted by the Acquired Companies, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under Applicable Law of any jurisdiction in which any Acquired Company conducts the Business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. No Acquired Company has been sued in any Action or received any written communications (including any third-party reports by users) alleging that any Acquired Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company Intellectual Property or Company Product is subject to any Action, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by any Acquired Company, or that may affect the validity, use or enforceability of any Company Intellectual Property. No Acquired Company has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes, misappropriates or otherwise violates any Third-Party Intellectual Property.
(k)    Licenses; Agreements.
(i)    No Acquired Company has granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of nonexclusive licenses on the Company’s unmodified standard forms (copies of which have been Made Available to Parent), and no Acquired Company is bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.
(ii)    No Acquired Company is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.
(iii)    None of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company-Owned Intellectual Property or grants any third party the right to sublicense any Company-Owned Intellectual Property.
(l)    Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i)    each such agreement is valid and subsisting and has, where required, been duly recorded or registered with the relevant intellectual property authority;
(ii)    To the knowledge of the Company, no Acquired Company is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement) in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;
(iii)    to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;
(iv)    at and after the Closing, each Acquired Companies (as wholly owned Subsidiaries of Parent) will be permitted to exercise all of the Acquired Company’s rights under the Company Intellectual Property Agreements to the same extent the Acquired Company would have been able to, had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Acquired Company would otherwise be required to pay;
(v)    there are no disputes or Actions (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by any Acquired Company thereunder;
(vi)    no Company Intellectual Property Agreement requires any Acquired Companies to include any Third-Party Intellectual Property (except for Open Source Materials) in any Company Products or obtain any Person’s approval of any Company Products at any stage of development, licensing, distribution or sale of the Company Products;
(vii)    none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;
(viii)    none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property;
(ix)    the Acquired Companies have obtained valid, written, licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products; and
(x)    no third party that has licensed Intellectual Property Rights to any Acquired Company has ownership or license rights to improvements or derivative works made by any Acquired Company in the Third-Party Intellectual Property that has been licensed to any Acquired Company.
(m)    Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions and the assignment to Parent and/or the Surviving Company by operation of law or otherwise of any Contracts to which any Acquired Company is a party or by which any of their respective assets are bound, will result in: (i) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates, (ii) Parent or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Parent or the Surviving Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other impact to, any Company Intellectual Property. After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party.
(n)    Company Source Code. No Acquired Company, has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by any Acquired Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(o)    Open Source Software. Schedule 3.11(o)(i) of the Disclosure Schedule identifies all Open Source Materials used in any Company Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description will include whether (and, if so, how) the Open Source Materials were modified and/or distributed by any Acquired Company) and identifies the licenses under which such Open Source Materials were used. The Acquired Companies are in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 3.11(o)(ii), no Acquired Company has (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (C) used Open Source Materials, in such a way that, with respect to clauses (A)-(C), creates, or purports to create, obligations for any Acquired Company with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).
(p)    Information Technology.
(i)    Status. The ICT Infrastructure that is currently used in the Business: (A) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted and for six (6) months following the Agreement Date; and (B) operates in good working order and materially functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure.
(ii)    Plans; Content Security. The Acquired Companies and, to the extent required by Applicable Law, the Foundation have implemented and maintain adequate (A) adequate security, disaster recovery and business continuity plans, and (B) content security and protection measures, and act in compliance therewith and have tested such plans on a regular basis, and such plans have proven effective upon testing.
(iii)    Company Databases. Schedule 3.11(p)(iii) of the Disclosure Schedule identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Acquired Companies or the Foundation at any time (collectively, the “Company Databases”), the types of Company Data in each such database (including by Company-Licensed Data and Company-Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database. To the extent required by Applicable Law, except as set forth in Schedule 3.11(p)(iii) of the Disclosure Schedule, the Company has registered each of the Company Databases with the proper authority in any applicable jurisdiction.
(iv)    Processing. The Acquired Companies and the Foundation have valid and subsisting contractual rights to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company. The Acquired Companies and the Foundation have all rights, and all permissions, licenses or authorizations required under Applicable Laws (including Privacy Laws) and relevant Contracts (including Company Data Agreements), to use, retain, produce copies, prepare derivative works, display, perform, disclose, combine with other data, Process, and grant third parties rights, as applicable, to each of the Company-Licensed Data as necessary for the operation of the Business. The Acquired Companies and the Foundation have been and are in compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 3.11(p)(iv) of the Disclosure Schedule identifies each Contract governing any Company-Licensed Data to which any Acquired Company is a party or is bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been Made Available to Parent). To the knowledge of the Company, any third party who has provided Personal Data to any Acquired Company during the past five years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent to the extent required under such applicable Privacy Laws.
(v)    Company Data. The Acquired Companies are the owners of all right, title and interest in and to each element of Company-Owned Data. The Acquired Companies and the Foundation have the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 3.11(p)(v) of the Disclosure Schedule, no Acquired Company nor the Foundation has entered into any Contract governing any Company-Owned Data or to which any Acquired Company or the Foundation is a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been Made Available to Parent).
(q)    No Defects. To the Company’s knowledge, the Company Products and the Acquired Companies’ and the Foundation’s Proprietary Information and Technology is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. To the Company’s knowledge, the software included in the Company Products or the Acquired Companies’ or the Foundation’s Proprietary Information and Technology does not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any Acquired Company’s, the Foundation’s or any Person’s ability to use such software, the Company Product or the Company Proprietary Information and Technology, including after a specific or random number of years or copies or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software. To the Company’s knowledge, all services that have been performed by any of the Acquired Companies and the Foundation were performed properly and in conformity with all applicable Laws. All user documentation associated with any Company Product contains no material errors.
(r)    Standards Bodies. (i) The Acquired Companies and the Foundation have not and have never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization and (ii) none of the Acquired Companies, the Foundation or any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization. The Company has provided Parent with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to any Acquired Company’s or the Foundation’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization.
(s)    Warranties; Company Products. No Company Product or service related thereto is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other than the applicable standard terms and conditions of sale, license, or lease of the Acquired Companies, copies of which have been Made Available to Parent. Schedule 3.11(s) of the Disclosure Schedule sets forth the aggregate expenses incurred by each Acquired Company in fulfilling its obligations under such provisions during each of the fiscal years and the interim period covered by the Financial Statements, and, to the knowledge of the Company, there exists no fact, circumstance or condition that would reasonably be expected to result in such expenses significantly increasing as a percentage of sales in the future. There have been no product liability claims relating to any Acquired Company, any Company Products or any services related thereto.
(t)    Company Websites. To the knowledge of the Company, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by any Acquired Company. The contents of any Company Website and all transactions conducted over the Internet comply with Applicable Law and codes of practice in any applicable jurisdiction.
(u)    Data Privacy and Security.
(i)    Each Acquired Company’s and the Foundation’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. Each Acquired Company and the Foundation has at all times: (A) had the legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Acquired Companies or the Foundation, (B) refrained from selling or sharing Personal Data with third parties for the third party’s benefit except as allowed under Applicable Law and Company Data Agreements, (C) abided by any privacy choices, (including opt-in and opt-out preferences, as required), of individuals relating to Personal Data and (D) had Privacy Laws compliant records in place (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by Parent of all of the Company Databases, Company Data and other information relating to each Acquired Company’s end users, employees, vendors or clients, or any other category of individuals, will cause, constitute or result in a breach or violation of any Privacy Laws, Company Privacy Commitments or Company Data Agreements or any standard terms of service entered into by any Acquired Company with individuals the Personal Data of whom is Processed by each of the Acquired Companies and the Foundation and their Data Processors. Copies of all current and prior Company Privacy Policies have been Made Available to Parent and such copies are true, correct and complete. The Company’s privacy and security practices comply in all material respects with Applicable Law.
(ii)    The Acquired Companies and, to the extent required by Applicable Law, the Foundation have established and maintain appropriate technical, physical and organizational measures and security systems and technologies in material compliance with applicable data security requirements under Privacy Laws, Company Data Agreements and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by each Acquired Company and the Foundation and their respective Data Processors. The Acquired Companies and the Foundation, and to the Company’s knowledge, the Company’s Data Processors have taken commercially reasonable steps to ensure the reliability of their respective employees, vendors and contractors who have access to Company Data and to ensure that all employees, contractors and vendors with the authority and/or ability to access such data are under written obligations of confidentiality (or are bound by an appropriate statutory obligation of confidentiality) and data processing with respect to such data in accordance with the Company Privacy Commitments.
(iii)    No Acquired Company nor the Foundation has received or experienced and, there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Body), that would give rise to, any Action, Order, notice, communication, requests from data subjects, warrant, regulatory opinion, audit result or allegation from a Governmental Body or any other Person (including an end user): (A) alleging or confirming non-compliance with a requirement of Privacy Laws, Company Data Agreements or Company Privacy Commitments, (B) requiring or requesting any Acquired Company or the Foundation to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating Governmental Bodies to investigate, requisition information from, or enter the premises of, any Acquired Company or the Foundation or (D) claiming compensation from any Acquired Company or the Foundation. Each of the Acquired Companies and the Foundation has responded to, and continues to promptly respond to requests from individuals or other third parties on their behalf, and there are no requests from individuals or other third parties to the Acquired Companies seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability) that have not been addressed or responded to. No Acquired Company nor the Foundation has been involved in any Actions involving non-compliance or alleged non-compliance with Privacy Laws, Company Data Agreements or Company Privacy Commitments.
(iv)    Schedule 3.11(u)(iv) of the Disclosure Schedule contains the complete list of notifications and registrations made by each Acquired Company and the Foundation under Privacy Laws with relevant Governmental Bodies in connection with the Acquired Companies’ and the Foundations’ Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up, and the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 3.11(u)(iv) of the Disclosure Schedule, no other registrations or notifications are required in connection with the Processing of Personal Data by the Acquired Companies and the Foundation. The Acquired Companies and the Foundation do not Process the Personal Data of or target advertisements to any natural Person considered a child or minor under Applicable Law. Except as set forth on Schedule 3.11(u)(iv) of the Disclosure Schedule, none of the Acquired Companies or the Foundation sells Personal Data or disclose Sensitive Data or Tracking Data to third parties.
(v)    Where any Acquired Company or the Foundation uses a Data Processor to Process Personal Data, the processor has provided contractual guarantees, warranties or covenants in relation to Processing or Personal Data, confidentiality, security measures and agreed to compliance with those obligations that are sufficient for such Acquired Company’s or the Foundation’s compliance with Privacy Laws, Company Data Agreements and Company Privacy Commitments, and there is in existence a written Contract between such Acquired Company or the Foundation (as applicable) and each such Data Processor that complies with the requirements of Privacy Laws, Company Data Agreements and Company Privacy Commitments. The Company has Made Available to Parent true, correct and complete copies of all such Contracts. To the knowledge of the Company, such Data Processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of the Acquired Companies or the Foundation.
(vi)    No Acquired Company nor the Foundation has transferred or permitted the transfer of Personal Data originating in Israel or the EEA outside Israel or the EEA (as applicable), except where such transfers have complied with the requirements of Privacy Laws, Company Data Agreements and Company Privacy Commitments.
(vii)    No security incident, violation of any data security policy, breach, or unauthorized access in relation to Company Data, Company Databases, or Confidential Information (including Personal Data in any Acquired Company’s or the Foundation’s possession, custody or control), has occurred or is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing. Neither the Acquired Companies, the Foundation, nor any Person acting on any Acquired Company’s or the Foundation’s behalf or direction has: (A) paid any perpetrator of any data breach incident or cyber-attack; or (B) paid any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. No data or security incident, including but not limited to malware, ransomware, virus, compromise of credentials, denial-of-service attack, or unauthorized intrusion of any kind has occurred or is threatened. No circumstance has arisen in which: (x) Applicable Laws (including Privacy Laws), Company Data Agreements or Company Privacy Commitments would require any Acquired Company or the Foundation to notify a Governmental Body or an individual of a data breach or security incident; or (y) applicable guidance or codes or practice promulgated under Applicable Laws (including Privacy Laws) would recommend any Acquired Company or the Foundation to notify a Governmental Body or an individual of a data breach or security incident.
3.12    Taxes.
(a)    Each of the Acquired Companies has properly completed and timely filed all Tax Returns required to be filed by it and has timely paid all Taxes whether or not shown on any Tax Return and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were true, correct and complete in all material respects, and have been prepared in compliance with all Applicable Law. The Company has delivered to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments or proposed deficiencies and adjustments in respect of each of the Acquired Companies.
(b)    The Balance Sheet reflects all Liabilities for unpaid Taxes of each of the Acquired Companies for periods (or portions of periods) through the Balance Sheet Date. The Acquired Companies have no Liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date. The Acquired Companies have no Liability for Pre-Closing Taxes that is not included in the calculation of the Working Capital Amount.
(c)    There is (i) no written claim for Taxes being asserted against any of the Acquired Companies that has resulted in a Lien against the property of any of the Acquired Companies other than Liens for Taxes not yet due and payable, (ii) no past, current or pending audit of, or Tax controversy associated with, any Tax Return of any of the Acquired Companies being conducted by a Tax Authority, (iii) to the Knowledge of the Acquired Companies, no indication or intent by a Tax Authority to open an audit or other review, (iv) no written request for information related to Tax matters, (v) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes related to any of the Acquired Companies pending or on appeal with any Governmental Body, (vi) no extension of any statute of limitations on the assessment of any Taxes granted by any of the Acquired Companies currently in effect and (vii) no extension of time for filing any Tax Return of any of the Acquired Companies that has not been filed. No written claim has ever been made by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies are or may be subject to taxation by that jurisdiction.
(d)    No Acquired Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction. No Acquired Company is subject to income Tax, Sales Tax, use Tax, gross receipts Tax or any other type of Tax in any U.S. state where it does not file Tax Returns applicable to such type of Tax.
(e)    Each of the Acquired Companies has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, each of the Acquired Companies has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(f)    Schedule 3.12(f) of the Disclosure Schedule sets forth a complete and accurate listing of (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of each of the Acquired Companies and (ii) all of the jurisdictions in which each of the Acquired Companies files such Tax Returns (identifying each of the jurisdictions in which each of the Acquired Companies is filing Tax Returns and each type of Tax Returns filed and Taxes paid in such jurisdiction).
(g)    The Acquired Companies have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.
(h)    No Acquired Company is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement nor does any Acquired Company have any Liability or potential Liability to another party under any such agreement.
(i)    Each of the Acquired Companies has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. law.
(j)    No Acquired Company has consummated or participated in and none are currently participating in any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. No Acquired Company has participated in, nor is any currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. law.

(k)    No Acquired Company nor any predecessor of such Acquired Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company (including any predecessor of the Company) was not the ultimate parent corporation.
(l)    No Acquired Company has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.
(m)    Other than the Subsidiaries listed on Schedule 3.12(m) to the Disclosure Schedule (including any predecessor of a Subsidiary), the Company does not own and has never owned directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).
(n)    No Acquired Company is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
(o)    No Acquired Company is or ever has been a controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code), and no Acquired Company owns any interest in any controlled foreign corporation, passive foreign investment company or other entity the income of which is required to be included in the income of any Acquired Company.
(p)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any unpaid tax liability as a result of Section 965 of the Code, including by reason of an election pursuant to Section 965(h) of the Code.
(q)    The Company has Made Available to Parent all documentation relating to any applicable Tax holidays or incentives related to the Acquired Companies. Each of the Acquired Companies is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.
(r)    No Acquired Company has received any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Governmental Body).
(s)    There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of any Acquired Company or ERISA Affiliate to which any Acquired Company is a party or by which any Acquired Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the Transactions and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) and no amount paid or payable by the Company in connection with the Transactions, whether alone or in combination with another event, will not be deductible by the Company by reason of Section 280G of the Code. Schedule 3.12(s) of the Disclosure Schedule lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to any Acquired Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No stock of any Acquired Company or any Shareholder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.
(t)    Schedule 3.12(t) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which any Acquired Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party is in documentary and operational compliance with Section 409A has been documented and operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.
(u)    The exercise price of all Options is at least equal to the fair market value of the Company Ordinary Shares on the date such Options were granted or repriced, and neither the Company nor Parent has incurred or will incur any Liability to report or withhold Taxes under Section 409A of the Code upon the vesting of any Options. All Options are with respect to “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) of the grantor thereof.
(v)    All Company Employee Plans and other arrangements of any Acquired Company or ERISA Affiliate are in compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.
(w)    The Company has Made Available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Ordinary Share that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Shareholder of any portion of the Purchase Price will result in compensation or other income to any Shareholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.
(x)    Each of the Acquired Companies has complied (and until the Closing will comply) with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any state, local or foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare and Federal Unemployment Tax Act Taxes and Taxes under relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date. Each of the Acquired Companies has complied (and until the Closing will comply) with all Applicable Law relating to reporting of information with respect to payments under Sections 6041-6050Y of the Code (and any similar state, local or non-U.S. law).

(y)    No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(z)    No independent contractor who performed or is performing services for any Acquired Company was or will be considered as an employee of any Acquired Company by an applicable Tax Authority.
(aa)    Each Acquired Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Acquired Company. The Acquired Companies have delivered to Parent true, correct and complete copies of all transfer pricing documentation prepared pursuant to any Applicable Law. The prices for any property or services (or for the use of any property) provided by or to each Acquired Company are arm’s length prices for purposes of all applicable transfer pricing laws.
(bb)    All key development, enhancement, maintenance, protection and exploitation functions of the Acquired Companies and their subsidiaries relating to Intellectual Property are located in Israel. The Acquired Companies have no intangible assets that are located outside of Israel. No non-Israeli Subsidiary of the Company owns any Intellectual Property, including any economic or commercialization rights to Intellectual Property.
(cc)    Each of the Acquired Companies which is an Israeli company (i) is duly registered for the purposes of value added Tax and has complied in all material respects with all requirements concerning value added Taxes or good and services Tax (“VAT”), (ii) has not made any exempt transactions and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, (iii) has collected and timely remitted to the relevant Governmental Body all output VAT which they are required to collect and remit under any Applicable Law; and (iv) has not received a refund or credit for input VAT for which it is not entitled under any Applicable Law. Each of the Acquired Companies which is an Israeli company has maintained up to date, full and accurate records in all material respects, invoices and supporting documentation to substantiate the tax deductibility of services and expenses incurred and the deductibility of the related VAT, as well as the entries performed in the Tax Returns.
(dd)    The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Income Tax Ordinance.
(ee)    The Company does not and has never participated or engaged in any transaction listed in Section 131(g) of the Income Tax Ordinance and the Israeli Income Tax Laws (Reportable Tax Planning), 5767-2006 promulgated thereunder nor is it subject to reporting obligations under Sections 131D or 131E of the Income Tax Ordinance or similar provisions under the Israel Value Added Tax law of 1975.
(ff)    The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963

(gg)    The Company did not take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” (Mifaal Technology Muadaf) or otherwise under the Israeli Law for Encouragement of Capital Investments, 1959.
(hh)    The Company’s 102 Plan has received a favorable determination or approval letter from, or has otherwise been approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Options and Section 102 Shares were issued under any 102 Plan have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102(b)(2) of the Income Tax Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the receipt of the required written consents from the holders of the Company Ordinary Shares and Options, the appointment of an authorized trustee to hold the Options and Company Ordinary Shares, and the due deposit of such Options and Company Ordinary Shares with such trustee pursuant to the terms of Section 102 of the Income Tax Ordinance and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.
(ii)    The Company is classified as a corporation for U.S. tax purposes and has never filed an election to be classified as other than a corporation for U.S. tax purposes.
(jj)    The Company does not own any interest in any controlled foreign corporation pursuant to Section 75B of the Income Tax Ordinance, or other entity the income of which is required to be included in the income of the Company.
3.13    Employee Benefit Plans and Employee Matters.
(a)    Schedule 3.13(a) of the Disclosure Schedule lists, with respect to each Acquired Company and each ERISA Affiliate, all Company Employee Plans.
(b)    The Company has Made Available to Parent a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto). All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.
(c)    Each Company Employee Plan has been maintained and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations or other Applicable Law, and each Acquired Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions required to be made by any Acquired Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and the required amount (according to the specific relevant plan and not less than amount required under Applicable Law) has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Balance Sheet Date as a result of the operations of the Acquired Companies after the Balance Sheet Date). Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent (other than ordinary and reasonable administrative expenses typically incurred in a termination event).

(d)    No Action has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor or any Governmental Body. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, (ii) no Lien has been imposed under the Code, ERISA or any other Applicable Law and (iii) no Acquired Company has made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.
(e)    There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(f)    No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization. The Acquired Companies do not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.
(g)    Each Acquired Company is and has been in compliance with all Applicable Law respecting employment, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt), wages, hours including any local orders relating to COVID-19 and occupational safety and health and employment practices, work permits, immigration laws and the regulatory remuneration rules as included in the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, “FMSA”), including Chapter 1.7 FMSA. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under any Applicable Law or extension order and the Company has complied with the requirements of any Applicable Law (including extension order). No Acquired Company is liable for any arrears of wages, compensation, Taxes, penalties, or other sums for failure to comply with any of the foregoing. Each Acquired Company has paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, commissions, severance payments, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. No Acquired Company is liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no controversies pending or, to the knowledge of the Company, threatened, between any Acquired Company and any of its employees, which controversies have or would reasonably be expected to result in an Action before any Governmental Body.
(h)    The Company has Made Available to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment, retention, change in control and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and any Acquired Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus and/or commission plans and any form award agreement thereunder and (vii) any such document in clauses (i)-(vi) that deviate materially from the form document.

(i)    No Acquired Company is nor at any time has been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by any Acquired Company and no Acquired Company has a duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by any Acquired Company. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against any Acquired Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. No Acquired Company or, to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against any Acquired Company by the National Labor Relations Board or any comparable Governmental Body pending or, to the knowledge of the Company, threatened. The Company has not failed to comply with the provisions of any collective bargaining agreement or extension order that applies to the Company. The Company has not been, and no employee of the Acquired Companies has benefited from any extension order (tzavei harchava) except for extension orders which generally apply to all employees in Israel.
(j)    Schedule 3.13(j) of the Disclosure Schedule sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of each Acquired Company (other than those agreements entered into with newly hired employees of such Acquired Company in the ordinary course of business and consistent with past practice). To the Company's knowledge, no employee or independent contractor of any Acquired Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee or independent contractor to be employed by or otherwise provide service to such Acquired Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 3.13(j) of the Disclosure Schedule, no employee of any Acquired Company has given notice to such Acquired Company and, to the knowledge of the Company, no employee of any Acquired Company intends to terminate his or her employment with such Acquired Company. Except as set forth on Schedule 3.13(j) of the Disclosure Schedule, the notice period is in accord with Applicable Law. As of the Agreement Date, none of the Acquired Companies or, to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of any Acquired Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of any Acquired Company of any terms or conditions of employment with Parent following the Closing, nor is any Acquired Company under any obligation to continue the engagement with any of its present or former employee or consultant.
(k)    Schedule 3.13(k)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all employees (including employees who signed an employment agreement but have not started their employment) of each of the Acquired Companies, showing each such individual’s (i) name, (ii) employing entity; (iii) city and country of employment, (iv) hire date and service date, if different, (v) position, (vi) manager’s name, (vii) annual remuneration, base compensation (including monthly base salary or hourly wage rate, and overtime consideration, as applicable), commissions, most recent annual bonus received and current annual bonus opportunity and material fringe benefits (including recreation pay, travel pay, car maintenance or car entitlement, entitlement to pension arrangement, any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions), whether such employee is subject to an arrangement under Section 14 of the Israel Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to a Section 14 Arrangement, whether such arrangement has been applied to such person from the commencement date of his or her employment and the basis of his or her entire salary) and notice period entitlement, (viii) employment status (i.e., exempt or non-exempt from the overtime requirements under any Applicable Law, full- or part-time), (ix) vacation and sick leave entitlement and accrual, (x) leave status and anticipated date of return to full-service and notice period entitlement (xi) confirmation of eligibility to work in the applicable jurisdiction and citizenship/visa status, (xii) any commitments made to any such employee with respect to changes to his or her employment or compensation or benefits for the current fiscal year and the most recently completed fiscal year, (xiii) any material circumstances (including pregnancy, disability or military service) and (xiv) whether the employee was recruited from a previous employer. Except as set forth in Schedule 3.13(k)(i) of the Disclosure Schedule, no employee (including employees who signed an employment agreement but have not started their employment) of each of the Acquired Companies is entitled to any payment or benefit (other than such employee’s salary) that may be reclassified as part of such employee’s salary for any purpose, including for purposes of calculating any social contributions. Schedule 3.13(k)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors, showing each, with respect to such individual (A) the name and entity with which each Acquired Company has contracted for such services, (B) compensation or rate of pay, (C) initial date of engagement, (D) principal place of service and (E) the notice or termination provisions applicable to the services provided by such individual. All employees, consultants, advisory board members and independent contractors of the Acquired Companies are legally permitted to be employed or engaged by the applicable Acquired Company in the jurisdiction in which such individuals are employed in their current job capacities for the maximum period allowed under Applicable Law. The Foundation does not have and has not had any employees or other Persons working for it other than the members of its board of directors.
(l)    There are no performance improvements or disciplinary actions contemplated or pending against any of the Acquired Companies’ employees. No claims or allegations have been made against any Acquired Company, or any director, employee, consultant or independent contractor thereof, for discrimination, sexual or other harassment, or retaliation nor are any such claims threatened or pending nor, to the knowledge of the Company, is there any reasonable basis for such a claim.
(m)    In the past two years, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company and (iii) no Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
(n)     None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by any Acquired Company, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person or (vi) limit any Acquired Company’s ability to terminate any Company Employee Plan.
(o)    Each Acquired Company has been in compliance in all material respects with Applicable Law, Contracts, and Orders, relating to labor, employment and fair employment practices

(including termination of employment), including Applicable Law, Contracts and Orders relating to, hiring, discharge and/or terms and conditions of employment, discrimination in employment, privacy, harassment, retaliation, terms and conditions of employment, compensation matters, use of agency workers, worker classification (including employee-independent contractor classification, or any employee leased from another employer and the proper classification of employees as exempt employees and nonexempt employees under the Working Hours and Rest Law, 5711-1951 and similar Applicable Law), engagement with consultants and service providers (including in the field of cleaning, catering, security and protection) wages and hours, overtime, day of rest, sick leave, annual leave, prior notice, severance payment, notice to employees, disability rights or benefits, pension arrangements, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation employee leave issues, labor relations, unemployment insurance, occupational safety and health and employment practices, engagement of youth or foreign employees, work visas and/or employment authorization, and is not engaged in any unfair labor practice. Each Acquired Company has timely withheld all amounts required by Applicable Law or by Contract to be withheld from the wages, salaries, and other payments to employees or consultants and the Company has timely transferred all amounts required by Applicable Law or by Contract to transfer to any Company Employee Plans and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each Acquired Company has timely paid (with respect to benefits and rights) in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and rights and other compensation due to or on behalf of such employees, independent contractors and consultants. None of the Acquired Companies is liable for any payment owed to any trust or fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or consultants (other than routine payments to be made in the ordinary course of business consistently with past practice). There are no claims pending against the Acquired Companies under any Company Employee Plans, workers compensation plan or policy or for long term disability. There are no claims pending or, to the knowledge of the Company, threatened, between the Acquired Companies and any of their respective current or former employees, consultants or independent contractors which claims have or could reasonably be expected to result in an Action. All independent contractors providing services to the Acquired Companies have been properly classified as independent contractors for purposes of applicable state Tax laws, laws applicable to employee benefits and other Applicable Law. All consultants and independent contractors of the Acquired Companies have in their engagement agreements customary provisions regarding their no-employee status and protections and indemnification. None of the Acquired Companies engages any personnel through manpower agencies. None of the Acquired Companies has employment or consulting Contracts currently in effect that are not terminable on minimum statutory notice under Applicable Law (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).
(p)    The Company’s obligations to provide statutory severance pay to its employees pursuant to the Israeli Severance Pay Law, 5723-1963, vacation pursuant to the Israeli Annual Leave Law, 5711-1951, accrued bonuses and recreation pay, and any personal employment agreement have been satisfied or have been fully funded by contributions to appropriate insurance funds, or if not required to do so, accrued on the Financial Statements and the Company applies the full provisions of Section 14 of the Israeli Severance Pay Law, 5723-1963 with respect to such statutory severance pay from the commencement date of employment of the Company’s employees and on the basis of their entire salary such that the Company will not have to make any payment under the Severance Pay Law, 5723-1963, except for release of the funds accumulated in accordance with the Section 14 Arrangement. No further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date).

(q)    No Acquired Company has made any loan or advance, or provided any financial assistance to any employee or past or prospective employee of any of the Acquired Companies, which is outstanding.
(r)    During the year preceding the date of this Agreement, none of the Acquired Companies has given notice to the authorities of any collective redundancies or started consultations with any trade union or employee co-determination body concerning any (future) collective redundancies.
(s)    None of the Acquired Companies has applied for or received any government financial support in relation to Covid-19 with respect to (partial) wage costs compensation (including the NOW subsidy scheme).
3.14    Interested-Party Transactions. None of the officers and directors of the Acquired Companies and, to the knowledge of the Company, none of the other employees of the Acquired Companies or any Shareholders, and none of the immediate family members of any of the foregoing, (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, any Acquired Company or the Foundation (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (b) is a party to, or otherwise directly or, to the knowledge of the Company, indirectly interested in, any Contract to which any Acquired Company is a party or by which any Acquired Company or any of its assets is bound, except for normal compensation for services as an officer, director or employee thereof or (c) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Shareholders under Applicable Law.
3.15    Insurance. The Acquired Companies and the Foundation maintain the policies of insurance and bonds set forth in Schedule 3.15 of the Disclosure Schedule. Schedule 3.15 of the Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amounts and any applicable deductible as of the Agreement Date and all claims made under such policies and bonds since inception. The Company has Made Available true, correct and complete copies of all such policies or bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Acquired Companies and the Foundation are otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies and bonds.
3.16    Books and Records. The Company has Made Available an accurate and complete copy of the Charter. The Company’s books and records accurately reflect in all material respects all meetings of the Shareholders and the Board and all actions taken by written consent of the Shareholders and the Board, as applicable, since the inception of the Company through the Agreement Date. The minutes in the Company’s minute books accurately reflect in all material respects the events of and actions taken at the meetings to which they relate; and the Company’s stock ledger and stock transfer records accurately reflect all issuances, transfers and cancellations of Shares. All corporate and financial records, books of account, minute books, shareholders’ register and other books and records of the Company’s Subsidiary and the Foundation (a) have been kept in all material respects in accordance with Applicable Law, (b) are up to date and (c) are in the possession of the Subsidiary or the Foundation (as the case may be).
3.17    Material Contracts.

(a)    Schedules 3.17(a)(i) through (xxvi) of the Disclosure Schedule set forth a list of each of the following Contracts to which any Acquired Company is a party that are in effect on the Agreement Date (collectively, whether or not accurately listed in the Disclosure Schedule, the “Material Contracts”):
(i)    any Contract with a (A) Significant Customer or (B) Significant Supplier;
(ii)    any Contract with a customer or an end user that has deviated from the Acquired Company’s standard terms of service, copies of which has been Made Available to Parent;
(iii)    any Contract providing for payments by or to an Acquired Company (or under which the Company has made or received such payments) of more than an aggregate of $50,000 in a 12 month period or $100,000 over the life of the Contract;
(iv)    any dealer, distributor, reseller, referral, collaboration or similar agreement, or any Contract providing for the grant of rights to reproduce, license, distribute, market, refer or sell the Company Products to any other Person or relating to the advertising or promotion of the Business or pursuant to which any third parties advertise on any websites operated by the Company;
(v)    any agency agreements between any Acquired Company and a third party that provides for the distribution of electronic money and the provision of payment services on behalf of the third party within the meaning of the Directive 2009/110/EC of the European Parliament and of the Council of 16 September 2009 on the taking up, pursuit and prudential supervision of the business of electronic money institutions (the “E-Money Directive”);
(vi)    offer letters or Contracts with an employee or independent contracts that differs from the forms Made Available;
(vii)    Contracts containing any restriction on any Acquired Company’s solicitation, hiring or engagement of any Person;
(viii)    Contracts providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;
(ix)    Contracts (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company-Owned Data or which would otherwise restrict the Company from freely setting prices for the Company Products, (B) containing any non-competition covenants or other restrictions relating to the Company Products, Company Intellectual Property or Company-Owned Data, (C) that limit or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (D) containing any “take or pay,” minimum commitments or similar provisions or (E) that is set forth on Schedule 3.13(f) of the Disclosure Schedule;
(x)    Contracts in which any Acquired Company has granted “most favored nation” pricing provisions relating to any products or territory or in which any Acquired Company has agreed to purchase a minimum quantity of goods or services;

(xi)    Contracts pursuant to which any Acquired Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any equity interest or other material ownership interest in any other Person;
(xii)    standstills or similar agreements containing provisions prohibiting a third party from purchasing equity interests of any Acquired Company or the assets of any Acquired Company or otherwise seeking to influence or exercise control over any Acquired Company;
(xiii)    Contracts for any limited liability company, joint venture, partnership, joint product development, strategic alliance, co-marketing arrangement or similar arrangement with any other Person or the making of any other investment in any other Person;
(xiv)    any Company Intellectual Property Agreement, provided that for purposes of Section 3.17(a)(xiv) of the Disclosure Schedule, the Company shall not be required to disclose: (A) Contracts with customers and end users on the Acquired Companies’ standard terms of service, copies of which has been Made Available to Parent; (B) Contracts for Third-Party Intellectual Property licensed to the Company that is generally, commercially available software and (I) is not material to the Acquired Companies taken as a whole, (II) has not been modified or customized for any Acquired Company and (III) is licensed for an annual fee under $25,000; (C) non-disclosure and confidentiality agreements entered into in the ordinary course of business and consistent with past practice; (D) agreements with employees, independent contractors, consultants on the Company’s standard form of invention assignment and proprietary information agreement or consultant agreement (copies of which have been Made Available to Parent); and (E) licenses to Open Source Materials;
(xv)    any license or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;
(xvi)    Contract providing for the development of any software, technology or Intellectual Property, independently or jointly, either by or for the Company (other than agreements with employees, independent contractors, consultants on the Company’s standard form of invention assignment and proprietary information agreement or consultant agreement, copies of which have been Made Available to Parent);
(xvii)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business and consistent with past practice;
(xviii)    Contracts under which any Acquired Company has agreed to or has an obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or other violation with respect to any Intellectual Property; provided that for purposes of Section 3.17(a)(xviii) of the Disclosure Schedule, the Company shall not be required to disclose Contracts with customers and end users on the Acquired Companies’ standard terms of service, copies of which has been Made Available to Parent;
(xix)    any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;
(xx)    any settlement agreement with respect to any Action;

(xxi)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;
(xxii)    Contracts governing any Debt;
(xxiii)    Contracts granting a Lien (other than Permitted Liens) upon any property or asset (including Intellectual Property) of any Acquired Company;
(xxiv)    Contracts involving any resolution or settlement of any Action;
(xxv)    Any Contract or protocol between any Acquired Company and the Foundation; and
(xxvi)    Contracts with any Governmental Body.
(b)    All Material Contracts are in written form. To the Company’s knowledge, each Acquired Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to any Acquired Company or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of any Acquired Company under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. No Material Contract contains any force majeure or other similar provision that would give the other party the right to terminate or would excuse such party’s performance under such Contract (whether or not the Company was then in breach of its obligations under the Contract). No Acquired Company has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel, modify, decline to renew or reduce performance under any Material Contract (including under a force majeure or similar provision, including as a result of the COVID-19 pandemic). No Acquired Company has any Liability for renegotiation of any Contracts with any Governmental Body. True, correct and complete copies of all Material Contracts have been Made Available.
3.18    Brokers. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.
3.19    Anti-Corruption Law, Sanctions and Anti-Money Laundering Compliance.
(a)    To the knowledge of the Company, none of the Acquired Companies or any of their Representatives (in each case, acting in their capacities as such) have, since the inception of any such Acquired Company, directly or indirectly through their Representatives or any Person authorized to act on their behalf (including any distributor, agent, sales intermediary, professional services firm, consultant, attorney or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Body to affect any act or decision of such Governmental Body in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person, in each case, in violation of any Anti-Corruption Law or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage, in each case, in violation of any Anti-Corruption Law.
(b)    Each Acquired Company has maintained complete and accurate records of payments to any agents, consultants, Representatives, third parties and Government Officials, in accordance with GAAP. To the knowledge of the Company, there have been no false or fictitious entries made in the books and records of any Acquired Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment. No Acquired Company has established or maintained a secret or unrecorded fund or account.
(c)    None of the Acquired Companies or any of their Representatives (in each case, acting in their capacities as such) has been convicted of violating any Anti-Corruption Laws, Sanctions or AML Laws, or been subjected to any investigation or proceeding by a Governmental Body for potential corruption, fraud or violation of any Anti-Corruption Laws, Sanctions or AML Law.
(d)    None of the Acquired Companies, their, directors, officers, is (i) a Senior Non-U.S. Political Figure, or any immediate family member or close associate of a Senior Non-U.S. Political Figure, (ii) a non U.S. shell bank or (iii) a bank of primary money laundering concern as defined in Section 311 of the Patriot Act. To the knowledge of the Company, each of the Acquired Companies, as well as its directors, officers, or employees and Affiliates are, and at all times since the inception of such Acquired Company have been, in compliance with any applicable Sanctions and AML Laws.
(e)    None of the Acquired Companies, any shareholder, director, officer, employee, customer, supplier, business partner or agent of the Acquired Companies is currently or has been in the past five years: (i) a Restricted Person; or (ii) organized under the laws of, ordinarily resident in, or located in an Embargoed Country, or owned or controlled by the government of or Person subject to the jurisdiction of an Embargoed Country.
3.20    Trade Control Laws.
(a)    Each Acquired Company has conducted its export transactions within the past five years in accordance with (a) applicable provisions of export controls, the Israeli Ministry of Economy List of Source Items and Dual Use Items and all other applicable import/export controls in other countries in which such Acquired Company conducts business including.
(b)    Without limiting the foregoing to the knowledge of the Company: (i) each Acquired Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Body required for (A) the export, import and re-export of products, services, software and technologies and has assigned the appropriate export and import classifications to all products, in each case as required for its exports, reexports and imports of products, software and technologies, and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Trade Authorizations”), (ii) each Acquired Company is in compliance with the terms of all applicable Trade Authorizations, (iii) there are no pending or, to the knowledge of the Company, threatened claims against any Acquired Company with respect to such Trade Authorizations, (iv) there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no consents or approvals for the transfer of Trade Authorizations to the Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost, in each case as it relates to United States and foreign. The Company has made available to the Parent all correspondence with any Governmental Body with respect to the export control classification of any product.
(c)    The Company does not use or develop, or engage in, encryption technology, technology with military applications, or other technology, the development, commercialization or export of which is restricted under Applicable Law, and no business of the Company requires the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or Control of Products and Services Order (Use of Encryption ), 1998, as amended.
(d)    The Company presently maintains and enforces policies and internal controls reasonably designed to ensure compliance with Trade Controls, including Restricted Person screening tools, Embargoed Country blocking tools, and other necessary and appropriate tools, resources, and procedures to prevent prohibited dealings with any Restricted Person or in any Embargoed Country or transactions that otherwise violate Trade Controls.
3.21    Customers and Suppliers.
(a)    As of the date of this Agreement, the Company has approximately 75,100 paying users of Company Products (each, a “Customer”). The Company does not have any outstanding material disputes concerning any Company Products with any Customer and there is no material dissatisfaction on the part of any Customer with respect to any Company Products. The Company has not received any information from any Customer that such Customer shall not continue as a customer of the Company (or Parent) after the Closing.  The Company has not had any complaints with respect to any Company Products that has or would reasonably be expected to result in a material reversal of revenue by the Company.
(b)    No Acquired Company has any outstanding material dispute concerning products and/or services provided by any supplier who, in either (i) the fiscal year ended December 31, 2021 was and/or (ii) in the fiscal year ending December 31, 2022 is reasonably projected to be, one of the 20 largest suppliers of products and/or services to the Acquired Companies based on amounts paid or payable by the Acquired Companies to such supplier during such period (each, a “Significant Supplier”). There is no material dissatisfaction on the part of the Acquired Companies with respect to any Significant Supplier and, to the knowledge of the Acquired Companies there is no material dissatisfaction on the part of any Significant Supplier with respect to the Acquired Companies. Each Significant Supplier is listed on Schedule 3.21(b) of the Disclosure Schedule. Neither the Company nor any of the Subsidiaries has received any written notice from any Significant Supplier that such Significant Supplier intends to terminate, decline to renew or negatively modify existing Contracts with an Acquired Company. The Acquired Companies have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Acquired Companies, there is no reason why the Acquired Companies will not continue to have such access on commercially reasonable terms.
3.22    Filings and Notices. Neither the Meeting Notice (including any documents attached thereto) nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.23    Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate delivered by any Acquired Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE IV
RESERVED
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except, solely with respect to Section 5.1 and Sections 5.2(d) and (e), as set forth in the statements, reports, schedules, forms and other documents filed or furnished with the SEC prior to the Agreement Date (including any exhibits and other information incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures that are similarly predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:
5.1    Organization and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (in those jurisdictions where such concept is recognized). Parent is not in violation of any of the provisions of its certificate of incorporation. Merger Sub is not in violation of any of the provisions of its articles of association or any agreement to which it is party.
5.2    Authority and Enforceability; Non-Contravention.
(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and consummate the Transactions. This Agreement and the other Transaction Documents have been (or will be) duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereunder, represent valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except, in each case, to the extent subject to the Enforceability Exceptions.
(b)    The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Other than the Parent Written consent, no vote or consent of the holders of any class or series of share capital or other equity interest of Parent is necessary to approve this Agreement, the Merger Sub or the other Transactions. The board of directors of the Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors.
(c)    All Parent Shares and other securities to be issued under this Agreement and the rights thereto shall, when issued, be duly authorized, validly issued in compliance with Applicable Law, fully paid and non-assessable, free of any Liens.

(d)    Each of Parent and Merger Sub and each of their respective directors, officers and subsidiaries has complied with, and to the knowledge of Parent is not in violation of, and has not received any notices of violation with respect to any Applicable Law, except where such non-compliance or violation, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(e)    Each of Parent and Merger Sub is, and has been in compliance with, all Permits which are required for the conduct of its business and any of the representations, except where such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All such Permits are valid and in full force and effect, except where such failure to remain in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation, revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits, except where such violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(f)    Except for (i) the approvals set forth on Annex C and (ii) the filing of the Merger Proposals and the Amended Articles with the Companies Registrar and the issuance of the Certificate of Merger, no consent, approval, qualification, Order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is necessary or required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery by Parent or Merger Sub of this Agreement, the consummation by Parent of the Merger and the other Transactions to be completed as of the Closing or the compliance by the Company with the provisions of this Agreement, except as would not be material to Parent’s ability to consummate the Transactions.
5.3    Sufficient Funds. Parent has sufficient cash to pay the cash portion of the Purchase Price and authorized Parent Shares to issue the stock portion of the Purchase Price pursuant to the terms and subject to the conditions of this Agreement.
5.4    No Prior Merger Sub Operations. Merger Sub is a wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
5.5    Brokers. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission, as a result, directly or indirectly, of any action taken by Parent or Merger Sub, in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.
5.6    Exclusivity of Representations and Warranties. Neither Parent nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Parent or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Parent and its Subsidiaries), except as expressly set forth in this Article V, and the Company hereby disclaims any such other representations or warranties.
5.7    Non-Reliance by Parent. Each of Parent and Merger Sub acknowledges that none of the Company or any of its Affiliates (including the other Acquired Companies) nor any other Person (including the Shareholders) has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any other Acquired Company or the contemplated Transactions, including in respect of the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article III (including the Schedules attached thereto) or any of the Transaction Documents.
ARTICLE VI
COVENANTS
6.1    Conduct of the Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), the Company will, and will cause each of its Subsidiaries and the Foundation to, (i) conduct the Business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and (iii) use commercially reasonable efforts to preserve satisfactory relationships with customers, suppliers, distributors, licensors, licensees; except for actions (x) required by Applicable Law or (y) expressly required by this Agreement. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries and the Foundation to, consult with Parent reasonably in advance prior to taking any actions that would have, if taken prior to the Agreement Date, caused the representations in Section 3.6(b) to not be true and correct; provided that Parent shall not have the legal authority to prohibit the Company from taking such actions.
6.2    Confidentiality; Public Announcements.
(a)    The parties hereto (including the Shareholders by their execution and delivery of a Support Agreement) hereby acknowledge that Parent and the Company have previously executed a Mutual Non-Disclosure Agreement, dated April 24, 2021, by and between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided that the confidentiality and use restrictions contained in the Confidentiality Agreement that are applicable to the Company shall also apply to each Shareholder who has executed and delivered a Support Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Parent may make such public communications regarding this Agreement or the Transactions as Parent may determine is reasonably appropriate to any Governmental Body or administrative agency to the extent necessary or advisable in compliance with Applicable Law and the rules of the NASDAQ.
(b)    The initial press release with respect to the execution of this Agreement shall be a joint press release agreed upon by Parent and the Company. Thereafter, (i) each of the Company and the Shareholders shall not, and shall cause each of its Affiliates and each of its and their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement) or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with any Acquired Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by Applicable Law and (ii) the Parent shall not, and shall cause each of its Affiliates and each of its and their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement) without the prior written approval of the Company, unless required by Applicable Law (including applicable stock exchange listing rules) or institutional reporting obligations.
(c)    Nothing in Section 6.2(a) or Section 6.2(b) shall limit the right of a Shareholder which is an investment fund or partnership to provide updates to its limited partners or investors and professional advisors who owe reasonable confidentiality obligations to such Shareholder with respect to the Transactions at any time.
6.3    No Solicitation.
(a)    During the Pre-Closing Period, neither the Company nor any Shareholder will, nor will any of them authorize or permit any of their Subsidiaries and its and their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or (vi) enter into any other transaction not in the ordinary course of business consistent with past practice, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. The Company and each of the Shareholders will, and will cause its controlled Affiliates and its and their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal (with a notice to such Persons that the Company is terminating such activities, discussions or negotiations) and (B) promptly revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to any Acquired Company previously provided to such Person in connection with an Acquisition Proposal. If any Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company or a Shareholder is obligated pursuant to this Section 6.3 to cause such Representative not to take, then the Company or such Shareholder, as applicable, will be deemed for all purposes of this Agreement to have breached this Section 6.3.
(b)    During the Pre-Closing Period, the Company and each of the Shareholders will promptly (but in any event, within 24 hours) notify Parent orally and in writing, with respect to the Company, after receipt by any Acquired Company (or, to the knowledge of the Company, by any of the Representatives) and, with respect to any Shareholders, after receipt by such Shareholder, of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for nonpublic information relating to any Acquired Company or for access to any of the properties, books or records of any Acquired Company by any Person or Persons other than Parent. Such notice will describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) the identity of the Person making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company and the applicable Shareholder will keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and will provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company will provide Parent with 2 Business Days prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.
6.4    Reasonable Best Efforts.
(a)    Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VII, to deliver true, correct and complete copies of the Closing deliverables in Section 7.1(m) and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for the consummation of the Transactions.
(b)    The Company will timely provide to holders of the Company Share Capital or Options all advance notices required to be given to such holders in connection with this Agreement, the Merger and the other Transactions pursuant to the Charter and any applicable Contract.
(c)    Without limiting the generality of the foregoing, the Company shall take all action necessary under Applicable Law and the Charter to convene and hold a general meeting of the Shareholders (the “General Meeting”) no later than 10 days after the Agreement Date to seek and obtain the Shareholder Approval for purposes of adopting the resolutions substantially in the form of Exhibit H set forth hereto (the “Shareholder Resolutions”). Immediately following the execution of this Agreement, the Company Shall send a written notice of the General Meeting in the form of Exhibit I (the “Meeting Notice”) to the Shareholders of record as of the Agreement Date in accordance with the Charter and the Israeli Companies Law. As soon as reasonably practicable following the date that the Shareholder Approval has been obtained, the Company will deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer of the Company certifying that the Shareholder Approval has been obtained. The Company shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations promulgated thereunder) inform the Companies Registrar of the decision of the Shareholders made in the General Meeting with respect to the approval of the Merger within three days following the receipt of approval by the Shareholders; it being understood that Parent, as the sole shareholder of Merger Sub, has approved the Merger contemporaneously with the execution of this Agreement in the Parent Written Consent and Merger Sub shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations promulgated thereunder) inform the Companies Registrar of the decision of Parent with respect to the approval of the Merger within three days following the receipt of the Parent Written Consent.
(d)    Within three Business Days from the date that the Meeting Notice is sent to the Shareholders pursuant to Section 6.4(c), the Company and Merger Sub will jointly deliver and file their respective Merger Proposals with the Companies Registrar in accordance with Section 317(a) of the Israeli Companies Law (the date on which the Merger Proposals are so filed, the “Merger Proposal Filing Date”).
(e)    Each of the Company and Merger Sub shall (as applicable), subject to the Israeli Companies Law:
(i)    no later than three days after the Merger Proposal Filing Date, cause a copy of its Merger Proposal to be delivered to each of their secured creditors, if any, and inform its unsecured creditors, if any, of its Merger Proposal and the contents thereof in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder; provided that any such written communication to the Company’s creditors shall not be delivered by the Company without Parent’s prior consent (which consent shall not be unreasonable withheld, conditioned or delayed);

(ii)    promptly (but in any event no more than three Business Days) after the Company and Merger Sub have provided such notices to their respective creditors in compliance with Section 6.4(e)(i), jointly inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notices were given to their respective creditors pursuant to Section 318 of the Israeli Companies Law and the regulations promulgated thereunder; provided that any such written notice to the Companies Registrar shall be mutually agreed between the Company and Parent;
(iii)    publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, (A) in two daily Hebrew newspapers circulated in the State of Israel, on the Merger Proposal Filing Date, (B) if required under Applicable Law, (x) in one newspaper circulated outside of Israel, not later than three Business Days following the Merger Proposal Filing Date and (y) in such other manner as may be required by the Israeli Companies Law and the regulations promulgated thereunder; provided that any such written notice shall not be published by the Company without Parent’s prior consent (which consent shall not be unreasonable withheld, conditioned or delayed);
(iv)    within four Business Days from the Merger Proposal Filing Date, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) of which the Company or Merger Sub, as applicable, is aware, which notice shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in Section 6.4(e)(iii); provided that any such written communication to the Company’s “Substantial Creditors” shall not be delivered by the Company without Parent’s prior consent (which consent shall not be unreasonable withheld, conditioned or delayed); and
(v)    no later than three Business Days following the Merger Proposal Filing Date, display in a prominent place at the Company’s or the Merger Sub’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in Section 6.4(e)(iii)(A)).
(f)    The Company shall obtain the Shareholder Approval adopting the Shareholder Resolutions no later than 10 days after the Agreement Date in accordance with this Section 6.4 (including by voting in favor of the Merger and the Transactions as the proxyholder of any Shareholders who have granted the Company a valid proxy for proposes of voting in the General Meeting). The Company agrees that (i) the Board has recommended that the Shareholders vote to adopt and approve this Agreement, the Merger and the other Transactions and (ii) such recommendation of the Board will not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board or any committee thereof to withdraw or modify such recommendation in a manner adverse to Parent will be adopted or proposed.
(g)    The Company will use its reasonable best efforts to obtain a Support Agreement from each Shareholder prior to the Closing Date and an Option Acknowledgement from each holder of Qualifying Options prior to the Closing Date.
(h)    Notwithstanding anything to the contrary herein, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any federal, state or foreign statutes, rules, regulations or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that (i) Parent shall not have any obligation to litigate or contest any Actions and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or the Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets or (C) the holding separate of the shares of Company Share Capital or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Share Capital (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 6.4 shall limit the right of a party hereto to terminate this Agreement pursuant to Section 7.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 6.4.
(i)    Without limiting the generality of foregoing, as promptly as reasonably practicable after the Agreement Date, each of Parent and the Company shall, and the Company shall cause Rewire EU B.V. to, execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) with Dutch Central Bank (De Nederlandsche Bank) (the “DNB”) and, that may be reasonably required in order to obtain the authorization, approval or consent of DNB in connection with the consummation of the Merger and the other Transactions, including the authorization, approval or consent of DNB set forth on Annex C-1 (the “DNB Applications”). Each of Parent and the Company shall use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals and consents. Each of Parent and the Company shall as soon as possible provide DNB with any additional information and documentation that may be requested by DNB in connection with the DNB Applications. The Parent and the Company shall each pay an equal share of any filing fees associated with the DNB Applications (the “DNB Filing Fees”).
(j)    Without limiting the generality of foregoing, as promptly as reasonably practicable after the Agreement Date, the Company shall execute and file any application, notification (including the provision of any required information in connection therewith) with Capital Market Insurance and Saving Authority in Israel (the “CMISA”) that may be reasonably required in order to obtain the authorization, approval or consent of CMISA in connection with the consummation of the Merger and the other Transactions, including the authorization, approval or consent of CMISA set forth on Annex C-2 (the “CMISA Applications”). The Company shall consult with Parent on all the filings submitted for the CMISA Application and shall not submit any such filing without prior written consent of Parent unless failure to timely submit such filing would cause Company to be in breach of any Applicable Laws. Each party shall use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals and consents. Each party shall as soon as possible provide CMISA with any additional information and documentation that may be requested by CMISA in connection with the CMISA Applications (and together with the DNB Applications, the “Applications”).
(k)    Each of Parent and the Company shall (i) provide the other party reasonable updates on the content and the procedure of the Applications, (ii) keep the other party fully informed of the status, content and progress of discussions and communications (whether oral or in writing) with any Governmental Body and (iii) promptly inform the other party of any material communication (whether oral or in writing) with any Governmental Body, and promptly provide the other party with a copy of material written communications, or a report of material oral communications with any Governmental Body. Subject to Applicable Law relating to the exchange of information, Parent shall have the right (A) to direct all matters with any Governmental Body relating to the Transactions and (B) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by the Company to any Governmental Body; provided that, Parent shall consult with the Company and consider in good faith the views of the Company with respect to the information related to the Company that appears in any such filing, application, notification or other document. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Body with respect to any of the Transactions, then Parent shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Body with respect to any of the Transactions, then the Company shall make or cause to be made, a response in compliance with such request. The Company shall not, without the prior written consent of Parent, (A) permit any of the Company’s Representatives to participate in any meeting with any Governmental Body relating to the Transactions unless the Company consults with Parent in advance and, to the extent permitted by such Governmental Body, grants Parent the opportunity to attend the discussions at such meeting or (B) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders providing for any actions that would constitute an Antitrust Restraint; provided that the Company shall, if directed by Parent, agree to any such action that is conditioned on the consummation of the Merger.
(l)    Nothing in this Section 6.4 shall require Parent to provide the Company or its Representatives with confidential or commercially sensitive information, and such confidential or commercially sensitive information may be redacted in documents provided to the Company or its Representatives.
6.5    Corporate and Other Matters.
(a)    The Company shall ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Closing that purport to obligate the Company to issue any shares of Company Share Capital or Options or other securities under any circumstances.
(b)    The legal counsel and/or accountants of the Company in full coordination with the legal counsel of Parent have approached or shall, promptly following the execution of this Agreement, approach the ITA with an application for a ruling (the “Options Tax Ruling”) in relation to the tax treatment of Section 102 Securities and Section 3(i) Options within the scope of this Agreement to confirm, among other items, that (i) Parent and anyone acting on its behalf (including the Exchange Agent) shall not be required to withhold Israeli Taxes in relation to any consideration payable to holders of Section 102 Securities and Section 3(i) Options where such consideration is transferred to the Section 102 Trustee to be held and distributed by the Section 102 Trustee pursuant to the terms of the Options Tax Ruling, (ii) the purchase of Section 102 Shares and the payment of the Purchase Price in respect of certain Section 102 Securities hereunder shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Income Tax Ordinance) so long as the cash payable and the Parent Shares issuable are deposited with the Section 102 Trustee at least until the end of the respective holding period and (iii) that the tax withholding in respect to any portion released from the Holdback Fund, the Special Holdback Fund (if any) or the Expense Fund payable in respect of Section 102 Securities and Section 3(i) Options shall be delayed until the actual payment is received by the Section 102 Trustee, and include additional terms as are customary to include in such rulings. If the Options Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that Parent and anyone acting on its behalf (including the Exchange Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Section 102 Securities and Section 3(i) Options to the Section 102 Trustee to be held and distributed by the Section 102 Trustee, pursuant to the terms of the Options Tax Ruling (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”). Each of Parent and the Company shall, and shall cause its respective legal counsel, advisors and accountants to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain the Interim Options Tax Ruling and the Options Tax Ruling as promptly as practicable; provided that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed. For the avoidance of doubt it is clarified that the language of the Options Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of Parent or its counsel (which approval shall not be unreasonably withheld, delayed or conditioned). The Company (prior to the Closing) and the Agent (following the Closing), their respective representatives and advisors shall not make any application to, or conduct any material negotiation with, the ITA with respect to any matter relating to the subject matter of the Options Tax Ruling or the Interim Options Tax Ruling, without prior approval by Parent. Should Parent’s counsel not attend any meeting with the ITA, the counsel of Company shall provide Parent and its counsel with an update of such meeting or discussion within two Business Days of such meeting or discussion.
(c)    Prior to the Closing, and subject to the review and approval of Parent, the Company shall take all actions reasonably necessary to effect the transactions contemplated by Section 2.2 and Section 2.3 under the Option Plan, all Option agreements, any other plan or arrangement of the Company (whether written or oral, formal or informal), and any Applicable Law, including adopting all resolutions, giving all notices and taking any other actions that are reasonably necessary to effectuate Section 2.2 and Section 2.3.
6.6    Notice of Changes. The Company and Parent will promptly advise each other in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of such party contained herein untrue or inaccurate such that the conditions set forth in Section 7.1(c) or Section 7.2 (b), as applicable, would not be satisfied, (b) any breach of any covenant or obligation of such party pursuant to this Agreement or any Transaction Document such that the condition set forth in Section 7.1(d) or Section 7.2(c), as applicable, would not be satisfied, (c) any Company Material Adverse Effect or any Parent Material Adverse Effect, as applicable, (d) any notification from a third party or Governmental Body that such Person’s consent is required in connection with the Transactions or (e) solely with respect to the Company, any change, event, circumstance, condition or effect that could reasonably be expected to cause any of the conditions set forth in Section 7.1(e) or Section 7.1(f) not to be satisfied, in each case, unless prohibited by Applicable Law (including applicable stock exchange listing rules) or institutional reporting obligations. No information or knowledge obtained by Parent or the Company during the Pre-Closing Period pursuant to this Section 6.6 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.
6.7    Litigation. The Company will (a) notify Parent in writing promptly after learning of any Action initiated by or against it, or known by the Company to be threatened against any Acquired Company or the Foundation, or any of their respective directors, officers or employees or the Shareholders in their capacity as such (a “New Litigation Claim”), (b) notify Parent of ongoing material developments in any New Litigation Claim or existing litigation claim and (c) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim and existing litigation claim, if and to the extent that the Company or the Foundation otherwise has control of the conduct of such defense.
6.8    Access to Information. The Company will allow Parent and its Representatives access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of each Acquired Company, including any and all information relating to each Acquired Company’s Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement. Without limiting the generality of the foregoing, the Company will cause its senior management to meet with representatives and advisors of the Parent, upon reasonable request, to discuss plans relating to integration and the consolidation of the Company’s accounting records with Parent’s after the Closing. No information or knowledge obtained by a party hereto during the Pre-Closing Period in any investigation pursuant to this Section 6.8 or otherwise will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

6.9    Employees.
(a)    Prior to the Closing Date, the Company will (or will cause other Acquired Companies to) use commercially reasonable efforts to enter into a welcome letter, an offer letter or an employment agreement and a confidential information and assignment agreement, as applicable, with employees of the Acquired Companies who are identified by Parent. With respect to the Continuing Employees, until the one-year anniversary of the Closing or, if earlier, the date of termination of the relevant Continuing Employee, Parent shall provide, or shall cause the Company or any of their respective Subsidiaries to provide, for each such Continuing Employee, with base salary or hourly wage rate (as applicable) that is no less favorable in the aggregate to those provided to such Continuing Employee as of immediately prior to the execution of this Agreement (excluding any transaction or retention bonuses, severance, deferred compensation and equity-based compensation granted to such Continuing Employee prior to the Closing). The Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Parent or Applicable Law, whichever is earlier), the Company will terminate the employment of each of those Acquired Company employees who have declined an offer of employment with a Parent Entity or the Company prior to the Closing Date (the “Designated Employees”) or who did not receive an offer of employment with a Parent Entity (the “Terminated Employees”). The Company shall obtain a separation agreement from each of the Designated Employees and the Terminated Employees in a form reasonably satisfactory to Parent prior to the Closing and shall provide prior notice to, and pay customary severance and all other termination payments for, such Designated Employees or Terminated Employees as required pursuant to Applicable Law and/or Contracts existing as of the Agreement Date in connection with their employment with the Acquired Companies and the termination thereof, including redemption of vacation and recreation pay. The Acquired Companies shall complete and file any necessary forms and documents (including Form 161, release letter and notice of employment term) in compliance with Applicable Law and/or applicable Contracts with such employees.
(b)    The Acquired Companies will give all notices and other information required to be given (which notices and information will be in form and substance reasonably satisfactory to Parent) to the employees of each Acquired Company, any collective bargaining unit representing any group of employees of any Acquired Company, and any applicable Governmental Body under all Applicable Law in connection with the Transactions.
(c)    Effective as of the day immediately preceding the Closing Date and pending on Closing, the Company will terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, unless Parent provides written notice to the Company at least three Business Days prior to the Closing Date that such plans will not be terminated. The Company will provide Parent with evidence that such Company Employee Plan(s) and the Option Plans have been terminated (effective no later than the day immediately preceding the Closing Date and pending on Closing) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions will be subject to review and approval by Parent. The Company also will take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.
(d)    The Company will obtain and deliver to Parent an executed parachute payment waiver, in substantially the form attached hereto as Exhibit J (the “Parachute Payment Waiver”) from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Parent (but in no event less than three Business Days prior to the Closing), the Company will submit to the Shareholders for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute

“parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination will be made by the Company and will be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits will not be deemed to be Section 280G Payments, and prior to the Closing, the Company will deliver to Parent notification and documentation reasonably satisfactory to Parent (and which documentation will be subject to Parent’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of Company Share Capital was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Shareholder Approval”) or (ii) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Share Capital pursuant to this Section 6.9(d).
(e)    As promptly as practicable following the Closing Date, in accordance with Parent’s standard equity award policies, the Continuing Employees will (subject to their continued employment with Parent or an Affiliate thereof through the grant date) be awarded the aggregate number of restricted stock units granted under the Parent’s 2021 Equity Incentive Plan set forth on Schedule 6.9(e) of the Disclosure Schedule (the “Employee RSUs”) by the compensation committee of Parent’s board of directors, which Employee RSUs will be allocated as determined by Parent prior to the Closing following consultation with the Company’s management. The Employee RSUs will be subject to all of the terms and conditions set forth in the Parent Equity Plan, in the recipient’s offer letter with Parent and in a restricted stock unit agreement to be entered into between the recipients of such Employee RSUs and Parent.
(f)    The Company will cause the delivery to Parent of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Key Employee, at or prior to the 30th day following the Closing, at or prior to the Closing, in each case together with evidence of timely filing of such election statement with the appropriate IRS Center.
(g)    Nothing contained in this Section 6.9 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Continuing Employees, for any period of time following the Closing, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Parent Equity Plans, Parent employee plans, Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan, Parent Equity Plan, or Parent employee plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or Person, including any present or former employee, officer, director or individual independent contractor of the Parent or Company or any of their respective Subsidiaries (including any beneficiary or dependent of such individual).
6.10    Spreadsheet; Closing Balance Sheet.
(a)    The Company will prepare and deliver to Parent a draft of the Spreadsheet, together such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Spreadsheet, not later than ten Business Days prior to the Closing Date (based on the Company’s estimate in good faith) and a final version of the Spreadsheet to Parent not later than three Business Days prior to the Closing Date. The Company will provide to Parent, together with the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Spreadsheet, including, upon Parent’s prior written request, using its best efforts to produce written confirmation from a Financial Partner (or through such Financial Partner’s API) certifying the amount of cash held with such Financial Partner on behalf of the Company.
(b)    The Company will cause Kesselman & Kesselman to (x) review the Closing Balance Sheet prior to delivering the final Spreadsheet to Parent and (y) deliver a certification that it has conducted such review.
6.11    Necessary Actions. Each of Company and Parent will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other Transactions, to enable the Surviving Company (or Parent) to carry on the Business immediately after the Closing and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets is bound. The Company will (a) consult with Parent before seeking such consents and providing such notices, (b) provide Parent with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (c) incorporate Parent’s reasonable comments in such consent requests and notices.
6.12    Director and Officer Indemnification.
(a)    Following the consummation of the Merger, and until the seventh anniversary of the Closing Date, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and set forth on Schedule 6.12 of the Disclosure Schedule or the Charter, in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to Claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that Parent’s and the Surviving Company’s obligations under this Section 6.12 will not limit or reduce in any way its rights of recovery under Article IX. Notwithstanding anything to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party will be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy.
(b)    Prior to the Effective Time, the Company will purchase a prepaid tail insurance coverage (the “D&O Tail”) for the Company Indemnified Parties in a form reasonably satisfactory to Parent, which will provide the Company Indemnified Parties with coverage for seven years following the Closing Date in an amount not less than the existing coverage and that will have other terms not materially less favorable to the insured individual than the directors’ and officers’ Liability insurance coverage maintained by the Company as of the Agreement Date. Following the Closing, Parent will cause the Surviving Company to maintain the D&O Tail in full force and effect and continue to honor the obligations thereunder until the seventh anniversary of the Closing Date.
6.13    Tax Matters.
(a)    Each of Parent, the Agent and the Acquired Companies will cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation will include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and the Agent agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.
(b)    The Company will cause each Shareholder to further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
6.14    Financial Statements. The Company shall use its commercially reasonable efforts to: (a) upon Parent’s request, assist Parent and its Representatives in the preparation of any audited historical and pro forma financial statements of the Company that may be required in connection with Parent’s SEC reporting obligations related to this Agreement or any of the Transactions, (b) promptly furnish such information as Parent may reasonably request in connection with such financial statements or related to the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions and (c) complete, execute, acknowledge and deliver, or use its commercially reasonable efforts to cause to be completed, executed, acknowledged and delivered by the appropriate Representatives of the Company, in each case, such questionnaires and other documents, certificates and instruments as may be reasonably requested by Parent in connection with the financial statements or the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions.
6.15    Release of Claims. Effective for all purposes as of the Closing, each Shareholder (by their execution and delivery of a Support Agreement) acknowledges and agrees, on behalf of itself (or, as applicable, himself or herself) and each of its (or, as applicable, his or her) controlled Affiliates, officers, directors, employees, managers, stockholders or other representatives (in their capacity as such), and the heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns of the foregoing, but not including portfolio companies or invested entities, affiliated investments funds and limited partners or members of any Shareholder that is an investment fund, venture capital fund, angel investor or similar investment entity (each a “Releasing Party”) and solely in its, his or her capacity as a shareholder of the Company, that:
(a)    As of the Closing Date, Releasing Party (i) has no Claims (as defined below), and (ii) has not transferred or assigned, or purported to transfer or assign, any Claims, in each case, against the Company, Parent, Parent or their respective current or former Affiliates, subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, servants, stockholders, members, investors, equity holders or other representatives (including without limitation attorneys, accountants, consultants, bankers and financial advisors), successors or assigns (in each case, solely in their capacity as such, and collectively, the “Released Parties”).
(b)    Releasing Party hereby irrevocably and unconditionally releases and forever discharges the Released Parties from any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties (collectively, “Claims”) arising on or prior to the Closing Date (including for the avoidance of doubt any claims under the Charter, any agreement between the Company and Releasing Party and any agreement that purports to involve any equity interest in any Acquired Company); provided that the foregoing release shall not cover (i) the rights, remedies or Claims of such Shareholder under this Agreement or any Transaction Document, and the Transaction contemplated hereby and thereby, (ii) rights, remedies or Claims relating to any employment payment, including salary, bonuses, accrued vacation and any other employee compensation and/or benefits that are not required to be waived by the terms of this Agreement or (iii) with respect to officers or directors, any indemnification, insurance, exculpation or reimbursement rights, under the D&O Tail or under Section 6.12.
(c)    Releasing Party acknowledges and agrees that the release of Claims set forth in this Section 6.15 is intended to extend to Claims which the Releasing Party does not know or suspect to exist in his, her or its favor at the time of executing this Agreement and/or any Transaction Document. Releasing Party hereby waives and relinquishes any rights and benefits that Releasing Party may have under any statute or common law principle of any jurisdiction with respect to any such unknown Claim. Releasing Party acknowledges that it, he or she may hereafter discover facts in addition to or different from those that Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is Releasing Party’s intention to fully and finally and forever settle and release any and all Claims (other than as set forth in the proviso included in subsection (b) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.
(d)    This release is conditioned upon the consummation of the Merger, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of this Agreement in accordance with its terms.
6.16    Transfer Restrictions. During the Pre-Closing Period, each Shareholder (by their execution and delivery of a Support Agreement) agrees that such Shareholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber any Shares, or enter into any agreement or other arrangement relating thereto; provided that such Shareholder may (a) if such Shareholder is a partnership, limited liability company or corporation, upon its dissolution, distribute Shares to its partners, members, equity holders or affiliated entities (as applicable) and (b) transfer Shares upon the death of such Shareholder (each, a “Permitted Transfer”); provided, further, that any such transfer shall be permitted only if, as a condition to the effectiveness of such transfer, (x) the transferee agrees in writing to be bound by all of the terms of such Shareholders’ Support Agreement and (y) such transfer would not require the registration of such Shares pursuant to any Applicable Law or result in the Company being required to register any class of its equity securities with any Governmental Body.
6.17    Pre-Closing Actions. As soon as reasonably practicable following the execution of this Agreement, the Company shall (and shall cause the other Acquired Companies) to take the actions set forth on Schedule 6.17 of the Disclosure Schedule.
6.18    Commercial Agreements. As soon as reasonably practicable following the execution of this Agreement, the Company and Parent shall reasonably cooperate to negotiate the commercial agreements set forth on Annex D, based on Parent’s standard forms, that contain the terms and conditions set forth in Annex D.
6.19    Interim Funding. In the event Parent makes the Parent Closing Election, to the extent reasonably requested by the Company, Parent will reasonably cooperate with the Company to provide financing to fund certain operational expenses of the Company through the Closing Date under terms and subject to conditions to be mutually agreed between Parent and the Company; provided that the aggregate amount of such financing will not exceed $500,000.

ARTICLE VII
CONDITIONS PRECEDENT
7.1    Conditions Precedent to Obligations of Parent and Merger Sub to the Closing. The obligations of Parent to perform and observe the covenants, agreements and conditions hereof to be performed and observed by Parent at, or in connection with, the Closing will be subject to the satisfaction (or waiver by Parent) of the following conditions:
(a)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Body seeking any of the foregoing, and no Applicable Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, enforced that makes the consummation of the Merger illegal.
(b)    Approvals. Parent, Merger Sub and the Company shall have obtained from each Governmental Body all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other Transactions, including the approvals set forth in Annex C. All applicable waiting periods under any applicable antitrust laws, and any commitments by the parties hereto not to consummate the Merger before a certain date under a timing agreement entered into with the applicable Governmental Body (if applicable) shall, in each case and to the extent applicable, have expired or early termination of such waiting periods shall have been granted by the applicable Governmental Body, or in the case of any timing agreement, otherwise been terminated.
(c)    Accuracy of Representations and Warranties. The Company Fundamental Representations shall be true and correct in all respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The other representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects), in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).
(d)    Performance of Agreements. The Company will have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with prior to the Closing.
(e)    Litigation. There will be no pending litigation against any Acquired Company seeking (i) any injunctive relief that is material to the Acquired Companies, taken as a whole, (ii) to delay, condition or prevent the consummation of the Transactions or (iii) monetary damages in the aggregate, when combined with monetary damages sought in other pending litigation, of more than $5,000,000.
(f)    Material Adverse Effect. Since the Agreement Date, the Company will not have experienced a Company Material Adverse Effect that is continuing.
(g)    Employment Arrangements. Each Key Employee Document will remain in full force and effect, and none of the Key Employees will be unable to commence employment under his or her offer letter upon the Closing as a result of death, disability or other reason. None of the Key Employees will have notified Parent or the Company that he or she is terminating (or expressed to Parent or the Company an intention to terminate) his or her employment with the Company, or will have stated to Parent or the Company an intent to revoke, rescind, or repudiate any Key Employee Document.
(h)    Offer Letters. (i) No fewer than 95% of the employees of the Company set forth on Schedule 7.1(h)(i) of the Disclosure Schedule and (ii) no fewer than 90% of the employees of the Company set forth on Schedule 7.1(h)(ii) of the Disclosure Schedule, in each case, who are offered employment with the Surviving Company post-Closing, will have remained continuously employed with the Company through the Closing and have delivered a countersigned offer letter or welcome letter to the Company, and no action will have been taken by any such individual to rescind such offer letter or welcome letter.
(i)    Section 280G Matters. Any Contracts, plans or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code will have been submitted for approval by such number of Shareholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits will be paid or provided, pursuant to the Parachute Payment Waivers.
(j)    Consents; Amendments; Terminations. Parent will have received duly executed copies of (a) the third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 7.1(j)(a) of the Disclosure Schedule and (b) the amendments to, or termination of, the Contracts set forth in Schedule 7.1(j)(b) of the Disclosure Schedule, all in form and substance satisfactory to Parent.
(k)    Shareholder Approval. The Shareholder Approval adopting the Shareholder Resolutions will have been duly and validly obtained, as required by the Israeli Companies Law and the Charter, each as in effect on the date of such approval. The Support Agreement of each of the Persons identified on Annex B will continue to be in full force and effect. Shareholders holding at least 98% of the Company Share Capital will have executed the Support Agreement.
(l)    Statutory Waiting Period. At least 50 days shall have elapsed after the Merger Proposal Filing Date with the Companies Registrar and at least 30 days shall have elapsed after the date on which the Company obtains the Shareholder Approval.
(m)    Receipt of Other Closing Deliveries. The Company will have delivered to Parent, at or prior to the Closing:
(i)    a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the conditions set forth in Sections 7.1(c), 7.1(d) and 7.1(f) have been satisfied;
(ii)    a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying (A) the Charter in effect as of immediately prior to the Closing, (B) resolutions or written consent of the Board adopting the Company Board Approval and (C) the Shareholder Resolutions as adopted at the General Meeting;

(iii)    the Spreadsheet, completed to include all of the information specified in Article I in a form reasonably satisfactory to Parent and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;
(iv)    the written resignation of each director and officer of the Company (and, at the request of Parent, of any other Acquired Company or the Foundation) to be effective as of the Closing Date, in each case in the form attached hereto as Exhibit K;
(v)    payoff letters or similar instruments in form and substance reasonably satisfactory to Parent with respect to all Debt for borrowed money (other than the amount advanced by Super-Pharm under the Super-Pharm Agreement), which letters provide for the full payoff and discharge of all such Debt, the termination of the commitments thereunder and release of all guarantees and Liens relating to such Debt following satisfaction of the terms contained in such payoff letters; provided that this Section 7.1(m)(v) shall not apply to the Credit Facility in the event that (A) Parent delivers a written instruction to the Company no later than 30 days prior to the Closing Date instructing the Company to maintain the Credit Facility at the Closing (the “Credit Facility Instruction”) or (B) there would not be a substitute credit facility or other form of liquidity available to the Company following the termination thereof in form and amount reasonable satisfactory to Parent;
(vi)    written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges the total amount of fees and expenses that have been incurred and remain payable to such Person at the Closing and that upon payment of such amount no additional amounts will be owed to such Person by the Company;
(vii)    a Parachute Payment Waiver, executed by each Person required to execute such a waiver pursuant to Section 6.9(d);
(viii)    an extract from the Israeli Registrar of Companies, dated within three Business Days prior to the Closing Date, showing that the Company is duly registered and that all applicable fees of the Company to the Israeli Registrar of Companies have been paid through and including the Closing Date;
(ix)    a copy of the share register of the Company evidencing the transfer and ownership of all of the Shares to Parent (or its designee) certified by the Chief Executive Officer of the Company on behalf of the Company;
(x)    evidence reasonably satisfactory to Parent that each Warrant has been terminated prior to or upon the Closing;
(xi)    written acknowledgment signed by Imagen Cards Ltd. acknowledging that the Earnout Consideration (as defined under the Imagen Agreement) has been fully satisfied by the Company prior to or upon the Closing in a form reasonably satisfactory to Parent; and
(xii)    the Company has completed the actions set forth on Schedule 7.1(m) of the Disclosure Schedule to the reasonable satisfaction of Parent.
7.2    Conditions Precedent to Obligations of the Company Prior to the Closing. The obligations of the Company to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by them at, or in connection with, the Closing will be subject to the satisfaction (or waiver by the Company) of the following conditions:

(a)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Body seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced to the Merger that makes the consummation of the Merger illegal.
(b)    Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects), in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).
(c)    Performance of Agreements. Parent and Merger Sub will have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with prior to the Closing.
ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Parent and the Company;
(b)    by Parent or the Company if the Closing has not occurred on or before 11:59 p.m., Pacific Time, on February 15, 2023 (the “Termination Date”); provided that, if on the Termination Date the condition set forth in Section 7.1(b) has not been satisfied but all other conditions to closing have been satisfied or are reasonably capable of being satisfied on the Closing Date, the Termination Date shall be automatically extended up to two times, in each case, by an additional period of three months, which extended date shall thereafter be considered the Termination Date; provided, further, that if either Parent, on the one hand, or the Company or any Shareholder, on the other hand, is then in breach of this Agreement or any Transaction Document, and such breach is cause of the failure of the Closing to occur by the Termination Date, then Parent, in the case of such breach by Parent, or the Company, in the case of such breach by the Company or any Shareholder, may not terminate this Agreement pursuant to this Section 7.1(b);
(c)    by Parent if (i) there has been an inaccuracy in any representation or warranty made by the Company herein or a breach of any covenant, agreement or obligation of the Company herein, (ii) such inaccuracy or breach has not been cured within 30 days after receipt by the Company of written notice of such inaccuracy or breach and (iii) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 7.1 to be satisfied; except that no such cure period will be available or applicable to any such breach that by its nature cannot be cured;
(d)    by the Company if (i) there has been an inaccuracy in any representation or warranty made by Parent herein or a breach of any covenant, agreement or obligation of Parent herein, (ii) such inaccuracy or breach has not have been cured within 30 days after receipt by Parent of written notice of such inaccuracy or breach and (iii) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 7.2 to be satisfied; except that no such cure period will be available or applicable to any such inaccuracy or breach that by its nature cannot be cured;

(e)    by Parent if the Shareholder Approval adopting the Shareholder Resolutions has not been obtained within 20 days of the Agreement Date; or
(f)    by Parent or the Company if a court of competent jurisdiction or any other Governmental Body has issued a final and non-appealable injunction restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(f) shall have performed in all material respects its obligations under this Agreement, acted in good faith and, if binding on such party, used commercially reasonable efforts to prevent the entry of, and to remove, such injunction.
8.2    Effect of Termination. To terminate this Agreement pursuant to Section 8.1, the terminating party must give written notice to the other parties hereto. Upon delivery of written notice or following applicable cure or termination period, this Agreement will terminate and become void and have no further force or effect, and the Transactions will be abandoned without further action by the parties hereto. Notwithstanding anything to the contrary herein, Section 9.8(b), this Section 8.2 and Article X will survive indefinitely, and nothing herein will relieve any party hereto of Liability for any fraud, intentional misrepresentation or willful breach of this Agreement occurring prior to such termination.
ARTICLE IX
HOLDBACK FUND AND INDEMNIFICATION
9.1    Holdback Fund.
(a)    At the Effective Time, Parent will withhold a portion of the Consideration with a value equal to the Holdback Amount (such withheld consideration, the “Holdback Fund”). The Holdback Fund will constitute partial security for the benefit of Parent (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Indemnifying Holders under this Article IX. No portion of the Holdback Fund will be payable or issuable to the Indemnifying Holders until 11:59 p.m. Pacific Time on the date that is 15 months after the Effective Time (the “Holdback Release Date”).
(b)    Within five Business Days following the Holdback Release Date, Parent will distribute (or cause to be distributed) to each Indemnifying Holder (in accordance with Section 2.4(b)) such Indemnifying Holder’s Pro Rata Share of (i) the value of the remaining balance of the Holdback Fund as of the Holdback Release Date less (ii) that portion of the Holdback Fund that is determined, in the reasonable good faith judgment of Parent but which amount shall not exceed, in the case of a Third Party Claim, the amount claimed by such third party (if any) and reasonably expected attorney’s fees and other expenses, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Agent on or prior to the Holdback Release Date in accordance with this Article IX (the portion of the Holdback Amount described in this clause (ii), the “Disputed Amount”). Any portion of the Disputed Amount that becomes payable to the Indemnifying Holders after such disputed claims for Indemnifiable Damages have been resolved or satisfied, if any, will be distributed in accordance with Section 2.4(b).
(c)    At the Closing, if there is any pending litigation against any Acquired Company seeking monetary damages of an amount less than $5,000,000 (a “Pending Litigation”), Parent will withhold a portion of the Consideration having an aggregate value not exceeding the aggregate amount of damages claimed in such litigation (the “Special Holdback Amount” and such withheld consideration, the “Special Holdback Fund”) from the Consideration payable to each of the Special Indemnifying Holders in accordance with their respective Special Pro Rata Share. The Special Holdback Fund will constitute partial security for the benefit of Parent (on behalf of itself or any other Indemnified Person) with respect to any

Indemnifiable Damages pursuant to the indemnification obligations of the Indemnifying Holders under Section 9.2(a)(vi) solely with respect to such Pending Litigation. Within five Business Days following the final resolution of such Pending Litigation, Parent will distribute (or cause to be distributed) to each Special Indemnifying Holder (in accordance with Section 2.4(b)) such Special Indemnifying Holder’s Special Pro Rata Share of the value of the remaining balance of the Special Holdback Fund as of the date of release.
9.2    Indemnification.
(a)    Subject to the limitations set forth in this Article IX and the claim procedures set forth in Section 9.6, from and after the Closing, each Indemnifying Holder will (severally and not jointly, in accordance with its respective Pro Rata Share by virtue of the adoption of this Agreement and the approval of the Transactions by the Shareholders in the Shareholder Approval and regardless of whether or not such Indemnifying Holder has actually voted his, her or its Shares in favor of the adoption of this Agreement and the approval of the Merger) indemnify and hold harmless Parent, the Merger Sub and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and will compensate and reimburse each Indemnified Person for, any and all claims, losses, damages, Liabilities, costs and expenses, including enforcement costs but excluding punitive damages (except to the extent payable to a third party pursuant to a Third-Party Claim) and consequential damages (except to the extent payable to a third party pursuant to a Third-Party Claim or to the extent that such consequential damages are reasonably foreseeable) (collectively, “Indemnifiable Damages”), whether or not arising out of a Third-Party Claim, arising out of, resulting from or in connection with the following (each item (i)-(xii), an “Indemnifiable Matter”):
(i)    any failure of any representation or warranty made by the Company in this Agreement, other than Company Fundamental Representations, to be true and correct on the Agreement Date and as of the Closing Date, except in the case of such representations and warranties which by their terms speak only as of a specific date or dates, any failure to be true and correct on and as of such specified date or dates (this Indemnifiable Matter, a “General Representation Breach”);
(ii)    any failure of any Company Fundamental Representation made by the Company in this Agreement to be true and correct on the Agreement Date and as of the Closing Date, except in the case of Company Fundamental Representations which by their terms speak only as of a specific date or dates, any failure to be true and correct on and as of such specified date or dates;
(iii)    any breach of, or default in connection with, any of the pre-Closing covenants, agreements or obligations made by the Company in writing herein or in any other agreements expressly referred to under this Agreement;
(iv)    any inaccuracies in the Spreadsheet;
(v)    any matter set forth in Schedule 3.7 of the Disclosure Schedule or that is or would be an exception to the representations and warranties in Section 3.7 (Actions) made on the Agreement Date or on the Closing Date;
(vi)    any claims by (A) any then-current or former holder or alleged then-current or former holder of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the Transactions, this Agreement or the Transaction Documents and the allocation of the Purchase Price, (II) the amount and form of consideration payable or issuable to such holder in connection with the Transactions (including the proportion of cash and Parent Shares allocated to such holder) other than as specifically set forth on the Spreadsheet or (III) such Person’s status or alleged status as a holder of equity interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any equity interest of Parent or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet, (C) any Person with respect to any Option Plan or any other plan, policy or Contract providing for compensation to any Person in the form of equity interests or (D) any Designated Employee or Terminated Employee, arising out of, resulting from or in connection with such person’s employment relationship with the Acquired Companies;
(vii)    any Working Capital Shortfall not included in the calculation of the Purchase Price;
(viii)    any Pre-Closing Taxes not included in the calculation of the Purchase Price;
(ix)    any Liability for any obligation to provide indemnification or exculpation of Persons serving as directors and officers of the Company prior to the Closing to the extent not covered by the D&O Tail;
(x)    any Fraud by or on behalf of any Acquired Company;
(xi)    any of the matters set forth in Schedule 9.2(a)(xi) of the Disclosure Schedule; and
(xii)    Defense Costs of any Third-Party Claim.
(b)    From and after the Closing, each Indemnifying Holder shall (severally and not jointly) indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages, in each case, to the extent arising out of or resulting from or in connection with:
(i)    any failure of any representation or warranty made by such Indemnifying Holder in this Agreement, the Support Agreement or any other Transaction Document to which such Indemnifying Holder is a party to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)    any failure of any certification, representation or warranty made by such Indemnifying Holder in any certificate required to be delivered to Parent pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Parent;
(iii)    any breach of, or default in connection with, any of the covenants, agreements or obligations made by such Indemnifying Holder in this Agreement, its Support Agreement or in any other Transaction Document to which such Indemnifying Holder is a party; and
(iv)    any withholding Taxes required to be deducted from payments made to such Indemnifying Holder pursuant to this Agreement and not otherwise withheld.
(c)    Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Company Material Adverse Effect” (other than with respect to the reference to the defined term “Company Material Adverse Effect” in Section 3.6(a)) in any representation, warranty, covenant, agreement or obligation will not be taken into account in determining whether an inaccuracy of such representation or warranty, or a breach of such covenant, agreement or obligation exists, and will not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.
(d)    The rights of the Indemnified Persons to indemnification, compensation or reimbursement, payment of Indemnifiable Damages or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Indemnifiable Damages, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification, compensation or reimbursement hereunder.
(e)    Notwithstanding anything to the contrary contained herein, (i) no Indemnifying Holder will have any right of indemnification, contribution or right of advancement from any Indemnified Person with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company or the Surviving Company with respect to any indemnification of an Indemnified Person by reason of any Indemnifiable Matter and (ii) if an Indemnified Person’s claim under this Article IX may be properly characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person will have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article IX (for the avoidance of doubt, once such Indemnified Person has fully recovered the Indemnifiable Damages demanded under such claim, such Indemnified Person shall not be entitled to recover against the same claim under a different categorization).
(f)    Subject to Section 9.3, to the extent any Indemnifying Holder who has any liability to an Indemnified Person pursuant to this Article IX holds any Parent Shares, Parent may in its discretion satisfy such liability by imposing stop transfer restrictions on any such Parent Shares, and canceling such Parent Shares, with each such cancelled Parent Share being valued at the Parent Stock Price; provided that each Indemnifying Holder may elect to satisfy such liability in cash by delivering a cash payment within 10 Business Days of a demand by Parent.
9.3    Certain Limitations.
(a)    Subject in each case to Section 9.4:
(i)    no Indemnified Person may make a claim for Indemnifiable Damages arising out of, resulting from or in connection with any General Representation Breaches unless and until the Indemnified Persons have delivered one or more Claim Certificates describing more than $400,000 in aggregate Indemnifiable Damages (the “Basket”), after which an Indemnified Person may make claims for Indemnifiable Damages for all General Representation Breaches (including the amount of the Basket);
(ii)    no Indemnified Person may make a claim for Indemnifiable Damages arising out of, resulting from or in connection with any General Representation Breaches unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages from any particular General Representation Breach (or series of related General Representation Breaches) exceeds $25,000 (the “Per Claim Threshold”), and such Indemnifiable Damages below the Per Claim Threshold shall not be counted toward the Basket;
(iii)    the Indemnifying Holders’ aggregate indemnification obligations with respect to General Representation Breaches will be capped at $12,000,000;
(iv)    (A) for Indemnifiable Damages arising out of, resulting from or in connection with the Indemnifiable Matters set forth under Section 9.2(a), the Indemnified Persons will satisfy all such Indemnifiable Damages first, unless the value of the Holdback Fund has been reduced to zero prior to such time, by reducing the value of the Holdback Fund until the value of the Holdback Fund is zero and next, directly from each Indemnifying Holder in accordance with such Indemnifying Holder’s Pro Rata Share and (B) for Indemnifiable Damages arising out of, resulting from or in connection with the matters set forth under Section 9.2(b) related to any Indemnifying Holder the Indemnified Persons may, in their sole direction, satisfy any such Indemnifiable Damages from such Indemnifying Holder’s Pro Rata Share of the Holdback Fund, and in the event the value of such Pro Rata Share of the Holdback Fund has been reduced to zero prior to such time, directly from such Indemnifying Holder;
(v)    each Indemnifying Holder’s total indemnification obligations under this Article IX will be capped at the value of the Consideration actually received by such Indemnifying Holder (with each Parent Share being valued at the Parent Stock Price) on a gross basis and not net of taxes; and
(vi)    from and after the Closing, the indemnification provisions of this Article IX will be the sole and exclusive remedy of the Indemnified Persons against an Indemnifying Holder for any money damages arising from a breach of this Agreement and all other Transaction Documents entered into between Parent, on the one hand, and an Indemnifying Holder, on the other hand, except for any breach under (x) any agreement entered into between Parent or a Parent Entity and any Continuing Employee (in his or her capacity as a Continuing Employee) and (y) any commercial agreement or financing agreement entered into between Parent and the Company.
(b)    Each Indemnifying Holder shall be responsible and liable for Indemnifiable Damages arising out of, resulting from or in connection with the matters set forth under Section 9.2(b) solely with respect to such Indemnifying Holder.
(c)    All Indemnifiable Damages shall be calculated net of the amount recovered under any existing insurance, third-party warranty, third-party indemnity or contribution provisions to the extent actually received by the Indemnified Person in respect of such Indemnifiable Damages (net of the Taxes, cost and expense of obtaining any such benefits, proceeds, payments or reimbursements and any premium, deductible, retention amount or other cost increases resulting therefrom). If, prior to the Holdback Release Date, any such amount recovered with respect to certain Indemnifiable Damages is actually received by an Indemnified Person which has not previously reduced the amount of such Indemnifiable Damages paid to such Indemnified Person pursuant to this Article IX, the Indemnified Person shall, within five (5) Business Days after receipt of such recovered amount, pay such amount (net of the Taxes, cost and expense of obtaining any such benefits, proceeds, payments or reimbursements and any premium, deductible, retention amount or other cost increases resulting therefrom) to the Holdback Fund or the applicable Indemnifying Holders. Nothing set forth in this Section 9.3(c) shall be deemed to require or obligate any Indemnified Person to seek or continue to pursue recovery under any insurance policy, third party warranty or third-party indemnification or contribution with respect to any amount of Indemnifiable Damages.

(d)    Parent acknowledges that the laws of the State of Delaware provide for a duty to mitigate damages, with which Parent will comply to the extent applicable.
(e)    For the avoidance of doubt, no Indemnifying Holder shall be subject to any indemnification liability under any other Transaction Document to which such Indemnifying Holder is not a party (either directly or by a joinder) except for damages that would constitute Indemnifiable Damages pursuant to Section 9.2(a) or Section 9.2(b).
9.4    Fraud. Notwithstanding anything to the contrary in this Agreement, there will be no limitation on the Liability of any Indemnifying Holder who commits Fraud, or has actual knowledge at the Closing of any Fraud committed by or on behalf of any Acquired Company.
9.5    Survival Periods. If the Merger is consummated, the following survival periods will apply (each, a “Survival Period”):
(a)    the representations and warranties of the Company contained in this Agreement will survive the Effective Time and remain in full force and effect until 11:59 p.m. Pacific Time on the Holdback Release Date; except that (i) the Company Fundamental Representations (other than Section 3.12 (Taxes)) will survive until the later of (A) expiration of the applicable statute of limitations or (B) 36 months following the Closing Date and (ii) Section 3.12 (Taxes) will survive until the later of (A) expiration of the applicable statute of limitations or (B) six years following the Closing Date; provided that nothing in this Section 9.5(a) will limit any Liability for Fraud or intentional misrepresentation;
(b)    the Indemnifying Holders’ obligations for all other Indemnifiable Matters (other than for Pre-Closing Taxes and Fraud or intentional misrepresentation) will survive until the expiration of the applicable statute of limitations; except that the Survival Periods for Indemnifiable Matters relating to (i) Pre-Closing Taxes will be 60 days following the expiration of the applicable statute of limitations and (ii) Fraud or intentional misrepresentation will not be limited and claims related to Fraud or intentional misrepresentation shall survive indefinitely; and
(c)    the representations, warranties and covenants of Parent contained in this Agreement and the other Transaction Documents will expire and be of no further force or effect as of the Effective Time; except for (i) covenants to be performed after the Effective Time, which will survive until performed and (ii) Sections 5.2(a) to 5.2(c), which will survive until all Parent Shares as part of the Consideration are actually issued in accordance with Section 2.4(a).
9.6    Claims.
(a)    Except as otherwise set forth in this Section 9.6, the period during which claims may be made by any Indemnified Person in respect of any Indemnifiable Matter shall end as of the expiration of the applicable Survival Period (the “Claims Period”).
(b)    During the Claims Period, Parent may deliver to the Agent one or more certificates signed by any officer of Parent (each, a “Claim Certificate”):
(i)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Parent or its Subsidiaries, that could give rise to Indemnifiable Damages) (provided, for the avoidance of doubt, that Indemnifiable Damages that may be incurred, paid, reserved or accrued shall only be actually indemnifiable hereunder, if and when such Indemnifiable Damages are actually suffered, incurred, sustained or paid);

(ii)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Parent in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)    specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(c)    Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Parent as of the date thereof, (ii) will not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Parent by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto will remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period will affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Agent or the Indemnifying Holders are materially prejudiced thereby.
9.7    Resolution of Claims.
(a)    If the Agent accepts, by written notice to Parent, or does not contest any claim or claims by Parent made in any Claim Certificate within the 20-Business Day period following receipt of the Claim Certificate, then the Indemnifying Holders will be liable for the entire amount set forth on such Claim Certificate. In such event, Parent shall be entitled to recover such entire amount in accordance with Section 9.3.
(b)    If the Agent objects in writing to any claim or claims by Parent made in any Claim Certificate within the 20-Business Day period set forth in Section 9.7(a), Parent and the Agent will attempt in good faith for 45 days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Agent so agree, then the Indemnifying Holders will be liable for such agreed amount. In such event, Parent shall be entitled to recover such agreed amount in accordance with Section 9.3.
(c)    If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 9.7(b), but in any event upon the expiration of such 45-day period, either Parent or the Agent may elect to resolve such claim pursuant to Section 10.6.
9.8    Agent.
(a)    At the Closing, by virtue of the approval of the Merger and this Agreement by the Indemnifying Holders and without any further action of any of the Indemnifying Holders or the Company, Fortis Advisors LLC, a Delaware limited liability company, will be constituted and appointed as the Agent and as the true and lawful attorney-in-fact and exclusive agent of the Indemnifying Holders (including the Special Indemnifying Holders) under this Agreement, including with the power and authority on behalf of the Indemnifying Holders to: (i) execute, as the Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other Transaction Document, for and on behalf of any Indemnifying Holders, to or from Parent (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this

Agreement or by such other Transaction Document (except to the extent that this Agreement expressly contemplates that any such notice or communication will be given or received by each Indemnifying Holder individually), (iii) review, negotiate and agree to and authorize Parent to reduce the value of the Holdback Fund and the Special Holdback Fund (if any) in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article IX, (iv) object to such claims pursuant to Section 9.7, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Holder or necessary in the judgment of the Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Holders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Holders (other than with respect to the payment and issuance of the Consideration as applicable) in accordance with the terms hereof and in the manner provided herein, or (viii) take or refrain from taking all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing or otherwise relating to the subject matter of this Agreement, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Agent shall have no obligation to act on behalf of the Indemnifying Holders, except as expressly provided herein and in the Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Parent, Merger Sub and their respective Affiliates (including after the Closing, the Company) will be entitled to rely on the appointment of Fortis Advisors LLC as the Agent and treat such Agent as the duly appointed attorney-in-fact of each Indemnifying Holder and as having the duties, power and authority provided for in this Section 9.8. The Indemnifying Holders and their successors will be bound by all actions taken and documents executed by the Agent after the Closing under this Agreement or the Agent Engagement Agreement, and Parent and other Indemnified Persons will be entitled to rely exclusively on any action or decision of the Agent. All defenses which may be available to any Indemnifying Holder to contest, negate or disaffirm the action of the Agent taken in good faith under this Agreement or the Agent Engagement Agreement are waived. The powers, immunities and rights to indemnification granted to the Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Holder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Indemnifying Holder of the whole or any fraction of his, her or its interest in the Holdback Fund or other amount. The Person serving as the Agent may be replaced from time to time, or if such Person resigns from its position as the Agent, then a successor will be appointed, by the Indemnifying Holders with a collective Pro Rata Share exceeding 50%. The Person serving as the Agent may resign upon not less than 14 days’ prior written notice to Parent and the Advisory Group.
(b)    Certain Indemnifying Holders have entered into an engagement agreement (the “Agent Engagement Agreement”) with the Agent to provide direction to the Agent in connection with its services under this Agreement and the Agent Engagement Agreement (such Indemnifying Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Agent Group”) will be liable to any Indemnifying Holder for any act done or omitted hereunder as the Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith) or otherwise in connection with the acceptance or administration of the Agent’s responsibilities hereunder or under the Agent Engagement Agreement, except and only to the extent such act or omission constitutes gross negligence or willful misconduct. The Indemnifying Holders will severally but not jointly indemnify and defend the Agent Group and hold the Agent Group harmless against any loss, Liability, damage, claim, penalty, fine, forfeiture, action, fee, cost, expense, judgment or amount paid in settlement (collectively, the “Agent Expenses”) incurred without gross negligence, willful misconduct or bad faith on the part of the Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder or under the Agent Engagement Agreement, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Agent. Agent Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Holdback Fund or other amount otherwise distributable to the Indemnifying Holders at the time of distribution, and third, directly from the Indemnifying Holders. In no event will the Agent be required to advance or risk its own funds on behalf of the Indemnifying Holders or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Agent shall not be required to take any action unless the Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Agent against the costs, expenses and liabilities which may be incurred by the Agent in performing such actions. The Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Holder or other party. The Indemnifying Holders acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Agent or any member of the Advisory Group and the Closing and/or the termination of this Agreement.
(c)    After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Agent that is within the scope of the Agent’s authority under Section 9.8(a) will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Holders and will be final, binding and conclusive upon each such Indemnifying Holder, and each Indemnified Person will be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Holder. Parent, Merger Sub, the Indemnified Persons and the Surviving Company are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Agent.
(d)    Upon the Closing, Parent shall withhold a portion of the Consideration equal to the value of $200,000 (the “Expense Fund Amount”) and wire to the Agent the Expense Fund Amount in cash. The Expense Fund Amount shall be held by the Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Agent for any Agent Expenses incurred pursuant to this Agreement or any Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Indemnifying Holders will not receive any interest on the Expense Fund and assign to the Agent any such interest. Subject to Advisory Group approval, the Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnifying Holders. As soon as reasonably determined by the Agent that the Expense Fund is no longer required to be withheld, the Agent shall distribute the remaining Expense Fund (if any) to the Exchange Agent for further distribution to the Indemnifying Holders pursuant to Section 2.4(b).

9.9    Third-Party Claims.
(a)    Control of Third-Party Claims. In the event that Parent becomes aware of a Third-Party Claim, Parent shall have the right in its sole discretion to determine and conduct the defense of and to settle or resolve such Third-Party Claim, including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof. The Agent and its authorized Representatives may participate in such defense or other action related to such Third-Party Claim only upon Parent’s prior written consent (which Parent may withhold or condition in its sole discretion); provided that Indemnifying Holders will bear all costs and expenses related to any such participation; provided, further, that the Agent shall have the right to receive copies of all material pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Agent of Parent’s (and, if required, such third party’s) standard non-disclosure agreement.
(b)    Settlement Costs. If the Agent (i) consents to the amount of any proposed payment to one or more third parties to settle or resolve a Third-Party Claim (the aggregate amount of any such payments or agreements, a “Settlement Amount”) (it being understood and agreed that the Agent will be deemed to have consented to such Settlement Amount if the Agent does not object to such Settlement Amount in writing within 20 days after Parent’s written request for such consent) or (ii) unreasonably withholds, conditions or delays such consent, then the Settlement Amount shall constitute Indemnifiable Damages for which the Indemnified Persons shall be indemnified to the extent an indemnification claim therefor is made under this Article IX, and, in each case, neither the Agent nor any Indemnifying Holder shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Holdback Fund, the Special Holdback Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Settlement Amount. If the Agent has not consented to such Settlement Amount and such consent was not either (i) unreasonably withheld, conditioned or delayed or (ii) deemed given for failure to object within 20 days after a written request therefor, then the Indemnified Person is entitled to recover against such Settlement Amount under this Article IX but such Settlement Amount will not be determinative of the amount of Indemnifiable Damages the Indemnified Person is entitled to recover under this Article IX.
9.10    Treatment of Indemnification Payments. Parent, Agent and the Indemnifying Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes to the maximum extent permitted by Applicable Law.
ARTICLE X
MISCELLANEOUS
10.1    Expenses. Except as otherwise set forth herein, whether or not the Merger is consummated, each party will pay its own expenses.
10.2    Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice; provided that with respect to notices delivered to the Agent, such notices must be delivered solely via email. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent; provided that the sender of such email does not receive a written notification of delivery failure, or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. After the Closing, notice given to the Agent will constitute notice given to each Shareholder.

TO PARENT AND MERGER SUB (AND FOLLOWING THE CLOSING, THE COMPANY):

Remitly Global, Inc. 1111 Third Avenue, Suite 2100 Seattle, WA 98101 Attention: General Counsel, Legal Department Email: legal@remitly.com with a copy to:

Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Bomi Lee Chris Gorman Email: bomi.lee@fenwick.com cgorman@fenwick.com

TO THE COMPANY (PRIOR TO THE CLOSING):

Rewire (O.S.G) Research and Development Ltd. Levinstein Tower, 23 Begin Rd. Tel Aviv 6618356, Israel Attention: Guy Kashtan, CEO Email: guy@rewire.to with a copy to:

Pearl Cohen Zedek Latzer Baratz 121 Menachem Begin Rd. (Azrieli Sarona Tower, 53rd Floor) Tel-Aviv 6701203, Israel Attention: Lior Baruch, Adv. Email: LBaruch@PearlCohen.com

TO AGENT:

Fortis Advisors LLC Attention: Notices Department (Project Ramon) Email: notices@fortisrep.com
10.3    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.
10.4    Entire Agreement. This Agreement (including the Disclosure Schedule and all other exhibits and schedules hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof, except that nothing herein will supersede any provision of any offer letter, confidential information and assignment agreement or other employment agreement between Parent and any Continuing Employee.
10.5    Assignment; Parties in Interest. This Agreement will not be assigned by operation of law or otherwise, and any such assignment will be null and void, except that any or all rights and obligations of Parent and Merger Sub may be assigned to one or more wholly owned Subsidiaries of Parent, so long as such assignment does not relieve Parent and Merger Sub of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except that (x) Article II is intended to benefit the Company Securityholders who are entitled to receive Consideration pursuant to the terms thereof, (y) Article IX is intended to benefit the Indemnified Persons and (z) Section 6.12 is intended to benefit the Company Indemnified Parties).
10.6    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.2. Each of the parties hereto irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Notwithstanding anything to the contrary herein, all matters relating to the procedural mechanics of the Merger in the State of Israel will be governed by Israeli Companies Law.
(b)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that

(i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.6(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.6(b) shall not be required to provide any bond or other security in connection with any such Order.
(c)    EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.6.
10.7    Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference will be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person and (vi) references from or through any date will mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. Except as provided herein, when determining any value under this Agreement, currencies other than United States Dollars shall be converted into United States Dollars at the closing rate published on finance.yahoo.com as of the date of such determination; provided that any value used to calculate the Purchase Price will be converted into United States Dollars at the closing rate published on finance.yahoo.com as of the fourth Business Day immediately preceding the Closing Date. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase will not mean simply “if.” All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.”
10.8    Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which will be deemed to be an original but all of which together will constitute one and the same agreement. No counterpart will be effective unless and until each party has executed at least one counterpart.
10.9    Amendment. This Agreement may be amended, modified, or supplemented at any time, but only pursuant to an instrument in writing signed by Parent and (a) prior to the Closing, the Company and the Shareholders holding a majority of the outstanding Company Ordinary Shares and Company Preferred Shares (together on an as-converted basis); provided, however, that any amendment effected subsequent to the Shareholder Approval will be subject to any restrictions contained in the Israeli Companies Law or (b) following the Closing, the Surviving Company and the Agent, and any such amendment will be binding on all parties hereto and the Shareholders; provided, however in all cases that such amendment or waiver applies in an equal manner to all Shareholders.
10.10    Waiver. Parent may (a) extend the time for the performance of any obligation of the Company or the Agent under this Agreement or any other Transaction Document, (b) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement or any other Transaction Document (which waiver will not in any manner affect the rights of the Indemnified Persons under Article IX) or (c) waive compliance by the Company or the Agent with any agreement or condition contained in this Agreement or any other Transaction Document (which waiver will not in any manner affect the rights of the Indemnified Persons under Article IX). The Agent (if after the Closing) or the Company (if prior to the Closing) may (i) extend the time for the performance of any obligation of Parent or Merger Sub under this Agreement or any other Transaction Document, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained in this Agreement or any other Transaction Document or (iii) waive compliance by Parent or Merger Sub with any agreement or condition contained in this Agreement or any other Transaction Document. Any extension or waiver contemplated in this Section 10.10 will be valid only if set forth in an instrument in writing signed by Parent or the Agent (or, prior to the Closing, the Company), as applicable, and will apply only as set forth in such instrument and will not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Agent (or, prior to the Closing, the Company) will be binding on the Company, each Shareholder and the Agent.
10.11    Attorney Client Privilege. Following the Closing, as to all communications between Pearl Cohen Zedek Latzer Baratz, on the one hand, and the Company and Shareholders, on the other hand, that have occurred prior to the Closing and relate in any way to the Transactions (the “Company Communications”), the attorney-client privilege and the exception of client confidence (such privilege and exception, the “Company Privilege”) belongs solely to Parent and may be controlled only by Parent, including in any dispute between Parent, the Company, the Shareholders and their respective Affiliates, on the one hand, and any third party on the other hand. Notwithstanding the previous sentence, Parent, on behalf of itself and its Affiliates (including the Surviving Company and its Affiliates) agrees, solely with respect to any claim for indemnification made by or on behalf of Indemnified Persons under Article IX, not to invoke the Company Privilege and that none of Parent, the Surviving Company or any of their Affiliates shall disclose (nor shall any Indemnifying Holder or any of its Affiliates be required to disclose) any such Company Communications in any Action in support of a claim by any of them against the Agent, any Indemnifying Holder or any of their Affiliates (unless such Company Communication is no longer subject to attorney-client privilege for reasons other than the actions of Parent, the Surviving Company or any of their Affiliates); provided that the foregoing shall not apply to any claim of an Indemnified Person based on Fraud.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

REMITLY GLOBAL, INC.

By:	/s/ Joshua Hug

Name:	Joshua Hug

Its:	Chief Operating Officer

RAMON MERGER SUB LTD.

By:	/s/ Joshua Hug

Name:	Joshua Hug

Its:	Director
[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

Rewire (O.S.G) Research and Development Ltd.

By:	/s/ Guy Kashtan

Name:	Guy Kashtan

Its:	Co-Founder and CEO

FORTIS ADVISORS LLC, solely in its capacity as the Agent

By:	/s/ Ryan Simkin

Name:	Ryan Simkin

Its:	Managing Director
[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex A
Key Employees
[Intentionally Omitted]

Annex B
Consenting Shareholders
[Intentionally Omitted]

Annex C
Regulatory Conditions
[Intentionally Omitted]

Annex D
Key Terms of Commercial Agreements
[Intentionally Omitted]

Exhibit A
Company Merger Proposal
[Intentionally Omitted]

Exhibit B
Merger Sub Merger Proposal
[Intentionally Omitted]

Exhibit C
Form of Support Agreement
[Intentionally Omitted]

Exhibit D
Form of Spreadsheet
[Intentionally Omitted]

Exhibit E
Form of Amended Articles
[Intentionally Omitted]

Exhibit F
Form of Option Acknowledgement
[Intentionally Omitted]

Exhibit G
Form of Non-Israeli Residence Declaration
[Intentionally Omitted]

Exhibit H
Form of Shareholder Resolutions
[Intentionally Omitted]

Exhibit I
Form of Meeting Notice
[Intentionally Omitted]

Exhibit J
Form of Parachute Payment Waiver
[Intentionally Omitted]

Exhibit K
Form of Resignation Letter
[Intentionally Omitted]